Exhibit 4.4

MDA SPACE

# NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on May 8, 2025

- and -

# MANAGEMENT INFORMATION CIRCULAR

Dated: March 30, 2025

TABLE OF CONTENTS

Letter to Shareholders from the Chair of the Board and the Chief Executive Officer	1

Notice of Annual General Meeting of Shareholders to be Held on May 8, 2025	3

Management Information Circular	5

Voting Information	6

Solicitation of Proxies	6

Non-Registered Shareholders	6

Voting and Asking Questions at the Meeting	7

Registered Shareholders	8

Voting and Discretion of Proxies	11

Voting Shares and Principal Holders Thereof	11

Particulars of Matters to be Acted Upon	12

Financial Statements	12

Election of our Board of Directors	12

Appointment and Remuneration of Auditor	26

Advisory Vote on Executive Compensation (Say-On-Pay Vote)	26

Other Business	26

Interest of Certain Persons or Companies in Matters to be Acted Upon	27

Interest of Informed Persons in Material Transactions	27

Corporate Governance Disclosure	27

Governance Highlights	27

Director Independence	31

Board Responsibilities	32

Board Meetings	32

Position Descriptions	32

Orientation and Continuing Education	32

Ethical Business Conduct	33

Nomination of Directors	34

MDA SPACE MANAGEMENT INFORMATION CIRCULAR I

Committees of the Board of Directors	34

Board Assessment	36

Director Term Limits and Other Mechanisms of Board Renewal	37

Succession Planning	37

Environmental, Social and Governance (“ESG”)	37

Environmental	38

Social	38

Diversity	38

Health and Safety (H&S)	39

Cybersecurity	39

Governance	39

Shareholder Engagement	40

Strategic Management Oversight	41

Risk Oversight	41

Letter to Shareholders from Chair of Human Resources, Development & Compensation Committee	42

Executive Compensation	44

Compensation Discussion and Analysis	44

Pay Policies and Practices	48

Compensation-Setting Process	49

Components of Compensation	52

Benefit Plans	61

Performance Graph	62

Summary Compensation Table	63

Employment Agreements	65

Outstanding Option-Based Awards and Share-Based Awards	68

Incentive Plan Awards – Value Vested or Earned During the Year	69

Burn Rate	70

Pension Plan Benefits	70

Termination and Change of Control Benefits	71

Director Compensation	73

General	73

MDA SPACE MANAGEMENT INFORMATION CIRCULAR II

Director Compensation Table	73

Outstanding Option-Based and Share-Based Awards	74

Incentive Plan Awards – Value Vested or Earned During the Year	75

Director Share Ownership Guidelines	75

Directors’ and Officers’ Liability Insurance	76

Securities Authorized for Issuance Under Equity Incentive Plans	76

Omnibus Plan	77

Employee Trust	82

Indebtedness of Directors and Executive Officers	82

Additional Information	83

Approval of Directors	84

Appendix A Charter of the Board of Directors	A-1

MDA SPACE MANAGEMENT INFORMATION CIRCULAR III

Letter to Shareholders from the Chair of the Board and the Chief Executive Officer

Dear Shareholders,

On behalf of the board and management team at MDA Space, we are pleased to invite you to attend our annual general meeting of shareholders, which will be held virtually on May 8, 2025 at 11:00 am (Toronto time). Your vote and your voice matter, and we encourage all of our shareholders to participate.

The Notice of the Annual General Meeting of Shareholders, Management Information Circular, and related materials are enclosed. These documents outline and describe the business to be conducted at the meeting, our approach to executive compensation and our governance practices. Information about the meeting is also available on our Investor Relations website at https://mda-en.investorroom.com/annual-reports.

2024 was a remarkable year for MDA Space as we began to see meaningful impact of our long-term strategic plan to pivot the business into the commercial global space market, and made meaningful progress against our growth plan, both financially and operationally. Investments in our next generation commercial product lines and manufacturing capacity at key facilities in Brampton and Montreal further reinforced our ability to meet growing customer demand in the rapidly expanding global space industry.

Financially, revenues grew to $1,080.1 million, up 33.7% year over year, and Adjusted EBITDA grew to $217.1 million, up 24.6% over the prior year1 while Adjusted EBITDA Margin of 20.1% remained at a very healthy level.2 Backlog at year-end stood at $4.4 billion, up 41.6% compared to December 31, 2023. We ended the year with strong market momentum and we remain focused on executing our strategy and growing our book of business.

Operationally, we achieved multiple milestones across all of our business areas, including:

•	The award of an approximately $1 billion contract by the Canadian Space Agency (the “CSA”) for the Phase C (final design) and Phase D (construction, system assembly, integration and test) of the full robotics system of the Canadarm3 program. Canadarm3 will be used aboard Gateway, a multinational collaboration led by NASA to establish a space station in lunar orbit to support human and robotic missions to the surface of the Moon – a key element of the Artemis program.

•	The introduction of MDA AURORA™, a new leading-edge software-defined digital satellite product, and the commencement of construction on a 185,000 square foot expansion at our satellite production facility in Sainte-Anne-de-Bellevue, Quebec, which will be the world’s largest high-volume manufacturing facility in its class once completed. MDA AURORA™ is designed to meet the changing and highly competitive technical and business requirements of the satellite industry. The fully integrated MDA AURORA™ provides operators with unparalleled flexibility and functionality as these software-defined beam-forming satellites provide a new level of performance and efficiency, dramatically enhancing constellation performance while reducing production costs and time to market.

•	The introduction of MDA SKYMAKER™, a new suite of space robotics to meet the diverse needs of our customers’ most ambitious missions. MDA SKYMAKER™ is derived from Canadarm technology and provides innovative space companies with solutions based on the world’s most flight-proven space robotics solutions and services, supporting a diverse range of missions including lunar surface rovers and landers, space stations, satellite servicing in all orbits, and in-space assembly and manufacturing.

In 2024, we achieved multiple milestones on MDA CHORUSTM, our next-generation Earth observation constellation, including successfully completing the critical design review for the payload and all unit levels, completing the

[1]	Adjusted EBITDA of $217.1 million in 2024 up 24.6% year over year compared to adjusted EBITDA of $174.2 million in 2023.
[2]	Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not calculated in accordance with IFRS. For a reconciliation to the most directly comparable measure calculated in accordance with IFRS, see the section entitled “Reconciliation of Non-IFRS Measures” in MDA Space’s latest Management Discussion and Analysis available on SEDAR+ at www.sedarplus.ca, which is hereby incorporated by reference.

MDA MANAGEMENT INFORMATION CIRCULAR 1

deployment test of the engineering model Synthetic Aperture Radar (“SAR”) antenna deployment structure, and conducting multiple ground segment operations demonstrations. We are seeing strong interest in MDA CHORUSTM from both existing and prospective new end-users for data and services. Our momentum continues in 2025 with the award of a contract with Globalstar Inc. (“Globalstar”) of approximately $1.1 billion to be the prime contractor for the satellite operator’s next generation low Earth orbit (“LEO”) constellation. As part of the definitive contract for the full LEO constellation, MDA Space will manufacture more than 50 MDA AURORA™ software-defined digital satellites for Globalstar.

These achievements were supported by a significant increase in hiring, with over 950 employees joining MDA Space in 2024. We want to express our heartfelt gratitude to the more than 3,400 MDA Space colleagues who have contributed to our mission to build the space between proven and possible. Day after day, these talented and hard-working individuals are delivering on customer commitments, developing world-leading new innovations, and leveraging our competitive strengths across the entire business.

Lastly, we also want to extend our sincerest thanks to our shareholders for your ongoing and continued support. As a result of our 12-month stock price performance in 2024, we were proud to end the year as one of the top five best performing stocks on the S&P/TSX Composite Index, based on share price appreciation percentage throughout the fiscal year. We look forward to updating you on our progress at the Annual General Meeting, and we look forward to another year of working together to build the space between the proven and the possible.

Sincerely,

“Brendan Paddick”	“Michael Greenley”

Brendan Paddick	Michael Greenley

Chair of the Board	Chief Executive Officer

MDA MANAGEMENT INFORMATION CIRCULAR 2

MDA space LTD.

Notice of Annual General Meeting of Shareholders to be Held on May 8, 2025

NOTICE IS HEREBY GIVEN that an annual general meeting (the “Meeting”) of the shareholders of MDA Space Ltd. (“MDA Space” or the “Company”) will be held virtually via live audio webcast at https://virtual-meetings.tsxtrust.com/1762 on May 8, 2025 at 11:00 am (Toronto time), for the following purposes, as more particularly described in the accompanying management information circular (the “Circular”):

1.	to receive and consider the financial statements for the fiscal year ended December 31, 2024 (“Fiscal 2024”) and the auditor’s report thereon;

2.	to elect the directors of MDA Space for the ensuing year;

3.	to appoint an auditor for the ensuing year and to authorize the directors to fix the auditor’s remuneration;

4.	to consider and, if deemed advisable, approve a non-binding advisory resolution on MDA Space’s approach to executive compensation disclosed herein; and

5.	to transact such further and other business as may properly be brought before the Meeting or any adjournment thereof.

The nature of the business to be transacted at the Meeting is described in further detail in the Circular. The Circular is deemed to form part of this notice of meeting. Please read the Circular carefully before you vote on the matters being transacted at the Meeting.

Holders of common shares registered on the books of MDA Space at the close of business on March 28, 2025 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting.

The Company is using “notice-and-access” to deliver meeting materials, including the Circular and the form of proxy or the voting instruction form, as applicable. This means that instead of receiving paper copies of the meeting materials, shareholders will be able to access and review the meeting materials electronically. You will also find below information on how to request paper copies of these meeting materials if you prefer. Management believes that the principal benefit of using the notice-and-access system is that it is more environmentally friendly and cost-effective because it reduces paper use and the cost of printing and mailing the meeting materials to shareholders. The Company will send to shareholders of record as of the Record Date a notice (the “N&A Notice”) that the meeting materials have been posted and containing instructions on how to access the meeting materials.

Electronic copies of the meeting materials can be viewed online under the Company’s SEDAR+ profile at www.sedarplus.ca or at https://docs.tsxtrust.com/2463.

If you have any questions regarding notice-and-access, please call the Company’s transfer agent, TSX Trust Company at 1-866-600-5869 or email tsxtis@tmx.com.

Upon request, we will provide a paper copy of the meeting materials to any shareholder, free of charge, for a period of one year from the date the Circular is filed on SEDAR+. Requests may be made by contacting MDA Space at investor.relations@mda.space. In order to receive a paper copy in time to vote before the Meeting, your request should be received by April 29, 2025. The N&A Notice will also provide instructions on how to receive a paper copy of the meeting materials by mail.

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A registered shareholder may attend the Meeting himself, herself or itself, or may be represented by proxy. Registered shareholders who are unable to attend the Meeting or any adjournment thereof are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any adjournment thereof.

Once again this year, the Meeting will be held in a virtual-only format, which will be conducted via live audio webcast over the Internet. Registered shareholders and duly appointed proxyholders will be entitled to attend, participate and vote at the Meeting from any location. Non-registered shareholders who have not duly appointed themselves as proxyholders may also virtually attend as guests. Guests will be able to virtually attend and listen to the Meeting but will not be able to vote or ask questions at the Meeting. To be valid, the enclosed proxy must be deposited with MDA Space’s transfer agent, TSX Trust Company at 301-100 Adelaide Street West, Toronto, ON M5H 4H1 not later than 11:00 am (Toronto time) on May 6, 2025 (or at least 48 hours, excluding Saturdays, Sundays and statutory holidays in the Province of Ontario, Canada, prior to the time set for the Meeting or any adjournment(s) or postponement(s) thereof). Alternatively, shareholders may, and are encouraged to, vote their proxies online at http://www.voteproxyonline.com/ or by fax to 416-595-9593 before such deadline.

A summary of the information shareholders will need to attend, participate and vote at our Meeting is provided in the Circular under “Voting Information”.

Non-registered beneficial shareholders, whose shares are registered in the name of a broker, securities dealer, bank, trust company or similar entity (an “Intermediary”), should carefully follow the voting instructions provided by their Intermediary.

DATED this 30th day of March, 2025.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) " Brendan Paddick"

Brendan Paddick
Chair of the Board

MDA MANAGEMENT INFORMATION CIRCULAR 4

ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 2025

Management Information Circular

This management information circular (“Circular”) is furnished in connection with the solicitation of proxies by management of MDA Space Ltd. (the “Company” or “MDA Space”) for use at the annual general meeting of the shareholders of MDA Space (the “Meeting”), which will be held virtually via live audio webcast at https://virtual-meetings.tsxtrust.com/1762 on May 8, 2025 at 11:00 am (Toronto time), subject to any adjournment(s) or postponement(s) thereof, for the purposes set forth in the accompanying notice of annual general meeting of shareholders (the “Notice of Meeting”). Unless otherwise stated, all information in this Circular is current as of March 30, 2025 and all references to dollars, “$” or “C$” are to Canadian dollars.

BUSINESS OF THE MEETING

1.   Annual Financial statements

The financial statements for the year ended December 31, 2024 (“Fiscal 2024”) and the auditor’s report thereon accompanying this Circular will be placed before the shareholders at the Meeting.

Financial statements for the year ended December 31, 2024 can be found on SEDAR+ at www.sedarplus.ca.

2.   Election of directors

You will be asked to elect nine (9) director nominees to serve on our board of directors (the “Board”) until the earlier of the next annual meeting or the director’s retirement from the Board. Our Board recommends that you vote FOR each director nominee.

See page 13 for information about our director nominees.

3.   Appointment of auditors

You will be asked to appoint KPMG LLP as the auditor of MDA Space. KPMG LLP has served as our auditor since June 2020. Our Board recommends that you vote FOR KPMG LLP as our auditor.

In 2024, KPMG LLP’s appointment was passed with support of over 99.6% of votes cast.

4.   Advisory Vote on Approach to Compensation

You will be asked to approve, on an advisory basis, a resolution on MDA Space’s approach to executive compensation. As this “Say-On-Pay” vote is an advisory vote, the results are not binding on the Board. While the Board believes its executive compensation policies and practices are sound and support the future growth and success of the Company, the Board will take the results of the Say-On-Pay vote into account when considering our compensation policies, practices and decisions in the future.

See page 26 for more information about our approach to compensation, as well as the full text of the Say-On-Pay resolution.

ATTENDING THE MEETING

Once again this year, the Meeting will be held in a virtual-only format, which will be conducted via live audio webcast over the Internet. Shareholders will have an equal opportunity to participate at the Meeting regardless of their geographic location. A summary of the information that shareholders will need to attend and vote at the Meeting online is provided under “Voting Information – Voting and Asking Questions at the Meeting”

MDA MANAGEMENT INFORMATION CIRCULAR 5

Voting Information

Solicitation of Proxies

The solicitation of proxies is being made by or on behalf of management of MDA Space. It is expected that the solicitation of proxies will be made primarily by mail, subject to the use of the notice-and-access system in relation to the delivery of meeting materials but may be supplemented by telephone or other form of correspondence. The cost of solicitation of proxies will be borne by MDA Space. We will also pay the fees and costs of Intermediaries (as defined below) for their services in transmitting proxy-related material in accordance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“National Instrument 54-101”). This cost is expected to be nominal.

No person is authorized to give any information or to make any representation other than those contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized by MDA Space. The delivery of this Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date hereof.

Non-Registered Shareholders

Only registered shareholders of MDA Space (a “Registered Shareholder”), or the persons they appoint as their proxies, are entitled to attend and vote at the Meeting. However, in many cases, common shares of MDA Space (“Common Shares”) beneficially owned by a person (a “Non-Registered Shareholder”) are registered either:

(a)   in the name of a broker, securities dealer, bank, trust company or similar entity (an “Intermediary”) with whom the Non-Registered Shareholder deals in respect of the Common Shares; or

(b)   in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

The meeting materials are being sent to both registered and non-registered owners of Common Shares. We are sending this Circular and the form of proxy or the voting instruction form, as applicable (collectively, the “Meeting Materials”) directly to non-objecting beneficial owners under National Instrument 54-101.

In accordance with the requirements of National Instrument 54-101 and subject to the use of the notice-and-access system, we are sending the Meeting Materials to the Intermediaries and clearing agencies for onward distribution to objecting beneficial owners. Intermediaries are required to forward the Meeting Materials to objecting beneficial owners unless the objecting beneficial owners have waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to objecting beneficial owners. MDA Space intends to pay for Intermediaries to forward the Meeting Materials to objecting beneficial owners under National Instrument 54-101. Generally, objecting beneficial owners who have not waived the right to receive Meeting Materials will either:

(a)   be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the objecting beneficial owners and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow; or

NON-REGISTERED SHAREHOLDERS

MDA MANAGEMENT INFORMATION CIRCULAR 6

(b)   be given a form of proxy which has already been signed by the Intermediary, which is restricted as to the number of Common Shares beneficially owned by the objecting beneficial owners but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the objecting beneficial owners when submitting the proxy.

The purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Common Shares they beneficially own. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediaries and their service companies, including those regarding when and where the voting instruction form or the proxy is to be delivered.

Non-Registered Shareholders

Notice-and-Access

As permitted by the Canadian securities regulators, the Company is using “notice-and-access”, to deliver, to both Registered Shareholders and Non-Registered Shareholders, the Meeting Materials. This means that instead of receiving a paper copy of the Meeting Materials, shareholders as of the Record Date have access to the Meeting Materials electronically. The principal benefit of using the notice-and-access system is that it is more environmentally friendly and cost-effective because it reduces paper use and the cost of printing and mailing the Meeting Materials to shareholders.

Shareholders will receive a package by mail which includes the Notice of Meeting and a form of proxy (if you are a Registered Shareholder) or a voting instruction form (if you are a Non-Registered Shareholder) and each of the form of proxy and the voting instruction form includes instructions on how you can vote your Common Shares at the Meeting.

Electronic copies of the Meeting Materials can be viewed online under the Company’s SEDAR+ profile at www.sedarplus.ca/ or at https://docs.tsxtrust.com/2463.

Upon request, the Company will provide a paper copy of the Meeting Materials to any shareholder, free of charge, for a period of one year from the date the Circular is filed on SEDAR+. Requests may be made by contacting MDA Space at investor.relations@mda.space. In order to receive a paper copy in time to vote before the Meeting, your request should be received by April 29, 2025.

If you have any questions regarding notice-and-access, please call the Company’s transfer agent, TSX Trust Company at 1-866-600-5869 or email tsxtis@tmx.com.

Voting and Asking Questions at the Meeting

MDA Space is holding the Meeting in a virtual format, which will be conducted via live audio webcast, where all shareholders, regardless of geographic location, will have an opportunity to participate.

Given this format, all shareholders are strongly advised to carefully read the voting instructions below that are applicable to them.

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Registered Shareholders

Registered Shareholders can vote in one of two ways:

1.     At the virtual Meeting; or

2.     Prior to the Meeting, by proxy, using the form of proxy provided as part of the Meeting Materials.

How to vote at the virtual Meeting as a Registered Shareholder:

1.     Type in https://virtual-meetings.tsxtrust.com/1762 on your browser at least 15 minutes before the Meeting starts.

2.     Click on “I have a control number”.

3.     Enter your 12-digit control number (which is located on your form of proxy).

4.     Enter the case-sensitive password: “mda2025”.

5.     When the voting opens, click the “Voting” icon on the left-hand side and elect your voting direction from the options shown on the screen and click “Submit”. A confirmation message will appear to show your vote has been received.

6.     If shareholders have additional control numbers to vote, click on “I have additional control numbers” at the top to enter the additional credential.

7.      To change a vote, click “Refresh Voting Resolutions”. Voting will remain open until the voting on the ballot is closed.

Shareholders must be connected to the Internet at all times to be able to vote – it is the shareholder’s responsibility to stay connected for the entire Meeting.

How to vote by proxy if you are a Registered Shareholder:

1.     Appoint a proxyholder

A form of proxy for use at the Meeting or any adjournment thereof was mailed to Registered Shareholders. The persons named as proxyholders in the form of proxy are directors and/or officers of MDA Space. Each shareholder has the right to appoint a person other than the persons named in the accompanying form of proxy, who need not be a shareholder, to attend and act for and on behalf of such shareholder at the Meeting. Any shareholder wishing to exercise such right may do so by inserting in the space provided in the applicable form of proxy the name of the person such shareholder wishes to appoint as proxyholder and by duly delivering such proxy, or by duly completing and delivering another proper form of proxy to MDA Space’s transfer agent, TSX Trust, within the time period and at the address set out under Section 4 – “Send in your proxy”.

2.     Provide your voting instructions

Use the form of proxy to specify how you want to vote on each item of business. If you give direction on how to vote your Common Shares on your proxy form, your proxyholder must vote your Common Shares according to your instructions. If you have not specified how to vote on a particular matter on your form of proxy, your proxyholder can vote your Common Shares as he or she sees fit. If neither you nor your proxyholder gives specific instructions, your Common Shares will be voted as follows:

•      FOR the election of each proposed nominee as a director;

•      FOR the appointment of KPMG LLP as auditor of MDA Space for the ensuing year, and to authorize our Board to fix the auditor’s remuneration; and

•      FOR MDA Space’s approach to executive compensation described in this Circular.

REGISTERED SHAREHOLDERS

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3.   Register your proxyholder

Registered Shareholders who wish to appoint a person other than the management nominees identified on the form of proxy, must carefully follow the instructions in this Circular and on their form of proxy. These instructions include the additional step of registering such proxyholder with our transfer agent, TSX Trust, by emailing tsxtrustproxyvoting@tmx.com the “Request for Control Number” form, which can be found at https://tsxtrust.com/resource/en/75, after submitting their form of proxy. Failure to register the proxyholder with TSX Trust will result in the proxyholder not receiving a control number to participate in the Meeting and only being able to attend as a guest. Guests will not be permitted to vote or ask questions at the Meeting.

4.   Send in your proxy

Shareholders who are unable to attend the Meeting are requested to complete, sign and date the accompanying form of proxy and return such proxy in the envelope provided for that purpose. Completed proxies must be delivered to our transfer agent, TSX Trust, located at 100 Adelaide Street West, Suite 301, Toronto, Ontario, M5H 4H1, not later than 11:00 am (Toronto time) on May 6, 2025 (or at least 48 hours, excluding Saturdays, Sundays and holidays, prior to any reconvened meeting in the event of an adjournment of the Meeting). Alternatively, shareholders may, and are encouraged to, vote their proxies online at http://www.voteproxyonline.com or by fax to 416-595-9593.

Registered Shareholders

How to change your vote if you are a Registered Shareholder:

In addition to revocation in any other manner permitted by law, proxies given by Registered Shareholders for use at the Meeting may be revoked at any time prior to their use by depositing an instrument in writing executed by the shareholder or by his or her attorney authorized in writing or, if the shareholder is a company, by an officer or attorney thereof duly authorized, with TSX Trust located at 100 Adelaide Street West, Suite 301, Toronto, Ontario M5H 4H1 not later than 11:00 am (Toronto time) on May 6, 2025 (or at least 48 hours, excluding Saturdays, Sundays and holidays, prior to any reconvened meeting in the event of an adjournment of the Meeting). Late proxies may be accepted or rejected by the Chair of the Meeting in his or her discretion, and the Chair is under no obligation to accept or reject any particular late proxy. The deadline for the deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion, without notice.

A shareholder may also revoke their proxy at the Meeting provided they are a Registered Shareholder whose name appeared on the shareholders’ register of MDA Space as at the Record Date.

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Non-Registered Shareholders

Non-Registered Shareholders can vote in one of two ways:

1.     At the virtual Meeting by duly appointing yourself as proxyholder; or

2.     Prior to the Meeting, through your Intermediary, using the voting instruction form provided by your Intermediary.

How to vote at the virtual Meeting as a Non-Registered Shareholder:

1.     Appoint yourself as proxyholder by writing your name in the space provided on the voting instruction form. Do not fill out your voting instructions.

2.     Sign and send it to your intermediary, following the voting deadline and submission instructions on the voting instruction form.

3.     Register with TSX Trust prior to the voting deadline, by emailing tsxtrustproxyvoting@tmx.com the “Request for Control Number” form, which can be found at https://tsxtrust.com/resource/en/75, after submitting your voting instruction form.

4.     Type in https://virtual-meetings.tsxtrust.com/1762 on your browser at least 15 minutes before the Meeting starts.

5.     Click on “I have a control number”.

6.     Enter your 12-digit control number provided by tsxtrustproxyvoting@tmx.com.

7.     Enter the case-sensitive password: “mda2025”.

8.     When the voting opens, click the “Voting” icon on the left-hand side and elect your voting direction from the options shown on the screen and click “Submit”. A confirmation message will appear to show your vote has been received.

9.     If shareholders have additional control numbers to vote, click on “I have additional control numbers” at the top to enter the additional credential.

10.   To change a vote, click “Refresh Voting Resolutions”. Voting will remain open until the voting on the ballot is closed.

Shareholders must be connected to the Internet at all times to be able to vote – it is the shareholder’s responsibility to stay connected for the entire Meeting.

Non-Registered Shareholders who have not duly appointed themselves as proxyholder will not be able to vote or ask questions at the Meeting; however such Non-Registered Shareholders may still attend the Meeting as guests through the live audio webcast.

How to vote by proxy if you are a Non-Registered Shareholder:

A Non-Registered Shareholder should follow the instructions included on the voting instruction form provided by his or her Intermediary with respect to the procedures to be followed in order to permit the Non-Registered Shareholder to direct the voting of Common Shares beneficially owned by such shareholder.

How to change your vote if you are a Non-Registered Shareholder:

Non-Registered Shareholders who wish to change their vote must, in sufficient time in advance of the Meeting, arrange for their Intermediaries to change the vote and, if necessary, revoke their proxy.

NON-REGISTERED SHAREHOLDERS

How to listen at the Meeting if you are a guest:

Guests can also listen to the Meeting by following the steps below:

1.     Type in https://virtual-meetings.tsxtrust.com/1762 on your browser at least 15 minutes before the Meeting starts. Please do not do a Google search and do not use Internet Explorer.

2.     Click on “I am a Guest”.

MDA MANAGEMENT INFORMATION CIRCULAR 10

Asking questions at the Meeting:

Registered Shareholders and Non-Registered Shareholders who have appointed themselves as proxyholder and obtained a control number are eligible to ask a question during the Q&A portion of the Meeting. In the event that any such shareholder wishes to ask a question, they should select the “Ask a Question” icon on the left and type their question within the chat box in the messaging screen. Once satisfied with the question, the shareholder should click the “Ask Now” button to submit the question to the Chair. All submitted questions will be moderated by the TSX Trust Virtual Meeting platform before being sent to the Chair. Questions can be submitted at any time during the Q&A session up until the Chair closes the session. We will address any appropriate general questions received from shareholders and duly appointed proxyholders regarding MDA Space. In order to facilitate a respectful and effective Meeting, questions of general interest to all shareholders will be answered. To ensure the Meeting is conducted in a manner that is fair to all shareholders, the Chair of the Meeting may exercise broad discretion in responding to questions, including the order in which the questions are answered, the grouping or editing of the questions and the amount of time devoted to any question.

Assistance:

Should a shareholder require assistance with the use of the virtual meeting platform, the shareholder can review the Virtual Meeting Guide mailed alongside this Circular. Furthermore, should a shareholder wish to speak with a TSX Trust representative, please contact the TSX Trust Company via:

Phone:	North American Toll-Free:	1-866-600-5869

	Collect Outside North America:	416-342-1091

Email:	TSXTIS@tmx.com

Voting and Discretion of Proxies

On any ballot that may be called for, Common Shares represented by proxies in favour of the persons named on the enclosed form of proxy will be voted for or withheld from voting in accordance with the instructions indicated therein.

When the shareholder has not specified in the form of proxy the manner in which the named proxy nominees are required to vote on any of the matters identified on the form of proxy, the shares represented by proxies in favour of MDA Space’s nominees will be voted FOR the election of the director nominees identified in this Circular to our Board, FOR the appointment of the auditor identified in this Circular and the authorization of the directors to fix the auditor’s remuneration and FOR MDA Space’s approach to executive compensation described in this Circular.

The enclosed form of proxy confers discretionary authority upon the proxyholder named therein in respect of amendments or variations to matters identified in the Notice of Meeting and in respect of any other matters that may properly come before the Meeting. As at the date of this Circular, MDA Space management is not aware of any such amendments or other matters to be presented for action at the Meeting.

Voting Shares and Principal Holders Thereof

As at the time of close of business on March 28, 2025 (the “Record Date”), there were 122,692,279 fully paid and non-assessable Common Shares of MDA Space outstanding. Each Common Share carries the right to one vote per Common Share. Each holder of outstanding Common Shares of record at the time of close of business on the Record Date will be given notice of the Meeting and is entitled to vote at the Meeting the number of Common Shares of record held by him, her or it on the Record Date.

To the knowledge of the directors and senior officers of MDA Space, there are no persons who beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding Common Shares of MDA Space.

MDA MANAGEMENT INFORMATION CIRCULAR 11

Particulars of Matters to be Acted Upon

Financial Statements

The financial statements of MDA Space for the year ended December 31, 2024 and the auditor’s report thereon accompanying this Circular will be placed before the shareholders at the Meeting. No formal action will be taken at the Meeting to approve the financial statements. If any shareholder has questions regarding such financial statements, such questions may be brought forward at the Meeting.

Election of our Board of Directors

The articles of MDA Space, as amended, provide that our Board shall consist of a minimum of three (3) and a maximum of twenty (20) directors. Unless authority to vote is withheld, the persons named in the accompanying form of proxy intend to vote FOR the election of the current nominees whose names are set forth below.

Management does not contemplate that any of the current nominees will not be able to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed proxy instrument reserve the right to vote for another nominee at their discretion. The terms of office of MDA Space’s current directors will expire as of the date of the Meeting. Each director elected at the Meeting will hold office until the next annual meeting of shareholders of MDA Space, or until their successors are elected or appointed in accordance with the provisions of the Business Corporations Act (Ontario).

Advance Notice Policy

Our by-laws (the “By-Laws”) include certain advance notice provisions with respect to the election of directors (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to (a) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (b) ensure that all shareholders receive adequate notice of Board nominations and sufficient information with respect to all nominees; and (c) allow shareholders to register an informed vote. Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide MDA Space with notice, in the prescribed form, within the prescribed time periods. These time periods include, (a) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders (the “Notice Date”) is less than 50 days before the meeting date, not later than the close of business on the 10th day following the Notice Date; and (b) in the case of a special meeting of shareholders (which is not also an annual meeting) called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date.

As of the date hereof, no director nominations have been received by MDA Space from any shareholder in respect of the Meeting.

A copy of the By-Laws has been filed on SEDAR+ at www.sedarplus.ca.

Majority Voting Policy

MDA Space has adopted a majority voting policy. Pursuant to the policy, shareholders will vote for the election of individual directors at each annual meeting of shareholders, rather than for a fixed slate of directors. Further, in an uncontested election of directors at an applicable meeting of shareholders, the votes cast in favour of the election of a director nominee will be required to represent a majority of the Common Shares voted and withheld for the election of the director. If that is not the case, that director must tender his or her resignation to the Chair. The Nominating & Governance Committee will promptly consider such tendered resignation and recommend to our Board the action to be taken with respect to such tendered resignation, and our Board shall accept the resignation absent exceptional circumstances and it must promptly disclose its decision via press release.

MDA MANAGEMENT INFORMATION CIRCULAR 12

Nominees

There are 9 director nominees. With the exception of Karl Smith, each nominee was elected at the last annual meeting of shareholders on May 9, 2024. MDA Space practices routine director evaluations, which includes considering the composition of our Board and periodic Board refreshment to foster and encourage diverse perspectives and new strategies. As part of our efforts to refresh the Board, John Risley stepped down as Chair of our Board in 2024 and Brendan Paddick was appointed as new Chair of our Board.

Information on each nominee starts at p. 13 of this Circular and is effective as of the date of this Circular. Below are key highlights about our Board composition if each nominee is elected by shareholders. For more information about the nomination of directors see “Corporate Governance Disclosure – Nomination of Directors” starting on p. 33 of this Circular.

MDA MANAGEMENT INFORMATION CIRCULAR 13

Set out below is biographical information about each of the nominees to our Board:

ALISON ALFERS, Wyoming, USA Principal occupation: Corporate Director Director Since: May 11, 2022 Age: 58	INDEPENDENT

Education: Ms. Alfers holds a Juris Doctor from the University of Arizona, a Master of Public Health from George Washington University and a Bachelor of Arts from Arizona State University.

Experience: Ms. Alfers most recently served as Chief Legal and Compliance Officer for Study Group Ltd., a global higher education company based in London, England. Prior to joining Study Group, Ms. Alfers spent more than fifteen years in the commercial space and software sectors. Ms. Alfers has held various executive positions, including Chief Legal and Administrative Officer for HawkEye 360, Inc., an early-stage growth company in spectrum-based radio frequency analytics, General Counsel and VP Defense and Intelligence for Digital Globe, Inc., General Counsel for Space Imaging, Inc., as well as Chief Legal Officer for Cherwell Software.

2024 Shareholder votes in favour: 98.08%	Other Public Board Memberships: -

Board / Committee Memberships	Attendance at Regular Meetings in 2024	Overall Attendance
Board	10/10	100%
Human Resources, Development & Compensation Committee	4/4	100%

Common Shares Controlled or Directed	DSUs Held	Options Held	Share Ownership Guidelines Met or Target Date to Meet
-	39,379	-	Yes

MDA MANAGEMENT INFORMATION CIRCULAR 14

YAPRAK BALTACIOĞLU, CM, ICD.D, Ontario, Canada Principal occupation: Senior Distinguished Fellow at Munk School of Global Affairs and Public Policy Director Since: March 18, 2021 Age: 65	INDEPENDENT

Education: Ms. Baltacioğlu holds a Bachelor of Law from Istanbul University, an ICD.D designation from the Rotman School of Management at the University of Toronto, as well as a Master of Arts from the Carleton University, School of Public Administration.

Experience: Ms. Baltacioğlu has had a distinguished public service career that spans more than 25 years within the federal government. She has directly impacted the direction of government affairs through shaping policy, directing programs and overseeing operations. Ms. Baltacioğlu was the Secretary of the Treasury Board from 2012 and 2018, and under her direction, the Treasury Board of Canada Secretariat was recognized as one of Canada’s Top 100 Employers. She has also served as Deputy Minister of Transport, Infrastructure and Communities, Deputy Minister of Agriculture and Agri-Food and Deputy Secretary Operations to Cabinet. Ms. Baltacioğlu is a member of the Order of Canada and is the Chancellor of Carleton University.

2024 Shareholder votes in favour: 96.79%	Other Public Board Memberships: -

Board / Committee Memberships	Attendance at Regular Meetings in 2024	Overall Attendance
Board	10/10	100%
Nominating & Governance Committee	4/4	100%
Human Resources, Development & Compensation Committee (Chair)	4/4	100%

Common Shares Controlled or Directed	DSUs Held	Options Held	Share Ownership Guidelines Met or Target Date to Meet
8,235	39,946	-	Yes

MDA MANAGEMENT INFORMATION CIRCULAR 15

DARREN FARBER, Maryland, USA Principal occupation: Founder and Managing Partner, Albion River Director Since: March 18, 2021 Age: 47	INDEPENDENT

Education: Mr. Farber holds a Quebec Diploma of College Studies from Dawson College.

Experience: Mr. Farber currently serves on a number of boards and is the Founder and Managing Partner of Albion River, a private direct investment firm that focuses on aerospace, defense, and government related businesses. Previously, Mr. Farber was Co-Founder of NAWAH LLC, a Pritzker Organization enterprise focused on project finance in the Middle East and Southwest Asia. Mr. Farber was formerly a special advisor to the Deputy Under Secretary of Defense – Business Transformation and a member of the U.S. Department of Defense Task Force for Business and Stability Operations where he received the Secretary of Defense Medal for Outstanding Public Service. Mr. Farber began his career in product engineering at Nortel Networks and Celestica.

2024 Shareholder votes in favour: 99.75%	Other Public Board Memberships: -

Board / Committee Memberships	Attendance at Regular Meetings in 2024	Overall Attendance
Board	9/10	90%
Audit Committee	4/4	100%

Common Shares Controlled or Directed	DSUs Held	Options Held	Share Ownership Guidelines Met or Target Date to Meet
95,656	48,422	-	Yes

MDA MANAGEMENT INFORMATION CIRCULAR 16

MICHAEL GREENLEY, Ontario, Canada Principal occupation: Chief Executive Officer, MDA Space Ltd. Director Since: March 18, 2021 Age: 58	NOT INDEPENDENT

Education: Mr. Greenley holds a Bachelor of Science and a Master of Science from the University of Waterloo, as well as an Executive Leadership Development certificate from The Wharton School.

Experience: Mr. Greenley is the Chief Executive Officer of MDA Space. With over 30 years of executive experience in the defence and security business, Mr. Greenley has deep expertise in the land, air, maritime, public safety and space sectors. Prior to MDA Space, Mr. Greenley was Sector President of L-3 WESCAM. He also served as Vice President and General Manager of CAE Canada, Vice President, Strategy and Business Development for General Dynamics (GD) Canada, and Vice President, International for GD Mission Systems. Prior to GD, he was Vice President of the modelling and simulation business at CAE.

Mr. Greenley is Chair of Space Canada’s Board of Directors, a member of the Business Council of Canada and a member of the Global Satellite Operators Association (GSOA). He has served as the Vice-Chair of the Government of Canada’s Economic Strategy Table for Advanced Manufacturing, a Board member of the Aerospace Industries Association of Canada (AIAC) and of the Ontario Aerospace Council. Previously he served as Chair of the Advisory Board for Defence and Security Export to the Department of Foreign Affairs and International Trade (DFAIT) in Canada, as a member of the Industry Advisory Boards to the Department of National Defence, Defence R&D Canada, and Public Services and Procurement Canada and to the CEO of Export Development Canada (EDC). Mr. Greenley has also served on a number of non profit boards including six years as the Chair of the Board of the Canadian Association of Defence and Security Industries (CADSI), and Chair of the Board for the Elmwood School for Girls.

Mr. Greenley received the 2023 Satellite Executive of the Year award at the Satellite 2024 Conference and the 2024 Innovator of the Year award and recognition as one of Canada’s Top CEOs by the Globe and Mail’s Report on Business. Earlier in his career, Mr. Greenley was recognized as an Ottawa Top 40 under 40 business leader, and a PROFIT 100 CEO for leading one of Canada’s fastest growing companies.

2024 Shareholder votes in favour: 99.99%	Other Public Board Memberships: -

Board / Committee Memberships	Attendance at Regular Meetings in 2024	Overall Attendance
Board	10/10	100%

Common Shares Controlled or Directed	RSUs Held	PSUs Held	Options Held	Share Ownership Guidelines Met or Target Date to Meet
61,729	170,155	252,883	2,179,950	N/A(1)

Notes:

(1)	As an Excluded Director, Mr. Greenley does not currently have any share ownership guidelines in his capacity as a director. Rather, Mr. Greenley has share ownership guidelines in his capacity as Chief Executive Officer of MDA Space. See Share Ownership Guidelines for NEOs on pp. 62 and 75 of this Circular.

MDA MANAGEMENT INFORMATION CIRCULAR 17

BRENDAN PADDICK, ICD.D, Freeport, Bahamas Principal occupation: Chief Executive Officer, Columbus Capital Corporation Director Since: March 18, 2021 Age: 61	INDEPENDENT

Education: Mr. Paddick holds Bachelor of Commerce and Master of Business Administration degrees from Memorial University of Newfoundland (Alumnus of the Year in 2013) and graduated from the Advanced Management Program at Harvard University. Mr. Paddick also holds his ICD.D designation from the Rotman School of Management/Institute of Corporate Directors.

Experience: Mr. Paddick is the Chief Executive Officer of Columbus Capital Corporation and the Founder and former Chief Executive Officer of Columbus Communications Inc. Mr. Paddick is the former Chair of the Board of Directors of Nalcor Energy and Churchill Falls (Labrador) Corporation from 2016 to 2022 and is a director and member of the audit committee of Liberty Latin America Ltd. (Nasdaq: LILA), a leading telecommunications company with operations in over 40 countries across Latin America and the Caribbean. He is also a director and chair of the audit committee of Bahamas Telecommunications Corporations (BTC). Mr. Paddick has also served on the board and as a member of the audit committee of Clearwater Seafoods (formerly listed on the TSX) and Cable & Wireless Communications PLC (formerly listed on the London Stock Exchange). He has been recognized through a variety of awards, including Canada’s Top 40 under 40 in 2000, induction into the Junior Achievement Newfoundland and Labrador Business Hall of Fame in 2018, and EY Canada’s Special Citation Award for Master Entrepreneur in 2019 for his career body of work.

2024 Shareholder votes in favour: 98.93%	Other Public Board Memberships:
Liberty Latin America Ltd. (NASDAQ:LILA)

Board / Committee Memberships	Attendance at Regular Meetings in 2024	Overall Attendance
Board (Chair)(1)	10/10	100%
Audit Committee	4/4	100%

Common Shares Controlled or Directed	DSUs Held	Options Held	Share Ownership Guidelines Met or Target Date to Meet
1,236,353	41,329	-	Yes

Notes:

(1)	As part of our efforts to refresh the Board, Brendan Paddick began serving as the Chair of our Board in 2024.

MDA MANAGEMENT INFORMATION CIRCULAR 18

JOHN RISLEY, Nova Scotia, Canada Principal occupation: Chairman, President, and Chief Executive Officer, CFFI Ventures Inc. Director Since: March 18, 2021 Age: 76	INDEPENDENT

Education: Mr. Risley is a graduate of Harvard University’s President’s Program on Leadership.

Experience: Mr. Risley was the co-founder of Clearwater Seafoods and serves as Chairman, President and Chief Executive Officer of CFFI Ventures Inc., an active investment and holding company with its major investments in renewable energy, financial services ventures and Northern Private Capital, an investment fund co-formed by CFFI Ventures Inc. Mr. Risley has been recognized with a number of awards, including Atlantic Canadian Entrepreneur of the Year and a Canada Award for Business Excellence in Entrepreneurship. He was named an Officer of the Order of Canada and was inducted into the Nova Scotia Junior Achievement Business Hall of Fame in 1997.

2024 Shareholder votes in favour: 99.99%	Other Public Board Memberships: -

Board / Committee Memberships	Attendance at Regular Meetings in 2024	Overall Attendance
Board	10/10	100%
Nominating & Governance Committee	2/2(1)	100%

Common Shares Controlled or Directed	DSUs Held	Options Held	Share Ownership Guidelines Met or Target Date to Meet
2,464,250(2)	58,221	-	Yes

Notes:

(1)	Mr. Risley joined the Committee on July 8, 2024 after its first 2 meetings; therefore he was only eligible to attend 2 of the meetings as a member.

(2)	Mr. Risley owns 2,474,850 Common Shares through CFFI Ventures Inc. (an affiliate of John Risley).

MDA MANAGEMENT INFORMATION CIRCULAR 19

JILL SMITH, Massachusetts, USA Principal occupation: Corporate Director Director Since: March 18, 2021 Age: 66	INDEPENDENT

Education: Ms. Smith earned a Master of Science in Management from MIT Sloan School of Management.

Experience: Ms. Smith brings more than 25 years of experience as an international business leader, including 17 years as chief executive officer of private and public companies in the technology and information services markets. Most recently, Ms. Smith served as the President and Chief Executive Officer of Allied Minds, a technology commercialization company, and prior to that she served as Chairman, Chief Executive Officer and President of DigitalGlobe Inc., a global provider of satellite imagery products and services. Ms. Smith started her career as a consultant at Bain & Company, where she rose to become Partner. She subsequently joined Sara Lee as Vice President and went on to serve as President and Chief Executive Officer of SRDS, a business-to-business publishing firm, and eDial, a VoIP collaboration company. She also served as Chief Operating Officer of Micron Electronics, and co-founded Treacy & Company, a consulting and boutique investment business. Ms. Smith currently serves as a director of Check Point Software Technologies Ltd. She previously served as a director of R1 RCM, Aspen Technology, Circor International Inc., Gemalto NV, Endo International, and Hexagon AB.

2024 Shareholder votes in favour: 86.92%	Other Public Board Memberships:
Check Point Software Technologies Ltd. (NASDAQ: CHKP)

Board / Committee Memberships	Attendance at Regular Meetings in 2024	Overall Attendance
Board	10/10	100%
Nominating & Governance Committee (Chair)	4/4	100%
Human Resources, Development & Compensation Committee	4/4	100%

Common Shares Controlled or Directed	DSUs Held	Options Held	Share Ownership Guidelines Met or Target Date to Meet
53,511	26,477	-	Yes

MDA MANAGEMENT INFORMATION CIRCULAR 20

KARL SMITH, Newfoundland and Labrador, Canada Principal occupation: Corporate Director Director Since: July 2, 2024 Age: 67	INDEPENDENT

Education: Mr. Smith earned a Bachelor of Commerce (Honours) from Memorial University of Newfoundland.

Experience: Mr. Smith held a variety of executive roles over a career spanning more than 30 years. Mr. Smith was President and Chief Executive Officer of FortisAlberta and President and Chief Executive Officer of Newfoundland Power. As Executive Vice President and Chief Financial Officer of Fortis Inc., as part of the company’s growth strategy, Mr. Smith helped to secure its New York Stock Exchange listing and was actively involved in and led the financial strategy for a number of significant acquisitions. Mr. Smith began his career with five years at Deloitte as a Chartered Public Accountant. Mr. Smith currently serves as a member on the Board at Raleigh Solar Tech and CSA (formerly the Canadian Standards Association). He also sits on the Board of the Genesis Centre in St. John’s, Newfoundland where he chairs the Audit and Risk Committee, and is Co-Chair of the St. John’s 2025 Summer Games. Mr. Smith earned a Bachelor of Arts in Commerce (Honours) from Memorial University of Newfoundland.

2024 Shareholder votes in favour: N/A	Other Public Board Memberships: -

Board / Committee Memberships	Attendance at Regular Meetings in 2024	Overall Attendance
Board	4/4(1)	100%
Audit Committee	2/2(2)	100%

Common Shares Controlled or Directed	DSUs Held	Options Held	Share Ownership Guidelines Met or Target Date to Meet
10,354	5,203	-	July 2, 2029(3)

Notes:

(1)	Mr. Smith was appointed to the Board on July 2, 2024, after the first six meetings of the Board; therefore he was only eligible to attend four of the meetings as a member.

(2)	Mr. Smith was appointed to the Audit Committee on June 22, 2024, after the first two meetings of the Committee; therefore he was only eligible to attend two of the meetings as a member.

(3)	See “Director Compensation – Share Ownership Guidelines”.

MDA MANAGEMENT INFORMATION CIRCULAR 21

YUNG WU, ICD.D, Ontario, Canada Principal occupation: Chair, NFQ Ventures Ltd. Director Since: February 14, 2024 Age: 65	INDEPENDENT

Education: Mr. Wu holds a Bachelor of Science in Computer Science, Economics and Mathematics from the University of Toronto and is a graduate of the Entrepreneurial Masters Program from the Massachusetts Institute of Technology.

Experience: Mr. Wu is the recently retired Chief Executive Officer of MaRS Discovery District, one of the world’s largest innovation hubs with over 1,200 companies in the health, cleantech, fintech, and platform technologies sectors, at all stages of growth and scale. Under Mr. Wu’s leadership, MaRS’s innovation community grew by over 450% in six years, raising over $17 billion in capital and contributing over $23 billion to Canada’s GDP. Mr. Wu has been recognized as one of Canada's “Top 40 under 40” and for leading one of Canada’s “50 Best Managed Private Companies” in the nation. He is also a member of MENSA, the Young Presidents Organization (YPO) and the Institute of Corporate Directors (ICD.D) and the National Association of Corporate Directors (NACD).

2024 Shareholder votes in favour: 99.97%	Other Public Board Memberships: -

Board / Committee Memberships	Attendance at Regular Meetings in 2024	Overall Attendance
Board	8/9(1)	88%
Audit Committee	2/4	50%

Common Shares Controlled or Directed	DSUs Held	Options Held	Share Ownership Guidelines Met or Target Date to Meet
4,480	7,169	-	February 14, 2029(2)

Notes:

(1)	Mr. Wu was appointed to the Board on February 14, 2024, after the first meeting of the Board; therefore he was only eligible to attend nine of the meetings as a member.

(2)	See “Director Compensation – Share Ownership Guidelines”.

MDA MANAGEMENT INFORMATION CIRCULAR 22

Board and Committee Meeting Frequency and Overall Attendance in Fiscal 2024

During Fiscal 2024, director attendance was 97.6% at regular Board meetings and 94.4% at committee meetings, as set out below. Individual director nominee attendance is in their biographies starting on p. 14 of this Circular. As outlined in our Board Charter, all directors are expected to maintain a high attendance record at meetings of our Board and the committees of which they are members.

Board and Committees	Number of Meetings		Overall Attendance at Regular Meetings
	Number of Regular Meetings	Number of Special Meetings
Board	8	2	97.6%
Human Resources, Development & Compensation Committee	4	-	100%
Audit Committee	4	-	85.7%
Nominating & Governance Committee	4	-	100%

Director Nominee Skills and Experience

All director nominees have a variety of skills and experience acquired from their senior roles in various organizations. In the table below are the skills identified by each director nominee through a self-assessment.

	C-Suite Leadership	Government	SW/ Technology	SPACE	Capital Markets / Investor Relations	Finance and / or Legal	Manufacturing	Mergers & Acquisitions	Commercial / Go-To-Market	Human Resources & Compensation	Compliance / Risk Management	Information Technology / Cyber
BRENDAN PADDICK Chief Executive Officer, Columbus Capital Corporation	●	●	●		●	●		●	●	●	●	●
MICHAEL GREENLEY Chief Executive Officer and Director of MDA Space Ltd.	●	●	●	●	●	●	●	●	●	●	●	●
ALISON ALFERS Former Chief Legal and Compliance Officer, Study Group Ltd.	●	●	●	●		●		●	●	●	●	●

MDA MANAGEMENT INFORMATION CIRCULAR 23

	C-Suite Leadership	Government	SW/ Technology	SPACE	Capital Markets / Investor Relations	Finance and / or Legal	Manufacturing	Mergers & Acquisitions	Commercial / Go-To-Market	Human Resources & Compensation	Compliance / Risk Management	Information Technology / Cyber
YAPRAK BALTACIOĞLU Senior Distinguished Fellow at Munk School of Global Affairs and Public Policy	●	●				●				●	●	●
DARREN FARBER Founder and Managing Partner, Albion River	●	●	●	●	●	●	●	●		●	●	●
JOHN RISLEY Chief Executive Officer, CFFI Ventures Inc.	●	●			●	●		●	●	●	●	●
JILL SMITH Retired President and Chief Executive Officer, Allied Minds plc, and former Chair, Chief Executive Officer and President of DigitalGlobe Inc.	●	●	●	●	●	●		●	●	●	●	●
KARL SMITH Former Chief Executive Officer, FortisAlberta, Newfoundland Power, Chief Financial Officer Fortis Inc.	●				●	●	●	●	●	●	●	●
YUNG WU Former Chief Executive Officer, MaRS Discovery District and Chair, NFQ Ventures Ltd.	●	●	●		●	●		●	●	●	●	●

MDA MANAGEMENT INFORMATION CIRCULAR 24

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of MDA Space, no nominee proposed for election is, or has been within ten years before the date of this Circular, a director, chief executive officer or chief financial officer of any other company (including MDA Space) that:

(a)	was subject to a cease trade order or similar order or an order that denied MDA Space access to any exemption under securities legislation for a period of more than 30 consecutive days while the nominee was acting in such capacity; or

(b)	was subject to a cease trade order or similar order or an order that denied MDA Space access to any exemption under securities legislation for a period of more than 30 consecutive days that was issued after the nominee ceased to act in such capacity and which resulted from an event that occurred while the nominee was acting in such capacity.

To the knowledge of MDA Space, except as set forth below, no nominee proposed for election is, as at the date of this Circular, or has been within the 10 years before the date of this Circular, a director or executive officer of any company (including MDA Space) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Yung Wu served as a director of Antibe Therapeutics Inc. (“Antibe”), a clinical-stage biotech company developing a non-addictive opioid replacement drug candidate. Antibe, a reporting issuer listed on the TSX, initiated proceedings under the Companies' Creditors Arrangement Act (CCAA) on April 9, 2024. The Ontario Superior Court of Justice appointed a receiver and manager, without security, of the assets, undertakings and properties of Antibe, effective April 22, 2024. All of Antibe’s directors, including Yung Wu resigned as directors of Antibe on April 22, 2024 to allow the court-appointed receiver to assume control. Antibe’s shares were suspended from trading on April 9, 2024 and delisted on May 24, 2024. On January 16, 2025, Sun Pharmaceutical Industries Limited, through its subsidiary Taro Pharmaceuticals Inc., entered into an agreement to acquire a 100% stake in Antibe. The acquisition is expected to be completed in the first half of 2025, subject to regulatory approvals.

Personal Bankruptcies

To the knowledge of MDA Space, no nominee proposed for election has, within the 10 years before the date of this Circular, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director.

Penalties or Sanctions

Except as set forth below, no nominee proposed for election has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

On July 13, 2018, two holding companies (directly or indirectly) controlled by John Risley, entered into a settlement agreement with the United States Securities and Exchange Commission with respect to a failure to timely file a report under the reporting provisions of Section 13(d) of the Securities Exchange Act of 1934. The settlement agreement included a cease and desist order and a fine of $92,383 for each entity.

Conflicts of Interest

To MDA Space’s knowledge, there are no existing potential conflicts of interest among MDA Space or its subsidiaries as a result of their outside business interests at the date of this Circular. Certain members of our Board are also members of the boards of directors of other public companies. Our Board has not adopted a director interlock policy but will keep informed of other public directorships held by our members (see “Election of our Board of

MDA MANAGEMENT INFORMATION CIRCULAR 25

Directors –Nominees”). Accordingly, conflicts of interest may arise which could influence these persons in evaluating possible acquisitions or in generally acting on behalf of MDA Space.

MDA Space’s directors and officers are required by law to act honestly and in good faith with a view to the best interests of MDA Space and are also required to comply with the conflict of interest provisions of the Business Corporations Act (Ontario) (“OBCA”). A director who has a material interest in a matter before our Board or any committee on which they serve is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by our Board or any committee on which they serve, such director may be required to recuse themselves from the meeting while discussions and voting with respect to the matter are taking place. The contract or transaction resulting from the matter is not invalid, and the director is not accountable to MDA Space or its shareholders for any profits realized from the contract or transaction, because of the director’s interest in the contract or transaction or because the director was present or was counted to determine whether a quorum existed at the meeting of directors that considered the contract or transaction, if the interest was properly disclosed as detailed above, the directors approved the contract or transaction, and the contract or transaction was reasonable and fair to MDA Space when it was approved. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict of interest.

Appointment and Remuneration of Auditor

Management of MDA Space is proposing to appoint KPMG LLP as the auditor until the next annual general meeting of shareholders at a remuneration to be fixed by our Board. KPMG LLP was first appointed as the auditor of MDA Space on June 17, 2020.

Unless authority to vote is withheld, the persons named in the accompanying form of proxy intend to vote FOR the appointment of KPMG LLP as the auditor of MDA Space until the next annual general meeting of shareholders and authorizing our Board to fix their remuneration.

Advisory Vote on Executive Compensation (Say-On-Pay Vote)

The Board has decided to provide MDA Space’s shareholders with an advisory vote on the Company’s approach to executive compensation. Approval of the Say-On-Pay Resolution (as defined below) will require an affirmative vote of the majority of the votes cast by holders of Common Shares present or represented by proxy at the Meeting. As this is an advisory vote, the results will not be binding upon the Board. However, the Board will take the results of the vote into account, as appropriate, when considering future compensation policies, procedures and decisions and in determining whether there is a need to significantly increase their engagement with shareholders on compensation and related matters. The Company will disclose the results of the shareholder advisory vote as a part of its report on voting results for the Meeting.

Our philosophy is to pay fair, reasonable and competitive compensation with an at-risk equity-based component to align the interest of the Company’s executives and shareholders. The Company believes its executive compensation policies and practices are sound and link pay to performance in a manner that supports the future growth and success of the Company.

At the Meeting, shareholders will be asked to approve the following resolution to approve MDA Space’s approach to executive compensation (the “Say-On-Pay Resolution”):

“BE IT RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the board of directors, that the shareholders accept the approach to executive compensation disclosed in the Company’s information circular delivered in advance of the 2025 annual meeting of shareholders”

The Board recommends that shareholders vote FOR the Say-On-Pay Resolution. Unless authority to vote is withheld, the persons named in the accompanying form of proxy intend to vote FOR the Say-On-Pay Resolution.

Other Business

MDA Space knows of no other matters to be brought before the Meeting as of the date of mailing of this Circular. If any amendment, variation or other business is properly brought before the Meeting, the enclosed form of proxy and voting instruction form confers discretion on the persons named on the form of proxy to vote on such matters.

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Interest of Certain Persons or Companies in Matters to be Acted Upon

To the knowledge of the directors and executive officers of MDA Space, other than the election of directors, none of the directors or executive officers of MDA Space who have been a director or executive officer at any time since the beginning of MDA Space’s last financial year, none of the proposed nominees for election as directors of MDA Space, and no associate or affiliate of any of the foregoing, have any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

Interest of Informed Persons in Material Transactions

Except as set out herein, no informed person of MDA Space, any proposed director of MDA Space, or any associate or affiliate of any informed person or proposed director has any material interest, direct or indirect, in any transaction since the commencement of MDA Space’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect MDA Space or any of its subsidiaries.

Corporate Governance Disclosure

Our Board and management are dedicated to strong corporate governance practices designed to maintain high standards of oversight, accountability, integrity and ethics while promoting long-term growth. In accordance with the corporate governance guidelines set out under National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 – Corporate Governance Guideline, the following is a summary of the governance practices of MDA Space.

Governance Highlights

Governance Element	MDA Space Current Practice
Board size	9 directors.
Board independence	8 (88.9%) directors are independent.
Gender diversity	3 (33.3%) directors identify as female.
Independent committees	All committees are 100% independent.
Independent board and committee meetings	Unless otherwise determined by our Board, to enhance independent judgement, independent directors hold in camera sessions at the conclusion of all regularly scheduled Board and committee meetings.
Board meetings and attendance	10 meetings held in 2024.
Audit Committee meetings and attendance	4 meetings held in 2024. 4 members.
Nominating & Governance Committee meetings and attendance	4 meetings held in 2024. 3 members.
Human Resources, Development & Compensation Committee meetings and attendance	4 meetings held in 2024. 3 members.
Voting standard for board elections	Annually by a majority of votes cast.
Majority voting policy	Yes.

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Governance Element	MDA Space Current Practice
Annual board assessments	Yes, the Nominating & Governance Committee annually assesses the performance and effectiveness of our Board, its committees and each individual member of our Board. In 2024, the Nominating & Governance Committee conducted its annual evaluation and assessment of our Board and its committees. The Nomination & Governance Committee reviewed the results of the assessment for the 2024 financial year, and reported results and recommendations to our Board resulting from the assessment.

MDA Space’s strong corporate governance practices are reflected in our approach and application of policies and practices, some of which are outlined below.

Guidance	Reference in Circular	Overview	Application
Code of Business Conduct and Ethics (the “Code”)	See p. 33	Sets out our Board’s expectations for MDA Space’s directors, officers and employees in their dealings on behalf of MDA Space.	Our Board monitors compliance with the Code by delegating responsibility for investigating and enforcing matters related to the Code to the Chair of the Audit Committee of MDA Space.
Majority Voting Policy	See p. 12

Annual election of directors by shareholders.

Shareholders will vote for the election of individual directors rather a fixed slate.

Any director who receives a greater number of votes withheld must tender resignation.

Each director received a majority of the votes cast at the last meeting in 2024.
Say-On-Pay Vote	See p. 26	Asks shareholders to cast an advisory, non-binding vote on the Company’s approach to executive compensation.	As this is an advisory vote, the results will not be binding upon the Board. However, the Board will take the results of the vote into account, as appropriate, when considering future compensation policies, procedures and decisions and in determining whether there is a need to significantly increase their engagement with shareholders on compensation and related matters.
Director Independence	See p. 31	Determination of independence of Board members. Open and candid discussion among independent directors to facilitate independent judgment.

8 of 9 directors are deemed to be independent.

All committees are comprised entirely of independent directors.

Each Board meeting agenda includes in camera sessions; with only the independent directors in attendance.

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Guidance	Reference in Circular	Overview	Application
Board Responsibilities	See p. 31	Written charters setting out Board and Committee mandates.	Our Board is responsible for supervising the management of MDA Space’s business and affairs.
Board Meetings	See p. 32	Board meets not less than four times a year.	Board met 10 times in 2024.
Position Descriptions	See p. 32	Written position descriptions for each of the Chair of the Board, the Chair of the Audit Committee, Chair of the Nominating & Governance Committee, Chair of the Human Resources, Development & Compensation Committee and the Lead Director.	Sets out clear requirements and responsibilities of each such position.
Director Education	See p. 32	Orientation and education programs designed to ensure directors are educated on their role and expected contributions, MDA Space’s business and operations and current industry trends and developments.

Each new director receives specific orientation materials.

Ongoing education sessions on MDA Space’s business and industry, among other subjects, are regularly held at Board meetings.

Board members are provided access to external memberships and resources as appropriate.

Board Assessment	See p. 35	Nominating & Governance Committee assesses the performance and effectiveness of our Board.	Annual Board evaluation survey completed, reviewed and results reported.
Succession Planning	See p. 36

Our Board, with the assistance of the HRDCC, oversees ordinary course succession planning for the CEO and, together with the CEO, for other executive officers.

Our Board, with the assistance of the Nominating & Governance committee engages in emergency succession planning for the CEO.

The HRDCC, on behalf of the Board, oversees ordinary course succession planning for the CEO role.

At least annually, the Nominating & Governance committee reviews and updates the emergency succession planning process for the CEO.

Environmental, Social and Governance (ESG)	See p. 36	To align ESG with matters of importance to MDA Space’s business and stakeholders.

Board governance of ESG matters is formalized within the Nominations and Governance Committee’s Charter.

Strategic focus and leadership of ESG initiatives is also provided by a cross-functional ESG Working Group comprised of members of the company’s senior management.

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Guidance	Reference in Circular	Overview	Application
Strategic Management Oversight	See p. 39	Key responsibility of our Board includes overseeing and contributing to strategic planning, including as part of our annual strategic planning process.	Strategic oversight is carried out by our Board at regular Board meetings as well as at an annual Board meeting dedicated solely to strategic planning. Our Board also receives regular updates from senior management regarding execution on our strategic plan.
Risk Management Oversight	See p. 39	To achieve a proper balance between risks incurred and the potential return to shareholders and other stakeholders, and ensure effective monitoring and management of risks.	Key responsibility of our Board includes ensuring there are systems in place which effectively monitor and manage risks with a view of long-term viability of MDA Space. Our Board relies on senior management to supervise day-to-day risk management.
Share Ownership Guidelines	See pp.59 and 73	Aligns the interests of directors and executives with those of shareholders. Applies to each Director and executive officer reporting to the CEO.

All independent directors are in compliance with the share ownership guidelines. 6 of 8 independent directors satisfy the required level of share ownership and 2 of 8 independent directors are on track and have additional time to comply.

Each of our NEOs has either met their ownership guidelines or has additional time to comply. See p. 62 for the list of NEOs.

Conflicts of Interest	See p. 25	Directors and officers are obligated to act at all times in good faith and in the interest of MDA Space and to disclose any conflicts.	There are no existing potential conflicts of interest among the Directors.
Disclosure and Confidential Information Policy	See p. 38	Ensures oversight and monitoring of public disclosure processes and practices and reports. Ensures protection of confidential information.	Our Board reviewed and approved all key public disclosure documents prior to their release.
Anti-Corruption Policy	See p. 38	Establishes our commitment to comply fully with relevant Anti-Corruption legislation.	Bribes, kickbacks or other questionable inducements directly or indirectly to government officials to influence business are prohibited.

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Guidance	Reference in Circular	Overview	Application
Anti-Harassment Policy	See p. 38	Establishes our commitment to anti-harassment.	Protects employees, consultants, contractors and applies to customers, suppliers and members of the public who interact with MDA Space. Protects those who act in good faith from retaliation.
Whistleblower Policy	See p. 38	Confidential access to the Audit Committee Chair to report any alleged violations or complaints.	Anonymous, third-party whistleblower hotline is available to all employees, customers, partners and third parties to confidentially report concerns or cases of misconduct.
Insider Trading Policy	See p. 38	Prohibits trading in our securities while in possession of material undisclosed information about MDA Space.

All directors, executive officers (including the named executive officers) and certain employees are deemed insiders.

Insiders can trade in MDA Space securities only during prescribed trading windows, as set out in our Insider Trading Policy.

Insiders are prohibited from entering into certain types of hedging transactions involving MDA Space securities.

Director Independence

In accordance with NI 58-101, our Board considers a director to be “independent” if he or she has no direct or indirect material relationship with MDA Space or our subsidiaries, as determined by our Board in consultation with the Nominating & Governance Committee. A “material relationship” is a relationship which could, in the view of our Board, be reasonably expected to interfere with the exercise of a director’s independent judgment.

Based on the definition of independence and a review of the applicable factual circumstances (including financial, contractual and other relationships), our Board has determined that eight of the nine nominees are independent. Our Board has determined Michael Greenley is not considered independent on the basis that he is the Chief Executive Officer of MDA Space.

Our Board recognizes the importance of independent leadership on our Board, and appointed Brendan Paddick, independent director, as Chair. If at any time the Chair of our Board is not independent, our Board will appoint an independent director as a Lead Director and consider other possible steps and processes to ensure that independent leadership is provided for our Board.

Our Board believes that given our size and structure, including the fact that a majority of our directors are independent, we are able to facilitate independent judgment in carrying out our responsibilities and will continue to do so going forward. To enhance such independent judgment, the independent members of our Board held in camera meetings without members of management and the non-independent directors present, at each set of quarterly Board meetings and at every regularly scheduled Committee meeting (a combined total of 12 Committee meetings, in 2024).

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Board Responsibilities

Our Board is responsible for supervising the management of MDA Space’s business and affairs. The mandate of our Board is set out in the Charter of the Board (the “Board Charter”), which is attached as Appendix A to this Circular. Our Board’s key responsibilities are outlined below.

•	Culture of Integrity - Our Board oversees MDA Space’s Code of Conduct and Business Ethics and is responsible for satisfying itself as to the culture of integrity throughout MDA Space and for promoting a corporate culture that is based on ethical values and behaviours.

•	Strategic Planning - Our Board reviews and approves MDA Space’s long-term goals and strategic and financial plans, and monitors their effectiveness. At each meeting, our Board holds detailed discussions on strategy and the implementation of MDA Space’s strategic plan and priorities.

•	Risk Management - Our Board oversees MDA Space’s risk profile and processes to identify, measure, monitor and mitigate MDA Space’s principal business risks.

•	Internal Control - Our Board oversees the integrity and effectiveness of MDA Space’s internal controls and management information systems.

•	Human Resources Management - With support from the Human Resources, Development & Compensation Committee, our Board oversees MDA Space’s human resources strategy, including compensation philosophy, talent and incentive awards and succession planning.

•	Corporate Governance - The Nominating & Governance Committee reviews current and developing corporate governance practices, including environmental, social and governance, best practices and refines MDA Space’s corporate governance policies, as appropriate. The Nominating & Governance Committee makes recommendations to our Board to enhance corporate governance and Board effectiveness and to ensure our Board’s continued independence.

•	Leadership Development and Succession Planning - Our Board provides oversight of performance assessment and ordinary course succession planning for the Chief Executive Officer and, together with the Chief Executive Officer, for other executive officers.

Board Meetings

Our Board meets at least four times per year, including at least once in each quarter to carry out its responsibilities under its charter, including a review of our business operations and financial results. Our Board meets as many additional times as deemed necessary to carry out its duties. At each Board meeting, unless otherwise determined by our Board, an in camera meeting of independent directors takes place and such in camera sessions are chaired by the Chair of the Board or Lead Director if the Chair is not independent within the meaning of National Instrument 52-110 – Audit Committees (“NI 52-110”).

Our Board appreciates having certain members of senior management attend each Board meeting to provide information and opinions to assist the members of our Board in their deliberations. Management attendees who are not Board members are excused for any agenda items which are reserved for discussion among directors only.

Position Descriptions

Our Board has adopted written position descriptions for each of the Chair of the Board, the Chair of the Audit Committee, Chair of the Nominating & Governance Committee, Chair of the Human Resources, Development & Compensation Committee and the Lead Director. Each position description sets out, without limitation, the requirements and responsibilities of each such position. Our Board also annually reviews the Chief Executive Officer’s goals, objectives and compensation for the upcoming year.

Orientation and Continuing Education

Our Board oversees an appropriate orientation for new Board members in order to familiarize them with MDA Space and our business (including our reporting and organizational structure, strategic plans, significant financial, accounting and risk issues, compliance programs and policies, management and the external auditors), the role of our Board and its committees and the contribution that an individual director is expected to make to our Board, its

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committees (as applicable) and MDA Space. New directors are also provided with appropriate background materials pertaining to our business operations and plans, strategy and financial position and are given the opportunity to meet with senior management in order to facilitate a smooth transition into their role as a director of MDA Space.

Our Board also coordinates the development of continuing education activities or programs for directors, from time to time as appropriate, including, without limitation, continuing education to assist directors to maintain or enhance their skills and abilities as directors, and assist directors in ensuring that their knowledge and understanding of MDA Space and our business remains current. Additionally, MDA Space is a corporate member of the Institute of Corporate Directors (“ICD”). The ICD membership includes an individual membership for each director and our executive team and provides access to resources, education and professional development programs on corporate governance, board effectiveness and other matters.

In addition, Board members are expected to keep themselves current with industry trends and developments and are encouraged to communicate with management and, where applicable, auditors, advisors and other consultants of MDA Space. Board members have access to MDA Space’s in-house and external legal counsel in the event of any questions or matters relating to our Board members’ corporate and director responsibilities and to keep themselves current with changes in legislation. Board members also have full access to MDA Space’s records.

As part of our continuing education efforts, management provides our Board with an in-depth review of each of our business areas, as well as our industry more generally, at each of our regular Board meetings. The Board and its Committees also receive relevant updates from management on developments related to corporate governance, disclosure requirements, changes in law and technology and industry developments. Throughout 2024, MDA Space’s management team conducted or organized numerous education sessions for our Board, with internal and external speakers, including sessions on topics relating to artificial intelligence, capital market considerations, cybersecurity and satellite technology development.

Ethical Business Conduct

Our Board has adopted the Code for MDA Space’s directors, officers and employees that sets out our Board’s expectations for the conduct of such persons in their dealings on behalf of MDA Space. The Code establishes confidential reporting procedures, either internally or through MDA Space’s anonymous, independently administered, third-party hotline service, in order to encourage employees, directors and officers to raise concerns regarding matters addressed by the Code on a confidential basis free from discrimination, retaliation or harassment. Employees who violate the Code may face disciplinary actions, including dismissal.

Our Code is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interests, confidentiality of corporate information, protection and proper use of corporate assets and opportunities and compliance with applicable governmental laws, rules and regulations. Our Code mandates the prompt reporting of any violations of the Code and has been designed to promote MDA Space’s culture of transparency and accountability.

Our Board monitors compliance with the Code by delegating responsibility for investigating and enforcing matters related to the Code to the Chair of the Audit Committee of MDA Space or his/her designate (the “Investigator”), who may enlist the assistance of Company personnel, legal counsel, accounting, external investigators or other advisors as deemed appropriate to conduct the investigation and evaluation of any complaint. The relevant Investigator(s) will report to the Audit Committee (and, where appropriate, to the Board) on a quarterly basis with respect to the investigation and evaluation of a complaint, as well as on any proposed remedial action or disciplinary action. The action determined by the Audit Committee to be appropriate under the circumstances will then be brought to the Board or to the appropriate member(s) of senior management for authorization and implementation. The Chair of the Audit Committee will maintain a log of all complaints that are received, tracking their receipt, investigation, resolution, and any applicable corrective action to be taken. Any employee who becomes aware of a violation of the Code is required to report the violation either directly to their supervisor, manager or Human Resources business partner, or confidentially and anonymously through our independently administered, third-party hotline service. Directors and executive officers are required by applicable law and the Code to promptly disclose any potential conflict of interest that may arise. If a director or executive officer has a material interest in an agreement or transaction, the Code and principles of sound corporate governance require them to declare the

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interest in writing or request to have such interest entered in the minutes of meetings of directors and, where required by applicable law, abstain from voting with respect to the agreement or transaction. The Nominating & Governance Committee is responsible for monitoring such conflicts of interest under the Code. Our Board delegates the communication of the Code to employees and to management who will be expected to encourage and promote a culture of ethical business conduct.

The Code of Conduct has been filed with the Canadian securities regulatory authorities on SEDAR+ at www.sedarplus.ca.

Nomination of Directors

When directorships become vacant, or it is anticipated that they will be vacated, the Nominating & Governance Committee is responsible for identifying and recommending suitable candidates to be directors of MDA Space. In seeking suitable candidates to be directors, the Nominating & Governance Committee, all of whose members are independent directors, seeks individuals qualified (in the context of the needs of MDA Space and any formal criteria established by our Board) to become members of our Board for recommendation to our Board. Recommendations concerning director nominations are to be, foremost, based on merit, performance and experience.

When new directors are considered for appointment to our Board, diversity is also to be taken into consideration, as it is beneficial that a diversity of backgrounds, views and experiences be present on our Board, having regard to, among other attributes, gender, status, age, business experience, professional expertise, education, nationality, race, culture, language, personal skills and geographic background (see “Corporate Governance Disclosure – Diversity”).

Committees of the Board of Directors

The directors have established three committees: the Audit Committee, the Nominating & Governance Committee and the Human Resources, Development & Compensation Committee. Key responsibilities of each committee are outlined below.

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Audit Committee	Nominating & Governance Committee	Human Resources, Development & Compensation Committee

•    Oversee MDA Space’s financial controls and reporting

•    Monitor whether MDA Space complies with financial covenants and legal and regulatory requirements governing financial disclosure matters and financial risk management

•    Review, monitor and report on MDA Space’s major enterprise and financial risk exposures and guidelines, policies and practices regarding financial risk assessment and management, including MDA Space processes for strategic risks (including those related to information security, cyber-security and data protection)

•    Oversee and evaluate MDA Space’s governance and nominating policies

•    Assess the effectiveness of our Board, each of its committees and individual directors

•    Oversee the recruitment and selection of director candidates to be nominated by MDA Space

•    Review and make recommendations to our Board concerning the size, composition and structure of our Board and its committees

•    Oversee and review MDA Space’s ESG strategy and implementation, consistent with MDA Space’s corporate purpose, vision and values

•    Monitor Board diversity, including the level of female representation, and consider recruiting qualified diverse candidates

•    Oversee policies and programs related to human resources at MDA Space

•    Review and make recommendations to variable compensation or incentive plans of MDA Space

•    Assess the performance of the CEO, and, together with the CEO, the performance of the other NEOs

•    Review and make recommendations to our Board concerning the level and nature of compensation payable to the CEO

•    Review and, where applicable, approve the recommendations of the CEO concerning the compensation payable to the other NEOs

•    Review overall strategy in respect of Diversity and Inclusion and monitor diversity among senior management

Audit Committee

MDA Space’s Audit Committee currently consists of Karl Smith (Chair), Darren Farber, Brendan Paddick and Yung Wu, each of whom is and must at all times be financially literate. All of our Audit Committee members are considered independent within the meaning of NI 52-110. In addition to each member’s general business experience, the relevant education and experience of each member of the Audit Committee is described as part of their respective biographies herein and in MDA Space’s current annual information form (“AIF”) dated March 7, 2025 under “Directors and Executive Officers”. The AIF is available on MDA Space’s profile on SEDAR+ at www.sedarplus.ca. Each of the Audit Committee members has adequate education and/or experience that will be relevant to their performance as an Audit Committee member, including broad experience reviewing financial statements and dealing with related accounting and auditing issues. This includes Karl Smith, the new Chair of our Audit Committee, who has experience as a chartered public accountant and has held a variety of relevant finance roles over the past thirty years including as Executive Vice President and Chief Financial Officer of Fortis Inc., a company listed on the Toronto Stock Exchange.

Our Board has adopted a written Charter for the Audit Committee, which sets out the Audit Committee’s responsibilities, including, without limitation, reviewing and approving the financial statements of MDA Space and public disclosure documents containing financial information and reporting on such review to our Board, ensuring that adequate procedures are in place for the reviewing of MDA Space’s public disclosure documents that contain financial information, overseeing the work and reviewing the independence of the external auditors, reviewing and monitoring MDA Space’s internal controls systems, oversight of MDA Space’s enterprise risk management framework, and oversight of internal audit activity.

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The members of the Audit Committee are appointed annually by our Board, and each member of the Audit Committee serves at the request of our Board until the member resigns, is removed, or ceases to be a member of our Board.

All non-audit services to be provided by MDA Space’s external auditor are required to be pre-approved by the Audit Committee.

Reference is made to the AIF for information relating to the Audit Committee, as required under Form 52-110F1 – Audit Committee Information Required in an AIF. The AIF also includes a copy of the Charter of the Audit Committee. Upon request, MDA Space will provide a copy of the AIF free of charge to a securityholder of MDA Space.

Nominating & Governance Committee

Our Nominating & Governance Committee currently consists of Jill Smith (Chair), John Risley and Yaprak Baltacioğlu, each of whom is independent within the meaning of NI 52-110. The relevant education and experience of each member of the Nominating & Governance Committee is described as part of their respective biographies herein and in MDA Space’s current AIF. The primary mandate of the Nominating & Governance Committee is to (i) assess the effectiveness of our Board, each of its committees and individual directors; (ii) oversee the recruitment and selection of director candidates to be nominated by MDA Space; (iii) design an orientation and education program for new directors; (iv) consider and approve proposals by the directors to engage outside advisors on behalf of our Board as a whole or on behalf of the independent directors; (v) review and make recommendations to our Board concerning the size, composition and structure of the Board and its committees; (vi) review and make recommendations to our Board concerning the level and nature of the compensation payable to directors; (vii) maintain oversight of MDA Space’s environmental, social and governance strategy plan, practices, related policies, and disclosure with respect to same; and (viii) advise our Board on enhancing MDA Space’s corporate governance including in respect of environmental, social & governance matters, through a continuing assessment of MDA Space’s approach to corporate governance.

Our Board has established a written charter setting forth the purpose, composition, authority and responsibility of the Nominating & Governance Committee consistent with MDA Space’s corporate governance guidelines. The members of the Nominating & Governance Committee are appointed annually by our Board, and each member of the Nominating & Governance Committee serves at the request of our Board until the member resigns, is removed, or ceases to be a member of our Board. Each member of the Nominating & Governance Committee must be independent within the meaning of NI 52-110.

Human Resources, Development & Compensation Committee

Our Human Resources, Development & Compensation Committee (the “HRDCC”) currently consists of Yaprak Baltacioğlu (Chair), Alison Alfers and Jill Smith, each of whom is independent within the meaning of Section 1.4 of NI 52-110. The relevant education and experience of each member of the HRDCC is described as part of their respective biographies herein and in our current AIF. The primary mandate of the HRDCC is to (i) review and make recommendations to variable compensation or incentive plans of MDA Space; (ii) assess the performance of the CEO, and together with the CEO, the performance of other NEOs; (iii) review and make recommendations to our Board concerning the level and nature of compensation payable to the Chief Executive Officer; (iv) review and, where applicable, approve the recommendations of the CEO concerning the compensation payable to the other NEOs; and (v) review and approve the compensation paid by MDA Space, if any, to advisors of the HRDCC.

Our Board has established a written charter setting forth the purpose, composition, authority and responsibility of the HRDCC consistent with MDA Space’s corporate governance guidelines. The members of the HRDCC are appointed annually by our Board, and each member of the HRDCC serves at the request of our Board until the member resigns, is removed, or ceases to be a member of our Board. Each member of the HRDCC must be independent within the meaning of NI 52-110.

Board Assessment

Our Nominating & Governance Committee annually assesses the performance and effectiveness of our Board, its committees and each individual member of our Board. In 2024, the Nominating & Governance Committee

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conducted its annual evaluation and assessment of our Board and its committees. The Nomination & Governance Committee reviewed the results of the assessment for the 2024 financial year, and reported results and recommendations to our Board resulting from the assessment.

Director Term Limits and Other Mechanisms of Board Renewal

Our Board has considered the matters of term limits and mandatory retirement. At this time, our Board does not believe that these types of policies are necessary. Our Board believes that its self-evaluation process combined with input from an external third-party governance firm is an effective and transparent manner to ensure that MDA Space’s directors add value and remain strong contributors.

Succession Planning

Succession planning is critical to MDA Space’s long-term sustainable growth and is an ongoing process. In 2024, consistent with the standards of good governance, MDA Space’s Board, through direct action of the HRDCC, within its accountability to ensure robust succession planning of key executive roles, discussed the Chief Executive Officer succession plan. At least annually, the Nominating & Governance Committee reviews and updates the emergency succession planning process for the CEO.

Additionally, ordinary course succession planning for key executive leadership roles is discussed among the HRDCC, the CEO and the Chief People, Culture and Transformation Officer in order to secure a balanced and diverse bench of future leaders to support the sustainable growth of MDA Space. This includes preparing for planned and unplanned executive transitions arising from business changes, employee movements, retirements, and voluntary and involuntary exits. Through board and committee meetings, Board members have direct exposure to numerous senior leaders across the organization to gain visibility into the MDA Space leadership pipeline.

The HRDCC also oversees MDA Space’s human resources policies and practices that enable senior management to review the performance of their team members and to develop plans to invest in leadership capabilities. In 2024, MDA Space held a three day Leadership Forum, bringing together the most senior leaders across the Company to discuss strategy and objectives and also to drive alignment, connection and capabilities as enterprise leaders.

Environmental, Social and Governance (“ESG”)

One of our core values at MDA Space is to “do the right thing”. We act ethically in all that we do, take ownership of our work and responsibility for the outcomes. As a core part of our business, we contribute to impactful environmental and social initiatives that are important to MDA Space and our stakeholders.

Through our capabilities, MDA Space gathers imagery and data that is used for environmental monitoring including natural disaster and response management, tracking ice floes and shoreline erosion, deforestation, illegal, unreported and unregulated (“IUU”) fishing and providing maritime protection awareness.

Of the 50 Essential Climate Variables identified by the World Meteorological Organization to monitor climate change, 26 variables can only be effectively observed from space. MDA Space plays an essential role in delivering data and insights to inform decisions that protect people and the planet.

According to the United Nations, IUU fishing is the planet’s 6th largest crime, with 20% of the over 90 million tonnes of fish caught globally each year being captured illegally. MDA Space is active every day in the fight against IUU fishing, providing near real-time monitoring of fishing. Our Company has worked with Canadian and international agencies for years to provide actionable maritime intelligence data that addresses dark vessel detection and supports maritime enforcement initiatives.

Our technology also supports search and rescue efforts and facilitates space-based science, such as NASA’s OSIRIS-REx mission that in 2023 returned physical samples from asteroid Bennu, providing researchers unprecedented insight into Earth origins from a time about 4.5 billion years ago when our planet was forming.

In 2024, MDA Space continued to make steady progress to build a sustainable and long-term ESG foundation in our organization, including formalizing ESG governance in the charter of our Board of Directors Nominations and Governance Committee.

Our identified ESG efforts are focused on addressing critical MDA Space business risks and opportunities.

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Environmental

Our operations are regulated under various federal, provincial, municipal, and international laws governing the environment, including laws related to the discharge of pollutants into the soil, air and water, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites.

MDA Space operations comply with applicable environmental regulations and aim to continuously improve our environmental practices. In 2024, MDA Space completed the Company’s first enterprise-wide greenhouse gas (GHG) emissions baseline assessment and submitted our data to the Carbon Disclosure Project (CDP).

Social

In 2024, MDA Space launched our first company-wide employee engagement survey providing all employees with a meaningful opportunity to contribute to our continued development of a high performance and inclusive culture. 75% of employees participated in the survey, sharing their personal and professional perspectives on engagement, leadership effectiveness and company culture, highlighting key strengths within the organization and identifying areas to drive further action and improvements.

In 2024, we expanded our benefits program with enhancements to our maternity leave and mental health support. We also introduced improvements to our total rewards program that support the financial well-being of our employees, including an Employee Share Purchase Plan with employer matching contributions, and enhancements to retirement benefits.

Diversity

We are committed to Diversity and Inclusion in line with our core values. We believe greater diversity drives a stronger corporate culture, deeper talent pool, and market-leading innovation that delivers better business outcomes for our customers and our organization. We are investing in opportunities that enable all employees to reach their full potential and thrive at MDA Space.

Ensuring inclusive hiring practices within our processes allow us to attract the best talent from a diverse pool of candidates. Operationally, to support our rapid growth while enabling a diverse candidate pool, our talent acquisition team have been certified in diversity sourcing under the Advanced Internet Recruitment Strategy (AIRS) Certified Diversity and Inclusion program. In addition, unconscious bias training was implemented across our talent acquisition team, and a corresponding training module was introduced as part of our performance management process.

In 2024, to further engage Indigenous communities, MDA Space introduced a new MDA Space Indigenous Student Scholarship program. The Company also joined the Canadian Council for Indigenous Business to increase opportunities to engage with Indigenous-led businesses. MDA Space also has multiple employee resource groups in several of our locations representing Women, Black employees, and 2SLGBTQIA+ employees.

Board of Directors

Our Board is composed of qualified professionals who have the requisite industry, financial and commercial experience and expertise to fulfill the board’s mandate. Our current directors have a broad range of skills and experiences that have been highlighted in the director profiles skills matrix. We believe that an important part of our board effectiveness includes the unique perspectives of our directors resulting from the combination of diverse backgrounds, having regard to, among other attributes, gender, status, age, business experience, professional expertise, education, nationality, race, culture, language, personal skills and geographic background.

Currently, three of the nine directors (33.3%) identify as women. MDA Space has not yet adopted a written board diversity policy; however, the Nominating & Governance Committee continuously monitors diversity on our Board, as part of our overall recruitment and selection process to fill Board positions, as the need arises, through vacancies, growth or otherwise.

Additionally, the Human Resources, Development & Compensation Committee incorporates diversity as part of their consideration in appointments of executive officers and within ordinary course succession planning.

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Management

In 2024, our Chief Executive Officer was appointed as the executive sponsor of Diversity and Inclusion initiatives globally. Currently, three of seven executive officers (43%) identify as women and two out of three commercial Business Areas are led by women. In 2024, MDA Space was acknowledged by the Globe and Mail’s Report on Business magazine as a Women Lead Here organization, which highlights Canadian businesses that are leading in executive team gender diversity.

Employees

Based on our most recent self-reported confidential demographic disclosure, 29% of employees identify as women, 41% identify as a member of a racial or ethnic group, and 6% identify as a member of the 2SLGBTQIA+ community.

MDA Space has a highly educated workforce, with 46% of employees identifying with a Bachelor’s degree, 26% of employees with a Master’s degree, and 7% of employees with a Doctorate level degree. Our total workforce is made up of four different generations (Baby Boomers, X, Millennials, Z) with millennials representing 40% of our total population.

Health and Safety (H&S)

With advanced manufacturing facilities in multiple operational locations, MDA Space places a high priority on health and safety (H&S). Dedicated personnel in our primary manufacturing facilities in Brampton, Ontario and Montreal, Quebec actively review, revise, and implement H&S policies and procedures. In 2024, several focused H&S initiatives were implemented in line with the significant new investments we are making to expand and modernize our facilities. Highlights include a risk assessment of newly built labs to inform and revise multiple H&S policies and procedures, the development of a new Emergency Response Plan, efforts to accommodate ergonomic requirements of our employees, and partnering with MDA Space contractors to ensure the safety of all individuals working on our premises.

Cybersecurity

We prioritize the effective management of cybersecurity risks through a strategy focused on identifying, assessing, and responding to cybersecurity vulnerabilities, threats and incidents. Our primary objectives are to safeguard information assets, prevent their misuse or loss, and minimize business disruptions, through a comprehensive cybersecurity program intended to detect, analyze, contain and address cybersecurity risk exposures, threats and incidents.

Our Board devotes significant time and attention to information security and risk management, including cybersecurity, data privacy, and regulatory compliance. Our Audit Committee is mandated to provide cybersecurity oversight including ensuring regulatory compliance and appropriate risk management.

MDA Space has adopted the Cybersecurity Framework (CSF) developed by the National Institute of Standards and Technology (NIST) to ensure strong governance and consistent processes. We conduct mandatory cybersecurity and information security compliance training for all employees on a monthly basis, tracking completion and required attestations.

In 2024, MDA Space continued to enhance risk mitigation efforts, including process initiatives, rigorous systems and network monitoring, dashboard tracking, and other management systems improvements to address cybersecurity and insider threats. We also implemented a Third-Party Risk Management Program to assess our third-party suppliers and vendors. External security risk rating services are also used to measure the IT security rating of MDA Space.

Governance

We are committed to running our business ethically and responsibly and have a number of important policies to maintain our high level of business trust and integrity, including a Disclosure and Confidential Information Policy, Anti-Corruption Policy, Anti-Harassment Policy, Whistleblower Policy, Insider Trading Policy and a Code of Ethics and Business Conduct Policy. Further, MDA Space requires its employees to undergo annual training on ethical standards, including sessions on Ethics & Business Conduct, Anti-Corruption and Anti-Harassment. In addition, MDA Space conducts mandatory continuous security awareness training for its current and new employees in areas

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such as phishing, social engineering, and data security. We have also introduced a Supplier Code of Conduct that outlines our expectations within our supply chain, including, among other things, the protection of individuals working directly or indirectly with MDA Space from any form of forced labour, child labour, modern slavery and human trafficking.

In 2024, in addition to ESG governance being formalized within the Nominations and Governance Committee of the Board, a cross-functional Senior Management ESG Working Group was also established to provide strategic focus and oversight of the Company’s global ESG initiatives.

Shareholder Engagement

MDA Space’s management and Board are committed to engaging in an open and constructive dialogue with current and prospective shareholders and value feedback on a wide range of topics including strategy, operations, corporate governance, executive compensation and sustainability practices. We carefully consider shareholder feedback, advice from our independent compensation consultant, and input from proxy advisory firms in board discussions and deliberations throughout the year.

In Fiscal 2024, MDA Space’s Board Directors Brendan Paddick, the Chair of our Board of Directors, and Yaprak Baltacioğlu, the Chair of our Human Resources, Development & Compensation Committee, engaged with many of our largest shareholders through virtual meetings to solicit feedback on a range of topics including executive compensation. Shareholders were generally supportive of our executive pay policies and practices. We received constructive feedback that we are currently considering and evaluating.

Additionally, this past year, MDA Space’s management, including our CEO and CFO at the time, carried out approximately 190 engagements with institutional investors through both in-person and virtual meetings, which included meetings with 26 of our top 50 shareholders.

MDA Space communicates and engages with shareholders and other stakeholders through a variety of channels including:

•	Hosting quarterly earnings calls with financial analysts and institutional investors to present and review financial and operating results for the quarter. The calls are webcast and include a formal management presentation as well as question-and-answer session with financial analysts

•	Regularly meeting with institutional investors and financial analysts to provide timely updates on MDA Space’s business and operations

•	Participating in industry and investor conferences in Canada, the United States and Europe

•	Holding other ad hoc events such as site tours of MDA Space’s facilities in Canada

•	Hosting an annual general meeting of shareholders, which allows shareholders to use an Internet-enabled device to watch and listen to the meeting in real time, submit comments and questions as well as vote during the meeting

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•	Issuing timely news releases, annual and quarterly reports, annual information forms, and management information circulars

We also post relevant and useful disclosures on our investor relations website at mda-en.investorroom.com.

MDA Space values shareholder, employee and other interested party opinions, concerns and feedback. We invite you to communicate directly with Board members either by email at boardofdirectors@mda.space or by mail at the address below (in an envelope marked “Confidential – Board of Directors”).

MDA Space Ltd.
Attn: MDA Space Board of Directors
7500 Financial Drive
Brampton, ON L6Y 6K7 Canada

Strategic Management Oversight

Generally, the Chief Executive Officer oversees MDA Space’s strategic plan and has responsibility for the operation of MDA Space’s business in accordance with such plan and the operating and capital expenditure budgets as previously approved by the Board. Our Board also plays an integral role in providing oversight of MDA Space’s strategic growth plan. As part of our annual strategic planning process, our Board holds an annual strategic planning session during which the Board considers the strategic plans and priorities of each of our business areas, and for MDA Space as a whole. As part of these sessions, our Board conducts a review of the strategic plans presented to it by our senior management team and provides insight and guidance on these plans. In addition to these dedicated strategy sessions, our Board also receives regular updates from senior management regarding execution on our strategic plan at Board meetings and holds in camera sessions solely for independent directors at each regular Board meeting to discuss strategic matters and other significant developments within our business.

Risk Oversight

Our Board and its Committees are responsible for understanding the principal risks of the business in which MDA Space is engaged, achieving a proper balance between risks incurred and the potential return to shareholders and other stakeholders, and for ensuring that there are systems in place which effectively monitor and manage those risks with a view of long-term viability of MDA Space. While our Board relies on senior management to supervise day-to-day risk management, the Board remains accountable for the oversight of enterprise risk management and receives quarterly updates on the Company’s enterprise risk management through the Audit Committee.

Under the Company’s enterprise risk management process overseen by the Audit Committee, key risks to our business, together with possible mitigating strategies, are identified. We also manage risks through various internal processes, policies and controls which are embedded within our operations and are reviewed with our Board as appropriate.

A discussion of the primary risks facing MDA Space’s business is included in the AIF available on our profile on SEDAR+ at www.sedarplus.ca.

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Letter to Shareholders from Chair of Human Resources, Development & Compensation Committee

Dear Fellow Shareholders,

On behalf of the Human Resources, Development and Compensation Committee (“HRDCC”) of the MDA Space Board of Directors, I am pleased to share our approach to executive compensation, including frameworks and considerations we use to ensure a competitive executive compensation program that demonstrates strong pay-for-performance alignment and supports long-term value creation for shareholders.

2024 Performance3

In 2024, MDA Space delivered another year of strong growth and execution which helped further solidify our position as a trusted mission partner and leader in the expanding space industry. Our revenues grew to $1,080.1 million, up 33.7% year over year driven by strong contributions from our Satellite Systems and Robotics and Space Operations businesses. We achieved solid profitability with Adjusted EBITDA of $217.1 million, up 24.6% year over year,4 and Adjusted EBITDA Margin of 20.1% driven by our team’s execution. On the bottom line, Adjusted Net Income in 2024 increased to $111.1 million, up 13.5% compared to 2023. Order Bookings for the full year totalled an impressive $2.4 billion and backlog grew to $4.4 billion as of December 31, 2024, up 41.6% year over year, a record level for MDA Space that sets us up well for 2025 and beyond. On the operational front, we continued to execute well against our strategic growth plan and achieved multiple milestones across our business areas in 2024, positioning us well to capitalize on the demand we see in our end markets.5

As we reflect on a transformative year in 2024, the accomplishments of the executive leadership team underscore the ongoing commitment of MDA Space to innovation and excellence, ensuring that we remain at the forefront of the space industry. The strength of the executive leadership team was demonstrated through multiple third-party acknowledgements of business leadership including for Michael Greenley, who was named by the Globe and Mail as Canada’s 2024 CEO Innovator of the Year and the 2023 Satellite Executive of the Year at the Satellite 2024 Conference. Our Company was also recognized for leadership in diversity with the Women Lead Here designation by the Globe and Mail’s Report on Business Magazine, and as an innovation leader, ranking in the top 35 of Canada’s top 100 corporate research and development spenders by Research Infosource Inc. for the second straight year.

Understanding that people are at the core of our Company’s success, the HRDCC reviewed key elements of the MDA Space Human Resources strategy, including the inaugural employee engagement survey; Diversity and Inclusion progress; and talent acquisition plans and metrics in line with the Company’s growth, among others. As the business has grown and matured, so has our ability to attract and retain key executive talent, reflected in the November 2024 appointment of Guillaume Lavoie as Chief Financial Officer MDA Space. Mr. Lavoie brings over 20 years of financial expertise from large publicly traded and privately owned companies with proven experience as a CFO and expertise across financial and business functions, including strategic and financial planning, mergers and acquisitions, investor relations, capital deployment, business transformation, and P&L ownership.

Linking Pay with Performance

At MDA Space, we are committed to adhering to best pay practices and maintaining transparency in our compensation programs. We regularly benchmark our executive compensation against industry peers to ensure competitiveness and alignment with market practices.

Our compensation philosophy supports our goals of driving a high-performance culture and shareholder value creation. Our executive compensation program is designed to retain, motivate and reward our executive officers for their performance and contribution to the short- and long-term success of MDA Space through a total

[3]	For a detailed review of our operational performance, refer to our 2024 Management’s Discussion and Analysis, a copy of which is available on MDA Space’s profile on SEDAR+ at www.sedarplus.ca.
[4]	Adjusted EBITDA of $217.1 million in 2024 up 24.6% year over year compared to adjusted EBITDA of $174.2 million in 2023.
[5]	Adjusted EBITDA, Adjusted EBITDA Margin, Order Bookings and Adjusted Net Income are financial measures that are not calculated in accordance with IFRS. For a reconciliation to the most directly comparable measure calculated in accordance with IFRS, see the section entitled “Reconciliation of Non-IFRS Measures” in MDA Space’s latest Management Discussion and Analysis available on SEDAR+ at www.sedarplus.ca, which is hereby incorporated by reference.

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compensation approach that includes salary, short-term incentive, and long-term equity including performance share units (“PSUs”) and restricted share units (“RSUs”). With significant ‘pay at risk’ tied to overall company performance, our approach to total compensation motivates executive officers to successfully achieve challenging business and financial objectives and aligns their interests with long-term shareholder value creation.

In 2024, our Short-Term Incentive Plan (“STIP”) focused on execution and operational efficiency, using three core financial metrics, Revenue and Adjusted EBITDA, each weighted 40%, and Order Bookings, weighted at 20%.

This year’s corporate financial and operational performance resulted in the short-term incentive award target of 105%. This, along with the results of personal objectives for the named executives, resulted in STIP awards ranging from 104% to 108% of target. These results demonstrate the impact that our individual executives have on the achievement of our long-term success.

The Long-Term Incentive Plan (“LTIP”) set in 2024 aligns compensation outcomes with our shareholder expectations through cumulative three-year business targets aligned to our strategic growth plan objectives, in addition to considerations for relative total shareholder return. We believe this plan will continue to drive long-term performance and results for MDA Space and MDA Space shareholders.

Focus for 2025

We welcome the opportunity to receive Shareholder feedback on our approach to executive compensation which we believe is valuable for continued transparency, accountability and for strengthening our corporate governance. In addition to persistent management engagement with shareholders, in 2024 our Chair of the Board, Brendan Paddick and I undertook a series of direct engagements with shareholders and received general support for our executive compensation program. To further formalize this practice, in 2025 we are introducing a shareholder ‘Say-On-Pay’ vote.

The HRDCC and the Board believe that 2024 compensation outcomes are appropriate and well-aligned with the performance of MDA Space over the past year. We will continue to evolve our program in 2025 with a consistent focus on performance and execution in alignment with value creation for our shareholders.

We want to thank you for your continued support and trust in MDA Space. We remain committed to upholding the highest standards of corporate governance and delivering superior returns by leveraging our diversified and differentiated portfolio of space technology and expertise.

Sincerely,

Yaprak Baltacioğlu
Chair of Human Resources, Development & Compensation Committee

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Executive Compensation

Compensation Discussion and Analysis

The following discussion describes the significant elements of the compensation program for the named executive officers (“NEOs”) of MDA Space. The NEOs for Fiscal 2024 are:

Michael Greenley	Chief Executive Officer and Director
Guillaume Lavoie(1)	Chief Financial Officer
Stephanie McDonalD	Chief People, Culture and Transformation Officer
Holly Johnson	Vice President, Robotics & Space Operations
Luigi Pozzebon	Vice President, Satellite Systems
Vito Culmone(2)	Former Chief Financial Officer
Janet McEachern(3)	Vice President, Finance and Former Interim Chief Financial Officer

Notes:

(1)	Mr. Lavoie was appointed Chief Financial Officer on November 4, 2024.

(2)	Mr. Culmone resigned from his position with MDA Space effective July 2, 2024.

(3)	Ms. McEachern was appointed Interim Chief Financial Officer effective July 2, 2024 and held such position until November 4, 2024.

Michael Greenley,
Chief Executive Officer and Director

Mr. Greenley is the Chief Executive Officer of MDA Space. With over 30 years of executive experience in the defence and security business, Mr. Greenley has deep expertise in the land, air, maritime, public safety and space sectors. Prior to MDA Space, Mr. Greenley was Sector President of L-3 WESCAM. He also served as Vice President and General Manager of CAE Canada, Vice President, Strategy and Business Development for General Dynamics (GD) Canada, and Vice President, International for GD Mission Systems. Prior to GD, he was Vice President of the modelling and simulation business at CAE. Mr. Greenley is Chair of Space Canada’s Board of Directors, a member of the Business Council of Canada and a member of the Global Satellite Operators Association (GSOA). He has served as the Vice-Chair of the Government of Canada’s Economic Strategy Table for Advanced Manufacturing, a Board member of the Aerospace Industries Association of Canada (AIAC) and of the Ontario Aerospace Council. Previously he served as Chair of the Advisory Board for Defence and Security Export to the Department of Foreign Affairs and International Trade (DFAIT) in Canada, as a member of the Industry Advisory Boards to the Department of National Defence, Defence R&D Canada, and Public Services and Procurement Canada and to the CEO of Export Development Canada (EDC). Mr. Greenley has also served on a number of non-profit boards including six years as the Chair of the Board of the Canadian Association of Defence and Security Industries (CADSI), and Chair of the Board for the Elmwood School for Girls. Mr. Greenley received the 2023 Satellite Executive of the Year award at the Satellite 2024 Conference and the 2024 Innovator of the Year award and recognition as one of Canada’s Top CEOs by the Globe and Mail’s Report on Business. Earlier in his career, Mr. Greenley was recognized as an Ottawa Top 40 under 40 business leader, and a PROFIT 100 CEO for leading one of Canada’s fastest growing companies. Mr. Greenley holds a Bachelor of Science and a Master of Science from the University of Waterloo, as well as an Executive Leadership Development certificate from The Wharton School.

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Guillaume Lavoie, Chief Financial Officer
Mr. Lavoie joined MDA Space in November 2024, bringing over 20 years of financial expertise from large publicly traded and privately owned companies with proven experience as a CFO and expertise across financial and business functions, including strategic and financial planning, mergers and acquisitions, investor relations, capital deployment, business transformation, and P&L ownership. Mr. Lavoie joined MDA Space from Sofina Foods Inc., a global food manufacturer, where he served as Executive Vice President and CFO and played an instrumental role in executing the company’s growth strategy, including the integration of Sofina Europe. Prior to Sofina Foods Inc., Mr. Lavoie served as Senior Vice President and CFO of the Woodbridge Group, a global automotive supplier where he delivered significant free cash flow improvements for the business by executing key business projects, in addition to renegotiating financing for the company. Prior to this, Mr. Lavoie was the Vice President and CFO for Bombardier Transportation, a global leader in rail transportation, from 2018 to 2020 and the Vice President of Financial Planning & Analysis at Bombardier Inc. from 2015 to 2018. Mr. Lavoie is a Chartered Professional Accountant (CPA) and holds a Bachelor of Business Administration from the Université du Québec à Montréal.

Stephanie McDonald, Chief People, Culture and Transformation Officer
Ms. McDonald joined MDA Space in July 2023 in a newly created executive role with a mandate to drive MDA Space’s transformation strategy and initiatives. With global responsibility for MDA Space's people, culture and transformation agenda and associated functions, Ms. McDonald brings a demonstrated track record of long-term strategic planning and value creation in publicly traded companies. A seasoned executive with a background in large multinationals undergoing transformation, Ms. McDonald has served in multiple executive and leadership roles as a trusted strategic business leader. Before joining MDA Space, Ms. McDonald was the Chief Human Resources Officer at Ontex, a global private label manufacturer of personal hygiene products. Previously, she was the Senior Vice President of People & Culture at Parkland, an international fuel distributor and retailer with operations in 25 countries. Ms. McDonald also spent over 16 years in progressive leadership roles while working at Holcim, a global leader in sustainable construction. Throughout her career, Ms. McDonald has led a series of organizations through a variety of significant transformations and corporate events, including rapid scaling and growth, complex business integrations and corporate turnarounds. Ms. McDonald is a past Committee Chair and former Board Member for HR People & Strategy (HRPS), now called the SHRM Executive Network, an exclusive community of practicing senior HR leaders dedicated to revolutionizing the world of work. Ms. McDonald holds a Master of Business Administration (Academic Distinction) from Georgetown University in Washington, DC, and a Bachelor of Commerce from the University of Saskatchewan. She is also a certified Culture Coach from the Maslow Research Center.

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Holly Johnson, Vice President, Robotics & Space Operations
Ms. Johnson has had an extensive 15-year career in the robotics and space operations industry, with experience in systems engineering, business development, business leadership, operations management and strategy development. In 2022, she was appointed Vice President, Robotics & Satellites Operations at MDA Space. Prior to that, Ms. Johnson led business transformation initiatives as the Vice President of Operations at MDA Space, working with the executive leadership team to modernize and harmonize practices and systems in human resources, finance, information technology, marketing and business operations. During her tenure in the Operations group, Ms. Johnson played a key role in corporate development initiatives, including the sale of MDA Space in 2019 to a Canadian-based private equity group, the subsequent divestiture and establishment of stand-alone operations as a private company, taking MDA Space through its initial public offering and other mergers and acquisitions activity. Ms. Johnson started her career at MDA Space in 2010 as a systems engineer working on Canadarm space robotics programs, medical robotics technology and early design concepts for Canadarm3 and other large projects. Following this, she leveraged her engineering skills and industry expertise as Business Development Manager in the robotics division, where she engaged with commercial space customers to develop solutions for on-orbit robotics systems and interfaces. Ms. Johnson has a Bachelor of Applied Science degree in Mechanical Engineering from the University of Toronto and is a member of Professional Engineers Ontario. In 2023, Ms. Johnson was named to the prestigious “Best Executives” list by the Globe and Mail’s Report on Business, a program established to celebrate exceptional non-CEO leaders at Canadian corporations. In 2019, Ms. Johnson received a top 40 under 40 recognition and was presented with the University of Toronto Alumni Network’s Early Career Award. She was also recognized for her professional accomplishments in 2016 when she received the Northern Lights Aero Foundation Rising Star Award.

Luigi Pozzebon, Vice President, Satellite Systems
Mr. Pozzebon is a long-term member of MDA Space’s Satellite Systems engineering and management team and is a widely respected executive in the global satellite industry. Mr. Pozzebon brings more than 33 years of experience to his current role as MDA Space’s Vice-President of Satellite Systems. He is responsible for MDA Space’s state-of-the art satellite design and manufacturing facilities, including its high-volume satellite production facility. In his decades-long career, he has played an instrumental role in some of the most complex satellite technology programs that have fundamentally changed the space industry in the fields of robotics, SAR, navigation, and satellite communications, in a wide range of functions including digital engineering, system engineering, engineering management, chief architect, business execution, business leadership and strategy development. Prior to working at MDA Space, he was Project Engineer at CMC Electronics where he was responsible for the design of an all-glass large-format high resolution cockpit display product, with night vision (NVIS) option, and a family of Flight Management Systems products for modern digital cockpits in fixed and rotary wing aircraft for both civil and military applications. In April 2024, Mr. Pozzebon was named to the prestigious “Best Executives” list by the Globe and Mail’s Report on Business, a program established to celebrate exceptional non-CEO leaders at Canadian corporations. Mr. Pozzebon holds an Honours Bachelor of Engineering degree from McGill University.

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Compensation Philosophy and Objectives

In the highly dynamic and rapidly evolving space economy, MDA Space’s compensation must support the business strategy by directly linking pay outcomes to the achievement of our business and financial objectives. Additionally, compensation is used to align executives to creating shareholder value, attract and retain an experienced executive team, and support a culture that ensures appropriate oversight and risk taking. We have designed our executive officer compensation program to achieve the following objectives:

Attract and retain talented, high-performing and experienced executive officers, whose knowledge, skills, and performance are critical to success.	Motivate the executive team to achieve MDA Space’s business and financial objectives.	Align the interests of our executive officers with those of our shareholders by tying a meaningful portion of compensation directly to the long-term value and growth of the business.	Encourage appropriate oversight and risk-taking.

MDA Space reevaluates its compensation philosophy and compensation program as appropriate and continues to review compensation each year. As part of this review process, MDA Space is guided by the philosophy and objectives outlined above, and by market competitiveness.

We offer executive officers cash compensation in the form of base salary, an annual short-term incentive, and equity-based compensation. We grant long-term incentives consisting of stock options (“Options”), PSUs and RSUs to our executive officers and employees, under an omnibus equity incentive plan (the “Omnibus Plan”).

Primary elements of MDA Space’s executive compensation program, its objectives and key features are outlined in the table below:

Compensation Element	Objective	Key Features
Base salary	Attract and retain talent and provide a competitive fixed level of annual cash compensation	Reflects competitive market value by referencing the median of the peer group in setting salaries with adjustments for individual performance and experience, including knowledge, skills, responsibilities in the role and internal equity
Short-term incentives	Variable cash award based on the achievement of MDA Space’s annual financial and personal objectives	Defined as a percentage of base salary, the short-term incentive plan (STIP) is a cash incentive award that could pay out at up to two times target based on levels of achievement against three financial metrics (Revenue, Adjusted EBITDA, and Order Bookings) as well as personal objectives for each NEO

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Compensation Element	Objective	Key Features
Long-term incentives	Variable compensation to align management interests with long-term shareholder value creation, encourage retention and reward long-term company performance

Equity-based incentive awards with overlapping successive three-year periods:

•    50% PSUs that cliff vest at up to two times target after three years based on the achievement of financial metrics: Revenue growth (weighted 50%) and Adjusted EBITDA growth (weighted 50%), with a relative total shareholder return (“TSR”) modifier relative to the TSX Composite Index

•    50% RSUs that vest ratably over three years

Benefits	To provide a competitive total compensation package consistent with market practice and support the health and wellness of our executive team to drive the performance and success of MDA Space	• Life, disability, health and dental insurance programs • Retirement benefits

Pay Policies and Practices

We have implemented the following best pay practices that reflect our compensation philosophy:

what we do	what we don’t do
Link executive pay to company performance through the annual incentive plan and long-term equity awards in the form of PSUs, RSUs and Options	Single-trigger change-in-control provisions
Balance among short- and long-term incentives, cash and equity and fixed and variable pay	Hedging or pledging by executives or directors of equity holdings
Cap short-term incentives at 200% of target	Guarantee annual base salary increases
Maintain overlapping performance periods for long-term incentives	Overemphasize any single performance metric
Compare executive compensation and company performance to relevant peer group companies	Reprice underwater stock options
Target pay at the median of our peer group	Use an aspirational peer group of significantly larger companies
Require executives to meet minimum share ownership guidelines	Provide tax gross ups on perquisites or on change in control benefits
Maintain a compensation Clawback Policy to recapture unearned incentive pay	Apply pay policies or practices that pose material adverse risk to MDA Space
Provide only limited perquisites
Retain an independent compensation consultant	Provide supplemental executive retirement plans

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Compensation-Setting Process

The HRDCC oversees MDA Space’s policies, processes and practices with respect to all aspects of Human Resources, including talent management, ordinary course succession planning and compensation, and is responsible for ensuring that these are consistent with MDA Space’s strategic goals and objectives and with shareholder interests. This includes ensuring that MDA Space’s compensation policies and practices provide an appropriate balance of risk and reward consistent with MDA Space’s risk profile. See “Risk and Executive Compensation” below for more on compensation risk and risk mitigation features. In executing these responsibilities, the HRDCC considers analyses, recommendations and proposals developed by management, and also has the authority to seek the expertise of external advisors as needed.

Our Board has adopted a written charter for the HRDCC, which sets out the committee’s responsibilities for overseeing our compensation programs, reviewing and making recommendations to our Board concerning the level and nature of the compensation payable to our executive officers. The HRDCC’s oversight includes reviewing objectives, evaluating performance and ensuring that total compensation paid to our executive officers is competitive and appropriate, and consistent with the objectives and philosophy of our compensation program. See also “Corporate Governance – Committees of the Board of Directors – Human Resources, Development & Compensation Committee.”

MDA Space’s Chief Executive Officer makes recommendations to the HRDCC each year with respect to the compensation for the other NEOs but is not involved in setting, or decisions with respect to, his own compensation.

Compensation Consultant

In 2024, the HRDCC engaged Mercer (Canada) Ltd. (“Mercer”) to review the competitiveness of MDA Space’s executive compensation program against market practice and an appropriate peer group. Mercer reported directly to the HRDCC.

In 2024, Mercer’s advisory services included:

•	Assessing the executive team’s base salaries, short-term incentive opportunities, target total cash and long-term incentives against the market;

•	Assessing the Board’s compensation package, including cash and equity compensation;

•	Providing advice on the design of MDA Space’s STIP and annual long-term incentive awards;

•	Providing advice on the design of a potential employee share purchase plan for the broader MDA Space employee population; and

•	Assisting with drafting the compensation discussion and analysis portion of the Circular.

The HRDCC has sole authority to hire a compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate and replace (or supplement) its engagement with an alternative consultant. In November 2024, the HRDCC elected to change compensation consultants. Meridian Compensation Partners (“Meridian”) was selected to replace Mercer. Meridian performed advisory services to conduct a benchmark review of our peer group in late 2024 that will inform recommendations for 2025 market assessments for executive compensation.

The provision of any services by a compensation consultant to the HRDCC in addition to any executive compensation-related services requires the approval of the HRDCC. The fees for services rendered by Mercer in the 12-month period ending December 31, 2023 (“Fiscal 2023”) and the fees for services rendered by Mercer and Meridian in Fiscal 2024, are set forth in the table below.

Mercer	2023 fees		2024 fees
Executive compensation-related fees	$305,404		$64,596
All other fees	$76,116	(1)	$0

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MERIDIAN	2023 FEES	2024 FEES
Executive compensation-related fees	-	$54,851
All other fees	-	$0

Notes:

(1)	Fees in connection with Diversity and Inclusion strategy support, diversity benchmarking and succession planning framework development.

Compensation Peer Group

As compensation consultant, Mercer analyzed market compensation and recommended a comparative group of companies to set executive compensation levels to the HRDCC for approval. Recognizing that the advanced space technology industry is evolving rapidly, Mercer developed recommendations that were presented to the HRDCC for its consideration after analyzing executive compensation paid at both Canadian and U.S. companies. U.S. companies were included to recognize that the advanced space technology industry in Canada is extremely limited, and that MDA Space must compete with U.S.-based companies for key talent. The criteria used to determine the composition of the peer group were the following:

market	operations		size
Companies competing in the same talent markets in Canada and the U.S.	Canadian and U.S. companies operating primarily in the Aerospace and Defence industry	Canadian and U.S. companies operating in the High-Tech / Software industry	Companies of similar size, measured by revenue (generally 0.33x to 3x that of MDA Space) and also considering assets, EBITDA, market capitalization, and enterprise value

MDA Space used many of the same peer group companies for setting 2024 and 2023 pay, but has continued to update this group for the purpose of setting 2025 compensation levels, given the significant growth at both MDA Space and in the industry. The companies in the 2024 peer group are listed below, including their industry and whether they are listed in Canada and/or the U.S.:

Comparator Group

Company	Industry	Canadian	U.S.
Absolute Software Corporation	Systems Software	TSX	Nasdaq
AeroVironment, Inc.	Aerospace & Defence		Nasdaq
AerSale Corporation	Aerospace & Defence		Nasdaq
Astronics Corporation	Aerospace & Defence		Nasdaq
Axon Enterprise, Inc.	Aerospace & Defence		Nasdaq
Blackberry Limited	Systems Software	TSX	NYSE
CAE Inc.	Aerospace & Defence	TSX	NYSE
Calian Group Ltd.	Diversified Support Services	TSX
Converge Technology Solutions Corp.	IT Consulting and Other Services	TSX
The Descartes Systems Group Inc.	Application Software	TSX	Nasdaq
Ducommun Incorporated	Aerospace & Defence		NYSE

MDA MANAGEMENT INFORMATION CIRCULAR 50

Company	Industry	Canadian	U.S.
Dye & Durham Limited	Application Software	TSX
Enghouse Systems Limited	Application Software	TSX
Héroux-Devtek Inc.	Aerospace & Defence	TSX
Hexcel Corporation	Aerospace & Defence		NYSE
Iridium Communications Inc.	Alternative Carriers		Nasdaq
Kinaxis Inc.	Application Software	TSX
Kratos Defense & Security Solutions, Inc.	Aerospace & Defence		Nasdaq
Magellan Aerospace Corporation	Aerospace & Defence	TSX
Mercury Systems, Inc.	Aerospace & Defence		Nasdaq
National Presto Industries, Inc.	Aerospace & Defence		NYSE
Rocket Lab, Inc.	Aerospace & Defence		Nasdaq
Telesat Corporation	Aerospace & Defence	TSX	Nasdaq

The peer group was an important input in reviewing compensation levels and structure for Fiscal 2024. MDA Space’s philosophy is to use market median for total direct compensation (base salary and short- and long-term incentives) as the primary reference point for decision-making. Actual compensation levels for each NEO were established considering the peer group data, while also looking at differences between the Canadian and U.S. peers for specific NEO roles, as well as the progression and performance of each individual NEO. Similarly, peer group practices were considered when establishing the design features and performance metrics within MDA Space’s incentive plans, while also ensuring that these remain tailored to MDA Space’s specific context and strategic objectives to promote long-term shareholder value creation.

The table below shows MDA Space’s size relative to the peer companies, measured by assets, revenue, EBITDA, market capitalization and enterprise value.

Comparator	MDA Space ($ millions)	MDA Space Percentile Rank
Assets(1)	2,570	75%
Revenue(2)	939	53%
EBITDA(2)	139	71%
Market Capitalization(3)	3,316	57%
Enterprise Value(3)	3,575	58%

Notes:

(1)	Most recently reported total assets as January 14, 2025.

(2)	12-month trailing revenue and EBITDA as of January 14, 2025.

(3)	Market capitalization and enterprise value on January 14, 2025.

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Components of Compensation

The compensation of MDA Space’s executive officers includes three major elements: (a) base salary; (b) short-term incentives; and (c) long-term equity incentives, including PSUs, RSUs and Options. Perquisites and benefits are not a significant element of compensation of MDA Space’s executive officers.

Pay Mix

In 2024, we targeted a specific pay mix as demonstrated in the following charts, which illustrate the 2024 target pay mix for the CEO and the average target pay mix for the other NEOs. The majority of our NEOs’ target total direct compensation opportunity in 2024 was provided in the form of performance-based compensation (variable pay), 80% for our CEO and 65% on average for our other NEOs.

Base Salary

Base salary is provided as a fixed source of compensation for our executive officers. Base salaries are determined by considering market competitiveness and the individual performance and experience of each NEO, including knowledge, skills, responsibilities in the role and internal equity. Base salaries are reviewed annually by the HRDCC and approved by our Board for the CEO. The HRDCC makes determinations, and issue approvals with respect to base salary compensation of the other Named Executive Officers. Base salaries may be increased based on market competitiveness, among other factors. In addition, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.

Base salaries for the NEOs generally are positioned at the market median level to attract and retain individuals with superior executive talent. Individual pay levels may be above or below the market median based on the NEO’s experience, position and performance.

In 2024, our Board engaged Mercer to conduct a comprehensive benchmarking of our executive pay. After that, our Board, together with the HRDCC, approved adjustments to ensure that NEO pay levels, including those of our CEO, are consistent with our overall pay philosophy. The following table sets forth the annual base salaries for each of the NEOs for Fiscal 2023 and Fiscal 2024.

Named Executive Officer	2023 Base Salary ($)	2024 Base Salary ($)
Michael Greenley	738,000	774,900
Guillaume Lavoie(1)	-	625,000
Stephanie McDonald	460,000	480,700
Holly Johnson	450,000	481,500
Luigi Pozzebon	450,000	481,500
Vito Culmone(2)	582,079	606,000

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Named Executive Officer	2023 Base Salary ($)	2024 Base Salary ($)
Janet McEachern(3)	-	285,000

Notes:

(1)	Guillaume Lavoie joined MDA Space as Chief Financial Officer on November 4, 2024.

(2)	Vito Culmone resigned from his position with MDA Space effective July 2, 2024 and did not earn base salary after such date.

(3)	Janet McEachern served as Interim Chief Financial Officer from July 2, 2024 until November 4, 2024. Ms. McEachern’s base salary reflects her compensation as Vice President, Finance, as well as compensation for her role as interim Chief Financial Officer. Ms. McEachern was not a NEO in 2023.

Short-term Incentives

Annual incentive awards are granted under the MDA Space STIP, which is designed to motivate our executive officers to meet financial and personal performance targets. STIP targets are set as a percentage of each NEO’s base salary, which varies based on their position. Individual annual payouts will be higher or lower than the target amount depending on the level of achievement of the applicable performance targets. STIP payments for the executive officers (except the CEO) are recommended to the HRDCC by the CEO and approved by the HRDCC. The CEO’s STIP payment is recommended by the HRDCC to our Board for approval.

The NEOs are eligible to receive annual bonuses of up to a specified percentage of each executive’s base salary as specified in their employment agreement based on individual performance, company performance or as otherwise determined appropriate by the HRDCC. Target awards are set in consideration of the market median with actual awards higher or lower based on performance.

The 2024 STIP is designed to reward executives for the achievement of financial and personal performance objectives:

Financial Objectives Drive ownership and accountability toward the achievement of MDA Space business objectives for the fiscal year based on achieving specified levels of corporate financial performance.
Personal Objectives Reward the attainment of personal performance results that are strategic and operational in nature and extend beyond the participant’s core job responsibilities and contribute to the long-term success of MDA Space.

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Financial Objectives

In 2024, awards under the STIP were determined from the weighting of the financial objectives in the STIP for both the Corporate and Business Area goals.

Notes:

(1)	In 2024, for the CEO, CFO and Chief People, Culture and Transformation Officer, corporate financial weightings were 40% on Revenue, 40% on Adjusted EBITDA and 20% on Order Bookings. For Business Area Leaders, measures were the same, but with a split weighting between Corporate and Business Areas for each financial metric (as illustrated above), with the achievement of Adjusted EBITDA measured at the Business Operating Income level for Business Areas.

These metrics and weightings were chosen to support the following objectives of MDA Space’s business strategy:

REVENUE	adjusted ebitda*	order bookings
We use Revenue as a performance metric because it directly reflects MDA Space’s financial success. Revenue is a key indicator of a company's ability to execute on business awarded. Aligning incentives with revenue targets can motivate executives to prioritize activities that lead to increased productivity and profitability.	We use Adjusted EBITDA, a non-IFRS measure, as a performance metric because it provides a more accurate measure of MDA Space’s operational performance and profitability than net income, the closest IFRS measure. Net income, is typically not used because it includes non-cash items such as depreciation and amortization, as well as other non-recurring items. Adjusted EBITDA eliminates non-operating expenses and one-time charges, allowing for a clearer assessment of core business performance. Adjusted EBITDA can incentivize executives to focus on improving operational efficiency, cost management, and revenue generation, which are crucial for long-term financial success.	We use Order Bookings as a performance metric because it directly reflects MDA Space’s ability to generate new business and secure customer orders. Order Bookings measures the volume and value of new orders received within a specific period, indicating sales growth and market demand. By incentivizing executives based on Order Bookings, we can motivate them to focus on acquiring new customers, expanding market share, and driving future growth compared to revenue, which measures in-year conversion or execution of bookings.

Note:	* Adjusted EBITDA is a financial measure that is not calculated in accordance with IFRS. For a reconciliation of Adjusted EBITDA to the most directly comparable measure calculated in accordance with IFRS, see the section entitled “Reconciliation of Non-IFRS Measures” in MDA Space’s latest Management Discussion and Analysis available on SEDAR+ at www.sedarplus.ca, which is hereby incorporated by reference.

In 2024, the HRDCC continued to place greater emphasis on Revenue and Adjusted EBITDA due to their direct impact on MDA Space’s financial performance and profitability. By assigning a higher weight to these metrics, we aim to align executive incentives with our strategic goals of driving sales growth and improving operational efficiency. The decrease in the weighting of Order Bookings to 20% reflects a shift in focus toward our ability to convert orders into revenue and profitability, rather than on the volume of new orders. The refinement around the weighting of metrics for 2024 was in recognition of the strategic importance of converting backlog to Revenue on a timely and expeditious basis. Also, the threshold achievement and corresponding threshold payout were

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rebalanced for Revenue and Adjusted EBITDA so achievement of 75% of the target level performance is required to achieve a payout of 50% of the target payout. Threshold performance remained at 65% of target for Order Bookings.

Both the Corporate and Business Area performance metrics and targets for the STIP are below:

1 – Corporate-level Objectives

The financial performance of the CEO, CFO and Chief People, Culture and Transformation Officer is based on meeting three Corporate-level financial performance metrics under the Corporate Leader Plan. The 2024 targets are considered challenging and require significant effort to accomplish. For the other NEOs, the Corporate-level objectives represent 50% of their financial performance objectives, as noted below under “Business Area Objectives.”

2024 Corporate Leader Short-Term Incentive Plan (Financial Metrics)
Financial Metric In C$ millions	Weighting	Threshold(4) ($)	Target (100% Payout)	Maximum (Payout is 200% of Target)	Actual Result ($)	Actual Payout(5)
Revenue(1)	40%	811	1,080	1,298	1,080	100%
Adjusted EBITDA(2)	40%	158	211	253	217	115%
Order Bookings(3)	20%	1,564	2,406	3,609	2,369	97%
Total	100%					105%

Notes:

(1)	The achievement of Revenue is calculated on a linear basis with a maximum payout of 200% at 120% of target performance. The actual performance to target for Revenue is 100% which corresponds to a payout of 100% of target.

(2)	The achievement of Adjusted EBITDA is calculated on a linear basis with a maximum payout of 200% at 120% of target performance. The actual performance to target for Adjusted EBITDA is 103% which corresponds to a payout of 115% of target.

(3)	The achievement of Order Bookings is calculated on a linear basis with a maximum payout of 200% at 150% of target performance. The actual performance to target for Order Bookings is 98% which corresponds to a payout of 97% of target.

(4)	Threshold payout is 75% for Revenue and Adjusted EBITDA and 65% on Order Bookings, each as a percentage of target.

(5)	Based on actual performance against the financial measures, the actual payout is 105% of target as indicated.

2 – Business Area Objectives

For the other NEOs, who are leaders of one of MDA Space’s three business areas, the financial performance portion of their STIP award is based 50% on Corporate-level performance metrics (set forth above) and 50% on Business Area goals under the Business Area Leader Plan. For 2024, the weighting of the Business Area performance metrics was 50% to emphasize driving execution within individual Business Areas, while still focusing the team on achieving enterprise results. MDA Space has not disclosed specific dollar targets under our Business Area Leader Plan because doing so would seriously prejudice its interests, as disclosure of such information would reveal details of its strategy to our competitors. The targets are considered challenging and require significant effort to accomplish.

2024 Business Area Leader Short-Term Incentive Plan (Financial Metrics)
Financial Metric	Overall Weighting	Corporate MDA Space (Weighting)	Business Area (Weighting)
Revenue(1)	40%	20%	20%
Adjusted EBITDA(1)	40%	20%	20%

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2024 Business Area Leader Short-Term Incentive Plan (Financial Metrics)
Financial Metric	Overall Weighting	Corporate MDA Space (Weighting)	Business Area (Weighting)
Order Bookings(2)	20%	10%	10%
Total	100%	50%	50%

Notes:

(1)	The achievement of Revenue and Adjusted EBITDA is calculated on a linear basis with a maximum payout of 200% at 120% of target performance. For the Business Areas, the achievement of Adjusted EBITDA is measured at the Business Operating Income level.

(2)	The achievement of Order Bookings is calculated on a linear basis with a maximum payout of 200% at 150% of target performance.

Individual Performance Objectives (weighted 20% for our CEO and 10% for all other NEOs)

In 2024, 20% of the STIP award of our CEO and 10% of the awards for the other NEOs was based on performance against personal objectives that extend beyond the participant’s core job responsibilities and contribute to the long-term success of MDA Space. These included objectives related to the following:

•	Successfully completing specific strategic projects in alignment with business strategy.

•	Continuing to scale the business to match growth and opportunity pipeline.

•	Delivering the annual operating plan.

2024 CEO Performance Highlights Against Personal Objectives

Goal	Comments
Deliver the 2024 annual operating plan metrics on Revenue, Adjusted EBITDA, Adjusted EBITDA margin, capital expenditures, Order Bookings, as well as maintaining compliance on all covenants under the Company’s senior credit facility.	Exceeded annual operating plan targets, demonstrating strong commercial execution in Order Bookings and Revenue while driving above-target top-line growth in Adjusted EBITDA. Exceeded expectations on free cash flow position ahead of plan.

Advance long-term company strategy and execute key strategic projects, including:

•     continued development of MDA CHORUS™ ;

•     progressing the high-volume manufacturing facility in the Satellite Systems business area; and

•     advancing the growth plan for the Robotics & Space Operations business area.

Made significant progress on strategy execution and commercialization of business areas including the launch of MDA AURORA™ software-defined satellite product line; MDA SKYMAKER™ next generation robotics product line; and advancements to MDA CHORUS™, adding new satellites-to-ship services. Advanced portfolio of patents for cutting-edge technology and solutions, strengthening the company’s long-term competitive position in bringing advanced technology to market.

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Goal	Comments
Develop a high performing team, including the development of the executive leadership team and succession planning and development for senior levels of management.	Continued to strengthen MDA Space leadership bench through key executive appointments – particularly the new CFO – complementing the high-performing, future-ready executive team. External industry recognition by Canada’s Best Executives and Women Lead Here reinforces the company’s growing reputation for leadership excellence. Named one of Greater Toronto’s Top Employers, recognizing MDA Space as a leader in providing an innovative workplace and professional development.
Sustain strong investor relations, with enhanced engagement and communication.	Increased profile and engagement with institutional investors and analysts in 2024 with approximately 190 engagements carried out both in person and through virtual meetings, which included meetings with 26 of our top 50 shareholders.

STIP Payouts

Corporate Leader Short-Term Incentive Plan Calculations:

Business Area Leader Short-Term Incentive Plan Calculations:

The table below outlines the target and actual awards each NEO received under the STIP based on performance against the financial and personal objectives discussed above.

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Short-term Incentive Plans - Targets and Actual Awards
Named Executive Officer	2024 Base Salary ($)	2024 Target (% of Base Salary)	2024 Target ($)	Actual Award (% of Target)	Actual Award ($)
Michael Greenley	774,900	100%	774,900	104%	805,896
Guillaume Lavoie(1)	625,000	75%	468,750	105%	76,862
Stephanie McDonald	480,700	75%	360,525	105%	378,551
Holly Johnson	481,500	50%	240,750	106%	255,195
Luigi Pozzebon	481,500	50%	240,750	108%	260,010
Vito Culmone(2)	606,000	75%	454,500	-	-
Janet McEachern(3)	285,000	48.7%	138,791	105%	145,731

Notes:

(1)	Mr. Lavoie’s actual award (as a % of target) is calculated on a prorated base salary given his November 4, 2024 start date with MDA Space.

(2)	Mr. Culmone resigned from his position with MDA Space effective July 2, 2024. Pursuant to the STIP, Mr. Culmone was not paid any award in 2024.

(3)	Ms. McEachern served as Interim Chief Financial Officer from July 2, 2024 until November 4, 2024. During this period, the STIP target was 75%.

Equity-Based Incentive Awards

Equity awards are granted under the Omnibus Plan, which provides MDA Space with a share-related mechanism to align management interests with long-term shareholder value creation, encourage retention and reward long-term company performance. MDA Space’s equity incentive plans are discussed under “Securities Authorized for Issuance under Equity Incentive Plans – Omnibus Plan.”

The NEOs are eligible to receive equity awards under the Omnibus Plan, which is administered by the HRDCC. The Omnibus Plan provides for the grant of Options, RSUs, PSUs and other share-based awards. For 2024, annual long-term incentive awards were granted to each NEO 50% in PSUs and 50% in RSUs, which was the same allocation as in 2023. MDA Space chose these vehicles and this allocation of PSUs and RSUs to emphasize company performance and align executives’ interests with those of shareholders.

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PSUs (50%)	RSUs (50%)
Granting executives PSUs aligns the interests of executives with the long-term success of MDA Space. Tying compensation to the company's performance incentivizes executives to make decisions and take actions that will drive the company's growth and profitability and enhance shareholder value. PSUs also allow us to reward executives for achieving specific performance targets with respect to Revenue and Adjusted EBITDA.[1] We also have included a relative TSR modifier that compares MDA Space’s performance relative to the TSX Composite Index as a relevant and objective measure of MDA Space’s performance compared to the overall market to account for market conditions and industry trends. The PSU payout factor range is 50%-200% based on a formula described on page 60 and subject to final HRDCC determination. This ensures executives are rewarded based on their ability to outperform the market and generate value for shareholders, which promotes a long-term focus on delivering sustained performance.	RSUs are used to attract and retain executive talent and align the interests of our executive team to long-term shareholder value creation. RSUs serve as a retention incentive that encourages executives to stay with MDA Space and contribute to its success over the long term. Additionally, RSUs can be an effective way to reward executives for their contributions and achievements, as the value of RSUs can increase over time if the company performs well.

Notes:

(1)	Adjusted EBITDA is a financial measure that is not calculated in accordance with IFRS. For a reconciliation of Adjusted EBITDA to the most directly comparable measure calculated in accordance with IFRS, see the section entitled “Reconciliation of Non-IFRS Measures” in MDA Space’s latest Management Discussion and Analysis available on SEDAR+ at www.sedarplus.ca, which is hereby incorporated by reference.

2024 targets for awards under our LTIP were set as a percentage of base salary as determined by the HRDCC as outlined in the table below. The target numbers of PSUs and RSUs are calculated using the closing price of MDA Space’s Common Shares on the TSX of $29.53 on December 31, 2024.

Named Executive Officer	Target LTIP Award as % of Base Salary	TARGET NUMBER OF PSUs	Target Grant Date Value ($)	TARGET NUMBER OF RSUs	Target Grant Date Value ($)
Michael Greenley(1)	300%	39,362	1,162,350	39,362	1,162,350
Guillaume Lavoie(2)	150%	15,874	468,750	15,874	468,750
Stephanie McDonald(3)	150%	12,209	360,525	12,209	360,525
Holly Johnson	100%	8,153	240,750	8,153	240,750
Luigi Pozzebon	100%	8,153	240,750	8,153	240,750
Vito Culmone(4)	150%	15,391	454,500	15,391	454,500
Janet McEachern(5)	35%	-	-	3,378	99,750

Notes:

(1)	Mr. Greenley’s target LTIP award changed from 200% in 2023 to 300% in 2024.

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(3)	Ms. McDonald’s target LTIP award changed from 100% in 2023 to 150% in 2024.

(2)	Mr. Lavoie joined MDA Space as Chief Financial Officer on November 4, 2024.

(4)	Mr. Culmone’s target LTIP award changed from 100% in 2023 to 150% in 2024. Mr. Culmone resigned from his position with MDA Space effective July 2, 2024. Pursuant to the LTIP, Mr. Culmone was not paid any award in 2024.

(5)	Ms. McEachern served as Interim Chief Financial Officer from July 2, 2024 until November 4, 2024.

Restricted Share Units

Time-based RSUs vest one-third each year over three years and executives must be actively employed on the vesting date to receive a payout. The Plan Administrator determines whether awards will be settled in cash or shares. NEOs must hold their after-tax value of vested RSUs as common shares until they achieve the minimum share ownership guidelines. The terms and conditions of grants of RSUs, including the quantity, grant date, vesting periods, settlement date and other terms and conditions with respect to the awards, are set out in the grant agreement.

Performance Share Units

PSUs have a three-year performance period with cliff vesting at the end of the period and executives must be actively employed on the vesting date to receive a payout. The Plan Administrator determines whether payouts will be settled in cash or shares. The calculations of the 2024 PSU grant and vesting are illustrated below:

Revenue growth, Adjusted EBITDA growth and relative TSR (as a modifier) were chosen because they align executive interests with long-term shareholder growth expectations. See “Short-term incentive, Financial Objectives” above for an explanation of the rationale for the selection of Revenue growth and Adjusted EBITDA growth metrics.

Relative TSR as a modifier for PSUs

Relative TSR was included as a modifier for the PSUs to recognize the importance of delivering superior returns for shareholders over the long term. In establishing the TSR peers for the relative performance analysis, the HRDCC considered several different alternatives, recognizing that there are very few advanced space technology organizations that are publicly traded in Canada, and that the performance of the Canadian stock markets could be impacted by macro-economic factors that may not have the same impact on MDA Space (either positive or negative).

The Relative TSR modifier to the PSU payouts has a multiplicative factor ranging from 0.75, when MDA Space’s relative TSR performance is at or below the 25th percentile of the TSX Composite Index, up to 1.25 when MDA Space’s TSR performance is at or above the 75th percentile of the TSX Composite Index. This ensures that executive PSU payouts are directly impacted by MDA Space’s share-price performance relative to other Canadian publicly-traded organizations, while minimizing the impact of factors unrelated to MDA Space’s performance and shareholder experience.

Financial metrics for both short- and long-term incentives

The HRDCC chose to use Revenue and Adjusted EBITDA6 as the metrics in the short-term and long-term incentive plans because they are widely recognized and commonly used financial metrics that provide a clear and objective measure of a Company's financial performance. These metrics are easily understood by executives and

6	Adjusted EBITDA is a financial measure that is not calculated in accordance with IFRS. For a reconciliation of Adjusted EBITDA to the most directly comparable measure calculated in accordance with IFRS, see the section entitled “Reconciliation of Non-IFRS Measures” in MDA Space’s latest Management Discussion and Analysis available on SEDAR+ at www.sedarplus.ca, which is hereby incorporated by reference.

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shareholders, and they provide a transparent and consistent basis for evaluating and rewarding performance. Furthermore, the metrics have distinct time horizons under the two plans. The use of Revenue and Adjusted EBITDA in the short-term incentive focuses on annual performance, while these metrics in the PSU plan consider a longer time horizon, spanning three years, to capture sustained profitability and shareholder value creation.

2024 One-time Equity Grants

Pursuant to Mr. Lavoie’s employment agreement, he is eligible to receive a one-time grant of RSUs in the approximate amount of $175,000 at the time of the 2025 annual LTIP cycle.

Benefit Plans

MDA Space provides its executive officers, including the NEOs, with life, disability, health, dental insurance and paid time off programs on the same basis as other MDA Space employees. MDA Space offers these benefits consistent with local market practice. In addition to the standard benefit package, NEOs are granted an annual executive medical benefit.

Retirement Plan Benefits

MDA Space sponsors several different retirement plans for the NEOs, including defined benefit pension plans and defined contribution pension plans. Participation in the plan is determined based on the geographical location of employment.

Perquisites

MDA Space generally does not offer significant perquisites as part of its compensation program, other than those described below under “Executive Compensation – Employment Agreements.”

Risk and Executive Compensation

In reviewing MDA Space’s compensation policies and practices each year, the HRDCC will seek to ensure the executive compensation program provides an appropriate balance of risk and reward consistent with the risk profile of MDA Space. The HRDCC will also seek to ensure MDA Space’s compensation practices do not encourage excessive risk-taking behaviour by the executive team. To mitigate compensation risk, our Board has adopted an Insider Trading Policy, including restrictions against hedging transactions, a Clawback Policy (as defined below), and Share Ownership Guidelines for NEOs.

Insider Trading Policy and Hedging Prohibition

MDA Space’s executive officers, including the NEOs, directors and certain employees are subject to its insider trading policy, which prohibits trading in MDA Space’s securities while in possession of material undisclosed information about MDA Space. Under this policy, these individuals are also prohibited from entering into certain types of hedging transactions involving the securities of MDA Space, such as short sales, puts and calls or other derivative securities, prepaid variable forwards, equity swaps, collars, and common shares of exchange funds that are designed to hedge or offset a decrease in the market value of equity securities granted as compensation or held directly by the employee. Furthermore, executive officers, including the NEOs and certain employees, may trade in MDA Space’s securities, including exercising Options, only during prescribed trading windows.

Clawback Policy

MDA Space’s clawback policy allows it to recoup unearned incentive-based pay (“Clawback Policy”). The Clawback Policy relates to any bonus, equity-based or other incentive-based compensation awarded or granted to MDA Space’s current and former executive officers, including the NEOs, to mitigate compensation risk. In the event MDA Space is required to prepare an accounting restatement of its financial statements due to MDA Space’s material noncompliance with any financial reporting requirement under the federal securities laws or misstatements of financial results, our Board will assess whether MDA Space should seek to recover any excess incentive compensation received by any covered executives during the three completed fiscal years immediately preceding the date on which MDA Space is required to prepare an accounting restatement. In making this determination, our Board will look at factors it deems appropriate, including whether the executive engaged in fraud or intentional misconduct which contributed to the need for the restatement.

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Share Ownership Guidelines

MDA Space adopted a policy to require executives to meet minimum share ownership guidelines effective May 10, 2022 (“Share Ownership Guidelines”). NEOs can meet the share ownership guidelines through direct or beneficial ownership of MDA Space’s securities, including common shares owned directly or indirectly, vested or unvested RSUs and fully vested PSUs issued under our LTIP. Options and unvested PSUs do not count toward the guidelines. Executives have five years from the effective date of the Share Ownership Guidelines to comply. Executives who are promoted or appointed into a position that is subject to these requirements have five years to meet the minimum requirement. Our NEOs should hold the after-tax value of any vested RSUs as common shares and hold shares received upon the settlement of PSUs until the guidelines have been met. Each of our NEOs has either met their ownership guidelines or has time remaining to do so.

The ownership guidelines for our NEOs as a multiple of annual base salary are set forth in the table below.

Named Executive Officer	Multiple of Base Salary	Share Ownership Guidelines Met or On Track to Meet
Michael Greenley	3x	Met
Guillaume Lavoie	1.5x	On track
Stephanie McDonald	1.5x	Met
Holly Johnson	1.5x	Met
Luigi Pozzebon	1.5x	Met
Vito Culmone(1)	-	-
Janet McEachern(2)	-	-

Notes:

(1)	Mr. Culmone resigned from his position with MDA Space effective July 2, 2024. The Share Ownership Guidelines are no longer applicable to Mr. Culmone.

(2)	Ms. McEachern served as Interim Chief Financial Officer from July 2, 2024 until November 4, 2024. The Share Ownership Guidelines are not applicable to Ms. McEachern.

Performance Graph

The following graph compares the yearly cumulative total shareholder return on a $100 investment in MDA Space’s common shares against the cumulative total shareholder return of the S&P/TSX Composite Index from the period beginning April 7, 2021 (the date of our IPO) and ending on December 31, 2024. It assumes reinvestment of all dividends during the covered period. The performance graph and table both show an increase in MDA Space's total shareholder return in Fiscal 2024 driven by solid MDA Space share performance in the latest fiscal year (shares appreciated 156% in Fiscal 2024). Over the period from April 7, 2021 to December 31, 2024, MDA Space’s total shareholder return was 103% compared to 45% for the S&P/TSX Composite Index.

The compensation structure for the NEOs is heavily equity weighted and there is strong alignment between share price performance and total compensation. The total return on MDA Space shares increased in 2023 and 2024. Similarly, total NEO compensation increased in 2023 and 2024.

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All amounts are in C$	April 7, 2021 (IPO)	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2024
MDA Space Ltd.	$100	$65	$44	$79	$203
S&P/TSX Composite Index	$100	$113	$107	$119	$145
NEO COMPENSATION (C$ MILLIONS)
Total Compensation (all NEOs)		$13.4	$8.6	$9.8	$10.2

Summary Compensation Table

The following table sets out information concerning the compensation earned by, paid to, or awarded to the NEOs for each of MDA Space’s three most recently completed financial years.

Name and Principal Position	Fiscal Year		Base Salary ($)(5)	Share Based Awards ($)(6)	Option Based Awards ($)(7)	Non-Equity annual Incentive Plan Compensation ($)(8)	Pension ($)	All Other Compensation ($)(9)	Total Compensation ($)
Michael Greenley Chief Executive Officer and Director	2024 2023 2022	(7)	773,480 738,000 703,846	2,214,000 1,440,003 1,200,000	- - -	805,896 944,640 723,600	28,500 16,700 23,600	62,253 32,038 35,951	3,884,129 3,171,380 2,686,997
Guillaume Lavoie(1) Chief Financial Officer	2024		72,116	-	-	76,862	-	266	149,244

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Name and Principal Position	Fiscal Year	Base Salary ($)(5)	Share Based Awards ($)(6)	Option Based Awards ($)(7)	Non-Equity annual Incentive Plan Compensation ($)(8)	Pension ($)	All Other Compensation ($)(9)	Total Compensation ($)
Stephanie McDonald Chief People, Culture and Transformation Officer	2024 2023	479,904 212,308	689,994 228,113	- 1,355,780	378,551 153,123	- -	68,014 51,036	1,616,464 2,000,359
Holly Johnson Vice President, Robotics & Space Operations	2024 2023 2022	378,692 401,842 347,129	450,000 416,062 350,004	- - 733,187	255,195 254,601 180,600	8,900 3,000 10,800	77,499 8,516 7,601	1,179,286 1,084,020 1,628,781
Luigi Pozzebon(2) Vice President, Satellite Systems	2024 2023 2022	477,656 347,441 213,292	450,000 349,999 76,116	760,679 -	260,010 219,880 51,650	19,137 13,898 8,532	105,121 44,501 48,964	1,302,957 1,736,397 398,554
Vito Culmone(3) Former Chief Financial Officer	2024 2023 2022	395,101 581,481 555,289	873,120 566,503 566,496	- - 796,403	- 580,624 450,368	13,900 8,900 -	86,442 27,114 22,570	1,368,563 1,764,622 2,391,126
Janet McEachern(4) Vice President, Finance, former Interim Chief Financial Officer	2024 2023 2022	285,634 251,617 237,529	99,744 120,446 60,512	- - -	145,731 88,556 64,143	27,900 14,500 -	74,841 5,923 3,999	633,850 481,042 366,184

Notes:

(1)	Mr. Lavoie joined MDA Space as Chief Financial Officer on November 4, 2024.

(2)	In 2023, Mr. Pozzebon was promoted Vice President, Satellite Systems. Prior to 2023, he served as Vice President, New Business. Information provided for 2022 reflects his prior role.

(3)	Mr. Culmone resigned from his position with MDA Space effective July 2, 2024.

(4)	Ms. McEachern served as Interim Chief Financial Officer from July 2, 2024 until November 4, 2024.

(5)	Represents the base salary earned in the fiscal year ended December 31, 2022, Fiscal 2023 and Fiscal 2024.

(6)	Amounts in Fiscal 2024 represent PSUs and RSUs issued to the applicable NEOs. PSUs and RSUs are measured at the fair value of MDA Space’s Common Shares on the date of grant.

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(7)	The fair value of the Options has been calculated using the Black-Scholes option-pricing model and the assumptions presented in the table below. The Black-Scholes option pricing model was chosen because it is recognized as a common and appropriate methodology for valuing options.

DATE	RISK FREE RATE			EXPECTED LIFE OF GRANT			VOLATILITY
25-Jan-21	0.45%	-	1.27%	5.94	-	6.97	40.00%	-	40.00%
17-Feb-21	0.73%	-	1.27%	5.94	-	6.94	40.00%	-	40.00%
31-Jan-22	1.62%	-	1.62%	5.50	-	5.50	40.00%	-	40.00%
23-Jun-22	3.14%	-	3.15%	5.26	-	6.26	42.37%	-	43.87%
29-Nov-22	3.08%	-	3.21%	5.04	-	6.05	42.98%	-	44.62%
13-Jun-23	3.55%	-	3.67%	5.50	-	6.50	40.23%	-	41.34%
14-Aug-23	3.77%	-	3.99%	5.00	-	6.69	40.26%	-	42.28%
22-Sep-23	4.01%	-	4.17%	5.00	-	6.64	40.31%	-	42.31%

(8)	Represents amounts paid under the STIP. 2023 annual incentive plan amounts were adjusted from MDA Space’s previous management information circular in order to represent actual incentive payments paid in the year.

(9)	Other compensation amounts paid to NEOs during the course of the year include perquisites, excess vacation pay, one-time pay adjustments and taxable benefits, as applicable. Mr. Greenley received excess vacation pay in the amount of $60,159. Ms. McDonald received payment for relocation expenses in the amount of $35,103 and RRSP contribution in lieu of pension of $25,000, Ms. Johnson received a maternity leave top-up of $63,435. Mr. Pozzebon received excess vacation pay of $87,193. Mr. Culmone received excess vacation pay of $83,210. Ms. McEachern received an assignment premium of $63,200.

Employment Agreements

MDA Space has entered into employment agreements with each of the NEOs. The agreements set forth the terms and conditions of each executive’s employment with MDA Space, including base salary, short-term incentive, eligibility for employee benefits and severance benefits upon a qualifying termination of employment, and certain restrictive covenants such as non-solicitation provisions. Any potential payments and benefits due upon a qualifying termination of employment or a change of control are further described below.

Michael Greenley, Chief Executive Officer and Director

Mr. Greenley’s employment agreement provides for base salary, an annual performance bonus, participation in the LTIP and benefits.

If Mr. Greenley is terminated without cause or resigns for good reason, then in addition to his accrued but unpaid base salary and vacation pay up to the termination date, and benefits continuation, MDA Space will provide Mr. Greenley, as severance, an amount equal to 200% of his annual base salary; as well as his annual bonus (if any) for the year of termination, prorated to the termination date. If Mr. Greenley’s employment agreement is terminated for any other reason other than as set out immediately above, he will receive only his accrued but unpaid base salary and vacation pay up to the termination date, and all entitlement to benefits and participation in MDA Space’s STIP or incentive plans shall terminate on the termination date.

Mr. Greenley’s employment agreement also contains customary confidentiality and non-disparagement covenants and certain restrictive covenants that will continue to apply following the termination of his employment, including non-competition provisions which are in effect during Mr. Greenley’s employment and for 12 months following the termination of his employment if terminated without cause or due to resignation with good reason, and for 24 months following the termination of his employment for any other reason, and non-solicitation provisions which are in effect during Mr. Greenley’s employment and for the 24 months following the termination of his employment.

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Guillaume Lavoie, Chief Financial Officer

Mr. Lavoie’s employment agreement provides for base salary, a signing bonus, an annual performance bonus, participation in the LTIP, and benefits.

If Mr. Lavoie resigns or is terminated for cause, he will be entitled to receive only his accrued but unpaid base salary and accrued vacation pay up to the termination date, and all entitlement to benefits shall terminate on the termination date. If Mr. Lavoie is terminated without cause then in addition to his accrued but unpaid base salary and vacation pay up to the termination date, MDA Space will provide Mr. Lavoie, as severance, an amount equal to one month base salary for each completed year of service, with a minimum of 18 months and a maximum of 24 months; as well as his annual bonus prorated for the number of months by which his severance exceeds the minimum statutory requirements. For the purposes of calculating such annual bonus, the annual amount used shall be the average of the annual bonus paid in respect of the two (2) contemplated fiscal years immediately preceding the date of termination, and if termination occurs prior to Mr. Lavoie having been eligible to receive two (2) bonus payments, then the bonus shall be calculated on the basis of his target bonus.

Mr. Lavoie’s employment agreement also contains customary confidentiality covenants and certain restrictive covenants that will continue to apply following the termination of his employment, including non competition and non-solicitation provisions which are in effect during Mr. Lavoie’s employment and for the 12 months following the termination of his employment.

Stephanie McDonald, Chief People, Culture and Transformation Officer

Ms. McDonald employment agreement provides for base salary, an annual performance bonus, a relocation allowance, participation in the LTIP, and benefits.

If Ms. McDonald resigns or is terminated for cause, she will be entitled to receive only her accrued but unpaid base salary up to the termination date, and all entitlement to benefits shall terminate on the termination date. If Ms. McDonald is terminated without cause, then in addition to her accrued but unpaid base salary and vacation pay up to the termination date and benefits continuation, MDA Space will provide Ms. McDonald as severance an amount equal to 24 months’ base salary as well as her annual bonus prorated to the termination date and for a period of 24 months thereafter. For the purposes of calculating such annual bonus for the 24 months following termination, the annual amount used shall be the average of the annual bonus paid in respect of the two (2) contemplated fiscal years immediately preceding the date of termination (except that in the event that Ms. McDonald has not completed two (2) fiscal years prior to the date of termination, in which case it will be based on her target bonus amount under the STIP). Additionally, pursuant to option award agreements, if Ms. McDonald is terminated without cause, any unvested Options granted to her pursuant to shall vest immediately.

Ms. McDonald’s employment agreement also contains customary confidentiality covenants and certain restrictive covenants that will continue to apply following the termination of her employment, including non-competition and non-solicitation provisions which are in effect during Ms. McDonald’s employment and for the 12 months following the termination of her employment.

Holly Johnson, Vice President, Robotics & Space Operations

Ms. Johnson’s employment agreement provides for base salary, an annual performance bonus, and benefits.

Ms. Johnson’s employment agreement provides that, if Ms. Johnson resigns without good reason or is terminated for cause, she will be entitled to receive only her accrued but unpaid base salary up to the termination date, and all entitlement to benefits shall terminate on the termination date. If Ms. Johnson’s employment is terminated for any other reason other than as set out immediately above, then in addition to her accrued but unpaid base salary to the termination date, and benefits continuation, MDA Space will provide Ms. Johnson, as severance, an amount equal to 12 months’ base salary plus an additional month per year of service to an overall maximum of 24 months as well as her annual bonus prorated for a period of 12 months plus one month for every completed year of service up to an overall maximum of 24 months. For the purposes of calculating such annual bonus, the annual amount used shall be the average of the annual bonus paid in respect of the two (2) contemplated fiscal years immediately preceding the date of termination.

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Ms. Johnson’s employment agreement also contains customary confidentiality covenants and certain restrictive covenants that continue to apply following the termination of her employment, including non-competition and non-solicitation provisions which are in effect during Ms. Johnson’s employment and for the 12 months following the termination of her employment.

Luigi Pozzebon, Vice President, Satellite Systems

Mr. Pozzebon’s employment agreement provides for base salary, an annual performance bonus, participation in the LTIP, and benefits.

If Mr. Pozzebon resigns or is terminated for cause, he will be entitled to receive only his accrued but unpaid base salary up to the termination date, and all entitlement to benefits shall terminate on the termination date. If Mr. Pozzebon is terminated without cause then in addition to his accrued but unpaid base salary and vacation pay up to the termination date, MDA Space will provide Mr. Pozzebon, as severance, an amount equal to 12 months’ base salary plus one month base salary for each completed year of service up to a maximum of 24 months; as well as his annual bonus prorated for a period of 12 months plus one month for every completed year of service up to a maximum of 24 months. For the purposes of calculating such annual bonus, the annual amount used shall be the average of the annual bonus paid in respect of the two (2) contemplated fiscal years immediately preceding the date of termination. Additionally, pursuant to an option award agreement, if Mr. Pozzebon is terminated without cause, 200,000 Options granted to him June 13, 2023 shall vest immediately. The balance of any unvested Options will be forfeited.

Mr. Pozzebon’s employment agreement also contains customary confidentiality covenants and certain restrictive covenants that will continue to apply following the termination of his employment, including non-competition and non-solicitation provisions which are in effect during Mr. Pozzebon’s employment and for the 12 months following the termination of his employment.

Vito Culmone, Former Chief Financial Officer

Mr. Culmone resigned from his position with MDA Space effective July 2, 2024.

Prior to his resignation, Mr. Culmone’s employment agreement provided for base salary, a signing bonus, an annual performance bonus, participation in the LTIP, and benefits.

Mr. Culmone’s employment agreement provided that if Mr. Culmone resigns or is terminated for cause, he will be entitled to receive only his accrued but unpaid base salary up to the termination date, and all entitlement to benefits shall terminate on the termination date. If Mr. Culmone is terminated without cause, then in addition to his accrued but unpaid base salary and vacation pay up to the termination date and benefits continuation, MDA Space will provide Mr. Culmone as severance an amount equal to 24 months’ base salary as well as his annual bonus prorated to the termination date and for a period of 24 months thereafter. For the purposes of calculating such annual bonus for the 24 months following termination, the annual amount used shall be the average of the annual bonus paid in respect of the two (2) contemplated fiscal years immediately preceding the date of termination. Additionally, if Mr. Culmone is involuntarily terminated during a year prior to an upcoming December 31 vesting date, the options allotment for that year will be included in any severance agreement on a prorated basis based on the date of termination.

Mr. Culmone’s employment agreement also contained customary confidentiality covenants and certain restrictive covenants that will continue to apply following the termination of his employment, including non-competition and non-solicitation provisions which are in effect during Mr. Culmone’s employment and for the 12 months following the termination of his employment.

Janet McEachern, Vice President, Finance, former Interim Chief Financial Officer

Ms. McEachern served as Interim Chief Financial Officer from July 2, 2024 until November 4, 2024. Ms. McEachern’s employment agreement provides for base salary, an annual performance bonus, participation in the LTIP, and benefits.

If Ms. McEachern resigns or is terminated for cause, she will be entitled to receive only her accrued but unpaid base salary and accrued vacation pay up to the termination date, and all entitlement to benefits shall terminate on

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the termination date. If Ms. McEachern is terminated without cause then in addition to her accrued but unpaid base salary and vacation pay up to the termination date, MDA Space will provide Ms. McEachern, as severance, an amount equal to six months’ base salary plus one month base salary for each completed year of service up to a maximum of 24 months; as well as her annual bonus prorated for a period of six months plus one month for every completed year of service up to a maximum of 24 months. For the purposes of calculating such annual bonus, the annual amount used shall be the average of the annual bonus paid in respect of the two (2) contemplated fiscal years immediately preceding the date of termination.

Ms. McEachern’s employment agreement also contains customary confidentiality covenants and certain restrictive covenants that will continue to apply following the termination of her employment, including noncompetition and non-solicitation provisions which are in effect during Ms. McEachern’s employment and for the 12 months following the termination of her employment.

Outstanding Option-Based Awards and Share-Based Awards

The following table sets out information concerning the option-based and share-based awards granted to MDA Space’s NEOs that are outstanding as of December 31, 2024.

	Option-based Awards				Share-based Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In- The-Money Options ($)(1)	Number of Shares That Have Not Vested (#)	Market or Payout Value of Share- Based Awards That Have Not Vested ($)(2)	Market or Payout Value of Vested Share-Based Awards Not Paid Out or Distributed ($)
Michael Greenley Chief Executive Officer and Director	2,179,950	6.00 - 15.36	30-Oct-30	41,281,220	423,038	12,492,312	-
Guillaume Lavoie(3) Chief Financial Officer	-	-	-	-	-	-	-
Stephanie McDonald Chief People, Culture and Transformation Officer	311,269	10.18 - 15.00	14-Aug-33 22-Sep-33	5,720,220	67,546	1,994,633	-
Holly Johnson Vice President, Robotics & Space Operations	401,550	6.00 - 15.36	05-Nov-30 31-Jan-32 23-Jun-32	8,237,368	101,358	2,993,102	-
Luigi Pozzebon Vice President, Satellite Systems	401,550	6.00 - 15.36	02-Nov-30 13-Jun-33	8,290,178	75,809	2,238,640	-
Vito Culmone(4) Former Chief Financial Officer	1,223,532	6.60 - 30.00	30-Jun-25	13,238,789	-	-	-
Janet McEachern(5) Vice President, Finance, former Interim Chief Financial Officer	10,844	14.00 - 15.36	25-Jan-31	163,839	20,780	613,633	-

Notes:

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(1)	Amounts shown represents the difference between the closing price of MDA Space’s Common Shares on the TSX of $29.53 on December 31, 2024 and the option exercise price.

(2)	Based on the closing price of MDA Space’s Common Shares on the TSX of $29.53 on December 31, 2024.

(3)	Mr. Lavoie joined MDA Space as Chief Financial Officer on November 4, 2024.

(4)	Mr. Culmone resigned from his position with MDA Space effective July 2, 2024. All option-based awards and trust shares were allowed to vest until December 31, 2024. All other unvested share-based awards previously granted to Mr. Culmone were forfeited upon his resignation on July 2, 2024.

(5)	Ms. McEachern served as Interim Chief Financial Officer from July 2, 2024 until November 4, 2024.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets out, for each of MDA Space’s NEOs, the value of the option-based and share-based awards that vested in accordance with their terms during Fiscal 2024. Non-equity annual incentive plan compensation amounts represent awards under the STIP earned in 2024 and paid in 2025.

Name and Principal Position	Option-based Awards – Value Vested During the Year ($)(1)	Share-based Awards – Value Vested During the Year ($)(2)	Non-equity annual incentive plan compensation – Value Earned During the Year ($)
Michael Greenley Chief Executive Officer and Director	10,187,345	773,768	805,896
Guillaume Lavoie(3) Chief Financial Officer	-	-	76,862
Stephanie McDonald Chief People, Culture and Transformation Officer	1,144,048	54,720	378,551
Holly Johnson Vice President, Robotics & Space Operations	1,393,280	201,961	255,195
Luigi Pozzebon Vice President, Satellite Systems	931,537	154,859	260,010
Vito Culmone(4) Former Chief Financial Officer	3,668,768	1,341,975	-
Janet McEachern(5) Vice President, Finance, former Interim Chief Financial Officer	163,839	286,167	145,731

Notes:

(1)	Option-based amounts represent the difference between the various closing prices of MDA Space’s Common Shares on the TSX on the respective vesting dates and the option exercise prices, multiplied by the number of vested Options.

(2)	Share-based amounts represent the number of vested shares multiplied by the various closing prices of MDA Space’s Common Shares on the TSX on the respective vesting dates.

(3)	Mr. Lavoie joined MDA Space as Chief Financial Officer on November 4, 2024.

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(4)	Mr. Culmone resigned from his position with MDA Space effective July 2, 2024. All option-based awards and trust shares were allowed to vest until December 31, 2024. All other unvested share-based awards previously granted to Mr. Culmone were immediately forfeited upon his resignation on July 2, 2024.

(5)	Ms. McEachern served as Interim Chief Financial Officer from July 2, 2024 until November 4, 2024.

Burn Rate

The annual burn rate for each security-based compensation arrangement for the three most recently completed financial years, expressed as a percentage and calculated by dividing the number of awards granted during the financial year by the weighted average number of Common Shares outstanding for the financial year, is set forth in the following table:

Burn Rate	2022 (%)	2023 (%)	2024(%)

Number of share-based awards granted / Basic weighted average number of Common Shares outstanding at year end	1.32	1.61	0.67

Pension Plan Benefits

The following table summarizes information for the NEOs participating in MDA Space’s defined benefit pension plan arrangements as at December 31, 2024.

Name and Principal	Number of Years Credited Service	Annual Benefits Payable ($)		Opening Present Value of Defined Benefit Obligation	Compensatory Change	Non-Compensatory Change	Closing Present Value of Defined Benefit Obligation
Position(1)	(#)	At Year End	At Age 65	($)	($)	($)	($)
Michael Greenley Chief Executive Officer and Director	6.92	20,000	44,400	257,700	28,500	16,900	303,100
Vito Culmone(2) Chief Financial Officer	1.08	-	-	11,700	13,900	25,600	-
Holly Johnson(3) VP Robotics and Space Operations	13.33	26,500	129,200	96,900	8,900	4,700	110,500
Janet McEachern(4) Vice President, Finance, former Interim Chief Financial Officer	2.00	5,200	44,300	22,405	27,900	4,195	54,500

Notes:

(1)	All amounts disclosed in the table are in Canadian dollars and at year-end, have been calculated using the same assumptions and methods that are used for financial statement reporting, including a December 31, 2024 discount rate of 4.8%.

(2)	Vito Culmone resigned from MDA Space on July 2, 2024.

(3)	Amounts disclosed in the table for Holly Johnson reflect membership in the SPATEA and ONR pension plans.

(4)	Ms. McEachern served as Interim Chief Financial Officer from July 2, 2024 until November 4, 2024.

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MDA Space’s sponsored defined benefit plan is subject to a two-year waiting period. Stephanie McDonald and Guillaume Lavoie will have the option to participate in this plan following the two-year waiting period.

The following table summarizes information for the NEOs participating in MDA Space’s defined contribution pension plan arrangements as at December 31, 2024.

Name and Principal Position(1)	Accumulated Value at Start of Year ($)	Compensatory ($)(1)	Accumulated Value at Year End ($)
Luigi Pozzebon VP, Satellite Systems	484,893	50,080	583,149

Notes:

(1)	Represents MDA Space’s employer contribution to the plan and the interest earned on employer contributions.

Termination and Change of Control Benefits

For a summary of the termination and change of control benefits provided under each long-term incentive plan, please refer to “Components of Compensation - Equity-Based Incentive Awards.” For a summary of the termination benefits provided under the NEOs’ employment agreements, please refer to the “Executive Compensation – Employment Agreements” section.

The following table provides the estimated amounts of incremental payments, payables and benefits to which each NEO would be entitled based on differing departure scenarios, assuming the triggering event took place on December 31, 2024. Incremental benefits in connection with a change of control are realized only in the event of a termination of employment following a change of control and no incremental benefit is realized solely on a change of control, except as otherwise set out in the Omnibus Plan – please refer to “Components of Compensation - Equity-Based Incentive Awards.”

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Name	Departure Scenario	Cash severance ($)	Short-term incentive ($)(1)	Continuation of benefits (present value) ($)(2)	PSUs ($)(3)	RSUs ($)(3)	Employee Trust shares ($)(3)	Stock options ($)(3)		Total
Michael Greenley Chief Executive Officer and Director	Resignation Termination for cause Termination without cause Change of control Retirement	- - 1,549,800 1,549,800 -	- - 805,896 805,896 -	- - 309,960 309,960 -	- - - 7,467,635 -	- - - 5,024,677 -	- - - - -	- - - 41,281,220 -		- - 2,665,656 56,439,188 -
Guillaume Lavoie(4) Chief Financial Officer	Resignation Termination for cause Termination without cause Change of control Retirement	- - 937,500 937,500 -	- - 76,862 76,862 -	- - 187,500 187,500 -	- - - - -	- - - - -	- - - - -	- - - - -		- - 1,201,862 1,201,862 -
Stephanie McDonald Chief People, Culture and Transformation Officer	Resignation Termination for cause Termination without cause Change of control Retirement	- - 961,400 961,400 -	- - 1,099,601 1,099,601 -	- - 192,280 192,280 -	- - - 1,052,479 -	- - - 942,155 -	- - - - -	- - 4,848,419 4,848,420 -	(7)	- - 7,101,700 9,096,334 -
Holly Johnson Vice President, Robotics & Space Operations	Resignation Termination for cause Termination without cause Change of control Retirement	- - 963,000 963,000 -	- - 434,501 434,501 -	- - 192,600 192,600 -	- - - 1,828,704 -	- - - 1,164,397 -	- - - - -	- - - 8,237,368 -		- - 1,590.101 12,820.571 -
Luigi Pozzebon Vice President, Satellite Systems	Resignation Termination for cause Termination without cause Change of control Retirement	- - 963,000 963,000 -	- - 312,210 312,210 -	- - 192,600 192,600 -	- - - 1,193,839 -	- - - 1,044,801 -	- - - - -	- - 4,215,240 8,290,178 -	(8)	- - 5,683,050 11,996,628 -
Vito Culmone(5) Former Chief Financial Officer	Resignation	-	-	-	-	-	-	-		-
Janet McEachern(6) Vice President, Finance, former Interim Chief Financial Officer	Resignation Termination for cause Termination without cause Change of control Retirement	- - 237,500 237,500 -	- - 63,626 63,626 -	- - 47,500 47,500 -	- - - - -	- - - - -	- - - - -	- - - - -		- - 348,626 348,626 -

Notes:

(1)	Pursuant to their employment agreements: Mr. Greenley’s amount represents his 2024 award under the STIP; Mr. Lavoie’s amount represents his 2024 award under STIP prorated for his time of employment during 2024; Ms. McDonald’s amount represents her 2024 award under the STIP and a target award for a period of 24 months after termination; Ms. Johnson and Mr. Pozzebon’s amounts represent STIP for a period of 24 months after termination; and Ms. McEachern’s amount represents STIP prorated for a period of 10 months after termination.

(2)	Continuation of benefits reflect amounts for health and dental benefits and insurance benefits, pursuant to the terms of the NEO’s employment contracts, as applicable. The present value of such continuation of benefits has been calculated using an estimate of 20% of cash severance amount.

(3)	Payouts for PSUs, RSUs, Employee Trust shares and Options in the event of a Change of Control for executive officers, assume the Plan Administrator under the Omnibus Plan deemed it necessary or desirable to cause outstanding Awards to vest and become exercisable. Value of PSUs, RSUs and Employee Trust shares calculated based on the closing price of MDA’s Common Shares on the TSX of $29.53 on December 31, 2024. Value of Options calculated based on the difference between the closing price of MDA’s Common Shares on the TSX of $29.53 on December 29, 2024 and the option exercise price.

(4)	Mr. Lavoie joined MDA Space as Chief Financial Officer on November 4, 2024.

(5)	Mr. Culmone resigned from his position with MDA Space effective July 2, 2024.

(6)	Ms. McEachern served as Interim Chief Financial Officer from July 2, 2024 until November 4, 2024.

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(7)	Pursuant to option award agreements, if Ms. McDonald is terminated without cause, any unvested Options granted to her shall vest immediately.

(8)	Pursuant to an option award agreement, if Mr. Pozzebon is terminated without cause, 200,000 Options granted to him June 13, 2023 shall vest immediately.

Director Compensation

General

The following discussion describes the significant elements of the compensation program for members of our Board and its committees. The compensation of MDA Space’s directors is designed to attract and retain committed and qualified directors and to align their compensation with long-term shareholder value creation. MDA Space’s CEO, Michael Greenley (an “Excluded Director”), does not receive any compensation for his service as a director of our Board and is not included in the table below, see the “Summary Compensation Table” above for the compensation he received from MDA Space in 2024.

Our Board, on the recommendation of our Nominating & Governance Committee, is responsible for reviewing and approving any changes to the directors’ compensation arrangements. In consideration for serving on our Board, each director (other than the CEO) is paid an annual retainer. All directors are reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors.

Director Compensation Table

The chart below outlines MDA Space’s director compensation program.

	Type of Fee	Amount for 2024 ($)
Board Retainer	Excluded Director	Nil
	Board Chair	300,000
	Board Member	200,000
Committee Chair Retainers	Audit Committee Chair	25,000
	Nominating & Governance Committee Chair	15,000
	Human Resources, Development and Compensation Committee Chair	20,000

Deferred Share Units

MDA Space’s Omnibus Plan provides for the grant of DSUs to each director, other than the CEO. Our Board has mandated that 50% of each director’s annual cash retainer shall be payable to such director in the form of DSUs. In addition, each year, our directors may elect to take all or a portion of the remaining amount of their annual Board retainer in the form of DSUs.

Following the end of an eligible director’s tenure as a member of our Board, the director will receive Common Shares, a payment in cash at the fair market value of the Common Shares represented by his or her DSUs, or a combination of the two on the director’s elected redemption date. Each director’s elected redemption date will not be earlier than the date the director’s tenure as a member of our Board ceases and will not be later than December 15th of the year following the year in which the director’s tenure as a member of our Board ceases.

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The following table sets forth the value of all compensation earned by directors of MDA Space (other than the Excluded Director) in their capacity as directors for Fiscal 2024:

Name of Director	Cash Compensation Earned ($)(1)	DSU Compensation Earned ($)	Total Compensation ($)
Brendan Paddick	76,717	204,555	281,272
Alison Alfers	-	200,000	200,000
Yaprak Baltacioğlu	55,000	165,000	220,000
Darren Farber	-	200,000	200,000
John Risley	-	235,440	235,440
Jill Smith	107,500	107,500	215,000
Karl Smith	-	109,936	109,936
Yung Wu	47,423	128,401	175,824
Louis Vachon(2)	20,789	50,000	70,879

Notes:

(1)	Includes all fees awarded, earned, paid or payable in cash for services as a director, including annual retainer fees, committee, chair and meeting fees.

(2)	Ceased to be a director as of May 8, 2024.

Outstanding Option-Based and Share-Based Awards

The following table sets out information concerning the share-based awards granted to MDA Space’s directors (other than the Excluded Director) that are outstanding as of December 31, 2024. None of MDA Space’s directors (other than the Excluded Director) has been granted any option-based awards.

	Share-based Awards
Name of Director	Number of Shares That Have Not Vested (#)	Market or Payout Value of Share-Based Awards That Have Not Vested ($)	Number of Vested Share-Based Awards Not Paid Out or Distributed (#)(1)	Market or Payout Value of Vested Share-Based Awards Not Paid Out or Distributed ($)(2)
Brendan Paddick	-	-	41,329	1,220,445
Alison Alfers	-	-	39,379	1,162,862
Yaprak Baltacioğlu	-	-	39,946	1,179,605
Darren Farber	-	-	48,422	1,429,902
John Risley	-	-	58,221	1,719,266
Jill Smith	-	-	26,477	781,866
Karl Smith	-	-	5,203	153,645
Yung Wu	-	-	7,169	211,701
Louis Vachon(3)	-	-	-	-

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Notes:

(1)	Represents all DSUs issued to directors during their tenure with MDA Space, including during Fiscal 2024. All DSUs are immediately vested upon grant. Each director’s DSUs will be redeemed following the end of such director’s tenure as a member of our Board.

(2)	Based on the closing price of MDA Space’s Common Shares on the TSX of $29.53 on December 31, 2024.

(3)	Ceased to be a director as of May 8, 2024. All of Mr. Vachon’s DSUs were released on May 8, 2024 as a result of his resignation as a director.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets out, for each of MDA Space’s directors (other than the Excluded Director), the value of the option-based and share-based awards that vested in accordance with their terms during Fiscal 2024.

Name of Director	Option-based Awards – Value Vested During the Year ($)	Share-based Awards – Value Vested During the Year ($)(1)	Non-equity incentive plan compensation – Value Vested During the Year ($)
Brendan Paddick	-	204,555	-
Alison Alfers	-	200,000	-
Yaprak Baltacioğlu	-	165,000	-
Darren Farber	-	200,000	-
John Risley	-	235,400	-
Jill Smith	-	107,500	-
Karl Smith	-	109,936	-
Yung Wu	-	128,401	-
Louis Vachon(2)	-	50,000	-

Notes:

(1)	DSUs issued to directors are immediately vested upon grant. Each director’s DSUs will be redeemed following the end of such director’s tenure as a member of our Board. The values represent the number of vested shares at the closing price of MDA Space’s Common Shares at the various closing prices of MDA Space’s Common Shares on the TSX on the respective vesting dates.

(2)	Ceased to be a director as of May 8, 2024.

Director Share Ownership Guidelines

To align the interests of the directors of MDA Space with long-term shareholder value creation, the directors (other than any Excluded Director) are required to maintain an equity ownership interest in MDA Space equal to four times the applicable director’s annual cash retainer, not including committee chair retainers. Our Board share ownership guidelines were adopted by our Board on December 26, 2021. Directors have five years from the effective date to comply. Newly appointed directors have five years from the date of their appointment to meet the minimum requirement. The HRDCC is authorized to further define the parameters of the foregoing share ownership guidelines.

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Directors	Multiple of Annual Cash Retainer	Share Ownership Guidelines Met or On Track to Meet
Brendan Paddick	4x	Met
Alison Alfers	4x	Met
Yaprak Baltacioğlu	4x	Met
Darren Farber	4x	Met
John Risley	4x	Met
Jill Smith	4x	Met
Karl Smith	4x	On Track
Yung Wu	4x	On Track
Louis Vachon(1)	-	-

Notes:

(1)	Louis Vachon ceased to be a director as of May 8, 2024.

Directors’ and Officers’ Liability Insurance

MDA Space’s directors and officers are covered under its existing directors’ and officers’ liability insurance. Under this insurance coverage, MDA Space will be reimbursed for insured claims where payments have been made under indemnity provisions on behalf of MDA Space’s directors and officers, subject to a deductible for each loss, which will be paid by MDA Space. MDA Space’s individual directors and officers will also be reimbursed for insured claims arising during the performance of their duties for which they are not indemnified by MDA Space. Excluded from insurance coverage are illegal acts, acts which result in personal profit and certain other acts.

Securities Authorized for Issuance Under Equity Incentive Plans

As of the date hereof, there are 6,821,173 Options, 734,600 RSUs, 526,748 PSUs and 266,146 DSUs outstanding under MDA Space’s equity incentive plans, each of which could be exercised or settled for one Common Share, which represent in the aggregate 6.80% of MDA Space’s issued and outstanding Common Shares as at the date hereof.

The following table sets forth the equity securities authorized for issuance under MDA Space’s equity incentive plans as of December 31, 2024.

	Number of securities to be issued upon exercise of outstanding Options, DSUs, RSUs AND PSUs	Weighted-average exercise price of outstanding Options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by securityholders	9,516,930	11.79	2,638,193

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	Number of securities to be issued upon exercise of outstanding Options, DSUs, RSUs AND PSUs	Weighted-average exercise price of outstanding Options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans not approved by securityholders	-	-	-
Total	9,516,930	11.79	2,638,193

Omnibus Plan

In connection with MDA Space’s IPO, we amended and restated our Legacy Stock Option Plan to become the Omnibus Plan. On May 10, 2022, we amended our Omnibus Plan to clarify certain language regarding the payment of certain broker fees. On February 27, 2024, we further amended and restated our Omnibus Plan to make certain administrative amendments and to revise the treatment of Awards upon a Participant’s retirement. The material features of the Omnibus Plan, as amended, are summarized below.

Purpose

The purpose of the Omnibus Plan is to provide MDA Space with a share-related mechanism to attract, retain and motivate qualified directors, employees and consultants of MDA Space, to reward such of those non-employee directors, employees and consultants as may be granted Awards (as hereinafter defined) under the Omnibus Plan by our Board from time to time for their contributions toward the long-term goals and success of MDA Space and to enable and encourage such non-employee directors, employees and consultants to acquire Common Shares (as defined in the Omnibus Plan) as long-term investments and proprietary interests in MDA Space.

Types of Awards

The Omnibus Plan provides for the grant of Options, DSUs, PSUs and RSUs and other share-based awards (“Other Share-Based Awards” and together with the Options, DSUs, PSUs and RSUs, the “Awards”). All Awards will be granted by an agreement or other instrument or document evidencing the Award granted under the Omnibus Plan (an “Award Agreement”).

Plan Administration

The Omnibus Plan will be administered by our Board, which may delegate its authority to any duly authorized committee of the Board (the “Plan Administrator”). The Plan Administrator has sole and complete authority, in its discretion, to:

(a)	determine the individuals (the “Participants”) to whom grants of Awards under the Omnibus Plan may be made;

(b)	make grants of Awards under the Omnibus Plan, whether relating to the issuance of Common Shares or otherwise (including any combination of Options, RSUs, PSUs, DSUs or Other Share-Based Awards), in such amounts, to such Participants and, subject to the provisions of the Omnibus Plan, on such terms and conditions as it determines, including, without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which: (A) Awards may be granted to Participants; or (B) Awards may be forfeited to MDA Space, including any conditions relating to the attainment of specified performance goals;

(iii)	the number of Common Shares to be covered by any Award;

(iv)	the price, if any, to be paid by a Participant in connection with the purchase of Common Shares covered by any Awards;

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(v)	whether restrictions or limitations are to be imposed on the Common Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(vi)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

(c)	establish the form or forms of Award Agreements;

(d)	cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of the Omnibus Plan;

(e)	construe and interpret the Omnibus Plan and all Award Agreements;

(f)	adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to the Omnibus Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(g)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Omnibus Plan.

Common Shares Available for Awards

Subject to adjustments as provided for under the Omnibus Plan, the maximum number of Common Shares available for issuance pursuant to Awards granted under the Omnibus Plan will not exceed 10% of MDA Space’s total issued and outstanding Common Shares from time to time. As of the date hereof, there are 8,368,196 Common Shares reserved and available for issuance pursuant to outstanding Awards under the Omnibus Plan, representing 6.82% of MDA Space’s issued and outstanding Common Shares. As of the date hereof, there are 3,901,031 Common Shares remaining available for issuance under the Omnibus Plan, representing 3.18% of MDA Space’s issued and outstanding Common Shares.

The Omnibus Plan is considered to be an “evergreen” plan, since the Common Shares covered by Awards which have been exercised, settled or terminated will be available for subsequent grants under the Omnibus Plan and the total number of Awards available to grant increases as the number of issued and outstanding Common Shares increases. Accordingly, pursuant to the rules of the TSX, the unallocated options, rights or entitlements under the Omnibus Plan must be submitted for re-approval by the Shareholders every three years.

The aggregate number of Common Shares: (a) issuable to Insiders (as defined under the Omnibus Plan) at any time under all of MDA Space’s security based compensation arrangements (which, for greater certainty, includes the Legacy Stock Option Plan) may not exceed 10% of MDA Space’s total issued and outstanding Common Shares; and (b) issued to Insiders within any one-year period, under all of MDA Space’s security based compensation arrangements may not exceed 10% of MDA Space’s total issued and outstanding Common Shares.

Blackout Period

In the event that the date of grant of an Award occurs, or an Award expires, at a time when an undisclosed material change or material fact in the affairs of MDA Space exists, the effective date of grant for such award, or expiry of such Award, as the case may be, will be six business days after which there is no longer such undisclosed material change or material fact, and the Market Price (as hereinafter defined) with respect to the grant of such Award will be calculated based on the five business days immediately preceding the effective grant date.

Description of Awards

Subject to the provisions of the Omnibus Plan and such other terms and conditions as the Plan Administrator may prescribe, including with respect to performance and vesting conditions, the Plan Administrator may, from time to time, grant the following types of Awards to any Participant.

Options

An Option entitles a holder thereof to purchase a Share at an exercise price set at the time of the grant, which exercise price must in all cases be not less than the Market Price on the date of grant. “Market Price” is defined as

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the volume weighted average trading price of the Common Shares on the TSX for the five trading days immediately preceding the date of grant (or, if such Common Shares are not then listed and posted for trading on the TSX, on such stock exchange on which the Common Shares are listed and posted for trading as may be selected for such purpose by our Board); provided that, for so long as the Common Shares are listed and posted for trading on the TSX, the Market Price shall not be less than the market price, as calculated under the policies of the TSX. The term of each option will be fixed by the Plan Administrator, but may not exceed 10 years from the date of grant.

Deferred Share Units

A DSU is a unit equivalent in value to a Share that vests upon grant but does not settle until a future date, generally upon termination of service with MDA Space. The number of DSUs (including fractional DSUs) granted at any particular time will be calculated by dividing (a) the amount of any compensation that is to be paid in DSUs, as determined by the Plan Administrator, by (b) the Market Price of a Share on the grant date.

The Plan Administrator will have the sole authority to determine the settlement terms applicable to the grant of DSUs. Subject to the terms of the Omnibus Plan and except as otherwise provided in an Award Agreement, on the settlement date for any DSU, the Participant will redeem each vested DSU for a Share, a cash payment, or a combination thereof.

Unless otherwise determined by the Plan Administrator and set forth in the particular Award Agreement, DSUs will be credited with dividend equivalents in the form of additional DSUs as of each dividend payment date in respect of which normal cash dividends are paid on Common Shares. Dividend equivalents will vest in proportion to the DSUs to which they relate and will be settled in the same manner as the DSUs.

Restricted Share Units

An RSU is a unit equivalent in value to a Share that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the Plan Administrator, and which may be forfeited if vesting conditions are not met. The number of RSUs (including fractional RSUs) granted at any particular time will be calculated by dividing (a) the amount of any compensation that is to be paid in RSUs, as determined by the Plan Administrator, by (b) the Market Price of a Share on the grant date.

The Plan Administrator will have the sole authority to determine the settlement terms applicable to the grant of RSUs. Subject to the terms of the Omnibus Plan and except as otherwise provided in an Award Agreement, on the settlement date for any RSU, the Participant will redeem each vested RSU for a Share, a cash payment, or a combination thereof.

Unless otherwise determined by the Plan Administrator and set forth in the particular Award Agreement, RSUs will be credited with dividend equivalents in the form of additional RSUs as of each dividend payment date in respect of which normal cash dividends are paid on Common Shares. Dividend equivalents will vest in proportion to the RSUs to which they relate and will be settled in the same manner as the RSUs.

Performance Share Units

The Plan Administrator will issue performance goals prior to the grant date to which such performance goals pertain. The performance goals may be based upon the achievement of corporate, divisional or individual goals and may be applied relative to performance relative to an index or comparator group, or on any other basis determined by the Plan Administrator. The Plan Administrator may modify the performance goals as necessary to align them with MDA Space’s corporate objectives, subject to any limitations set forth in an Award Agreement or other agreement with a Participant. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur), all as set forth in the applicable Award Agreement.

Each PSU will consist of a right to receive a Share, cash payment, or a combination thereof, upon the achievement of such performance goals during such performance periods as the Plan Administrator may establish.

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Other Share-Based Awards

Each Other Share-Based Award shall consist of a right (a) which is other than an Award or right described above, and (b) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares (including, without limitation, securities convertible into Common Shares) as are deemed by the Plan Administrator to be consistent with the purposes of the Omnibus Plan; provided, however, that such right will comply with applicable law. Subject to the terms of the Omnibus Plan and any applicable Award Agreement, the Plan Administrator will determine the terms and conditions of Other Share-Based Awards.

Effects of Termination on Awards

The following table describes the impact of certain events upon the Participants under the Omnibus Plan, including termination for cause, resignation, termination without cause, disability, death or retirement, subject, in each case, to the terms of a Participant’s employment agreement, Award Agreement or other written agreement:

Event Provisions	Provisions
Termination for cause	Forfeiture of any unvested and vested Option or other Award.
Resignation (other than resignation with good reason or retirement)	Forfeiture of any unvested Option or any unvested or vested but unsettled other Award. Vested Options must be exercised before the earlier of the expiry date and 180 days after termination of employment.
Termination without cause (or resignation with good reason)	Forfeiture of any unvested Option or other Award. Vested Options or other Awards must be exercised or settled before the earlier of the expiry date and 180 days after termination of employment.
Death or Disability	12-month vesting period after death for all unvested Options or other Awards and the earlier of the expiry date and 30 days following such 12-month vesting period to exercise.
Retirement	Any unvested Option or other Award shall continue to vest and any vested Option or other Award may be exercised and settled, in each case, as if the Participant had remained employed.

Notwithstanding the foregoing, the Plan Administrator may, in its discretion, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator.

Change in Control

Except as may be set forth in an employment agreement, Award Agreement or other written agreement between MDA Space or a subsidiary of MDA Space and the Participant or as set out in the Omnibus Plan, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable, including to cause:

(a)	the conversion or exchange of any outstanding Awards into or for, rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control (as defined in the Omnibus Plan);

(b)	outstanding Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control;

(c)	the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction net of any exercise price payable by the Participant (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction, the

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Plan Administrator determines, in good faith, that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights net of any exercise price payable by the Participant, then such Award may be terminated by MDA Space without payment);

(d)	the replacement of such Award with other rights or property selected by our Board in its sole discretion; or

(e)	any combination of the foregoing

In taking any of the foregoing actions, the Plan Administrator will not be required to treat all Awards similarly in the transaction.

Notwithstanding the foregoing, and unless otherwise determined by the Plan Administrator or as set out in the Omnibus Plan, if, as a result of a Change in Control, the Common Shares will cease trading on a stock exchange, MDA Space may terminate all of the Awards granted under the Omnibus Plan at the time of and subject to the completion of the Change in Control by paying to each holder an amount for each Award equal to the fair market value of the Award held by such Participant as determined by the Plan Administrator, acting reasonably.

In the event a Participant is terminated without cause or resigns for good reason during the 12-month period following completion of a Change in Control, any Awards that were assumed or replaced by other awards upon a Change in Control and remain unvested shall vest in full and shall be exercisable until the earlier of (i) the close of business on the expiry date of the Award; and (ii) 90 days following the Participant’s termination of employment.

Assignability

Except as required by law, the rights of a Participant under the Omnibus Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged unless otherwise approved by the Plan Administrator.

Amendment, Suspension or Termination of the Omnibus Plan

The Plan Administrator may from time to time, without notice and without approval of the Shareholders, amend, modify, change, suspend or terminate the Omnibus Plan or any Awards granted pursuant thereto as it, in its discretion, determines appropriate, provided, however, that: (a) no such amendment, modification, change, suspension or termination may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Omnibus Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or TSX requirements; and (b) any amendment that would cause an Award held by a U.S. taxpayer to be subject to the additional tax penalty under the U.S. tax code will be null and void with respect to the U.S. taxpayer unless his or her consent is obtained.

Without limiting the generality of the foregoing, but subject to the below, the Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Omnibus Plan for the purposes of:

•	any amendments to the general vesting provisions of each Award;

•	any amendment regarding the effect of termination of a participant’s employment or engagement;

•	any amendments to add covenants of MDA Space for the protection of Participants, provided that the Plan Administrator must be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants;

•	any amendments not inconsistent with the Omnibus Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator must be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and non-employee directors; or

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•	any such changes or corrections which, on the advice of counsel to MDA Space, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator must be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

Notwithstanding the foregoing and subject to any rules of the TSX, shareholder approval will be required for any amendment, modification or change that:

•	increases the percentage of Common Shares reserved for issuance under the Omnibus Plan, except pursuant to the provisions in the Omnibus Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting MDA Space or our capital;

•	increases or removes the 10% limits on Common Shares issuable or issued to Insiders;

•	reduces the exercise price of an Award except pursuant to the provisions in the Omnibus Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting MDA Space or our capital;

•	extends the term of an Award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the Participant or within five business days following the expiry of such a blackout period);

•	permits an Award to be exercisable beyond 10 years from its grant date (except where an expiry date would have fallen within a blackout period);

•	increases or removes the non-employee director participation limits;

•	permits Awards to be transferred to a person;

•	changes the eligible participants of the Omnibus Plan; or

•	deletes or reduces the range of amendments which require shareholder approval.

Legacy Stock Option Plan

The Legacy Stock Option Plan is a part of a legacy compensation program pursuant to which certain directors, officers and employees of MDA Space or our subsidiaries were granted options to purchase shares in the capital of MDA Space. In connection with MDA Space’s IPO, we amended and restated our Legacy Stock Option Plan to form the Omnibus Plan. All options previously granted under the Legacy Stock Option Plan continue to be governed by the Omnibus Plan, which contains substantially the same terms as the Legacy Stock Option Plan in respect of the options.

Employee Trust

In connection with the IPO, MDA Space settled the Employee Trust, the beneficiaries of which are certain executive officers and employees of MDA Space as of the date of closing of the IPO. The Employee Trust was established in consideration for past and ongoing services to MDA Space by such executive officers and employees and in some cases in furtherance of agreements made by MDA Space in our offers of employment to such executive officers and employees. The Common Shares held in the Employee Trust are subject to certain vesting conditions and forfeiture upon the occurrence of certain events, including termination for cause, resignation, termination without cause, disability, death or retirement, in a manner similar to the vesting of Awards, and the impact on awards as a result of the occurrence of such events, under our Omnibus Plan.

Indebtedness of Directors and Executive Officers

Except as set out below, none of our current or former directors, officers, or employees are indebted to MDA Space or have been subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by MDA Space or any of our subsidiaries. The table set out below displays the aggregate indebtedness outstanding as at March 30, 2025 of all current and former executive officers, directors and employees of the Company and its subsidiaries to either: (i) the Company or any of its subsidiaries, or (ii) a third

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party, where such indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

Purpose	To the Company or its Subsidiaries	To Another Entity
Share Purchases	65,000	-
Other	-	-

The table below discloses details of executive officers’ indebtedness during the most recently completed financial year to either: (i) the Company or any of its subsidiaries, or (ii) a third party, where such indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

Name and Principal Position	Involvement of Company, Subsidiary or Another Entity	Largest Amount Outstanding During 2024 ($)	Amount Outstanding as at March 1, 2025 ($)	Financially Assisted Securities Purchases During 2024 (#)	Security for Indebtedness(1)	Amount Forgiven During 2024 ($)
Holly Johnson Vice President, Robotics & Space Operations	Company	30,000	-	-	Common Shares	-

Notes:

(1)	As collateral, the executive officer has granted MDA Space a security interest in the financially-assisted Common Share purchases, all substitutions and replacements of such Common Shares, all dividends on, returns of capital, other distribution in respect of, and proceeds from such Common Shares, and all rights and claims of the executive officer in respect of each of the foregoing.

Additional Information

Additional information relating to MDA Space, including the annual audited financial statements for the year ended December 31, 2024 is available on SEDAR+ at www.sedarplus.ca. Shareholders may contact MDA Space to request copies of our financial statements and Management Discussion and Analysis for the financial year ending December 31, 2024, and any documents incorporated by reference herein without charge by emailing investor.relations@mda.space. Financial information regarding MDA Space is provided in our comparative financial statements and the related Management’s Discussion and Analysis for our most recently completed financial year.

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Approval of Directors

The contents and the sending of this Circular have been approved by the Board.

DATED at Toronto, Ontario as at the 30th day of March, 2025.

By Order of the Board of Directors

(signed) "Brendan Paddick"

Brendan Paddick
Chair of the Board

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Appendix A

Charter of the Board of Directors

This Charter of the Board of Directors (the “Charter”) was adopted by the board of directors (the “Board”) of MDA Space Ltd. (the “Corporation”) on April 1, 2021, as amended by the Board on May 10, 2022, November 10, 2022 and August 7, 2024.

1.	Purpose

The purpose of this Charter is to set out the mandate and responsibilities of the Board of the Corporation. Pursuant to the Business Corporations Act (Ontario) (the “Act”) governing the Corporation, the Board is responsible for exercising oversight of the management of the business and affairs of the Corporation. By approving this Charter, the Board confirms its responsibility for the stewardship of the Corporation and its affairs. This stewardship function includes responsibility for the matters set out in this Charter. The responsibilities of the Board described herein are pursuant to, and subject to, the Act and the by-laws of the Corporation in effect from time to time and do not impose any additional responsibilities or liabilities on the directors at law or otherwise.

2.	Composition

The Board (a) shall be constituted with a majority of individuals who qualify as “independent” within the meaning of National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”) and who are resident Canadians, and (b) the Corporation’s Chief Executive Officer shall be a member of the Board. If at any time a majority of the Corporation’s directors are not independent because of the death, resignation, bankruptcy, adjudicated incompetence, removal or change in circumstance of any director who was an independent director within the meaning of NP 58-201, the remaining directors shall appoint a sufficient number of directors who qualify as “independent” to comply with this requirement at their earliest convenience. Pursuant to NP 58-201, an independent director is one who is free from any direct or indirect relationship which could, in the view of the Board, be reasonably expected to interfere with a director’s independent judgment.

At least annually, the Board shall, with the assistance of the Committees of the Board, determine: (i) the independence of each director based on the definition of independence contained in the listing standards of the TSX and NP 58-201; (ii) the independence of each Audit Committee member based on the definition of independence contained in National Instrument 52-110 – Audit Committees (“NI 52-110”); (iii) the independence of each Compensation and Governance Committee member; and (iv) the “financial literacy” of each Audit Committee member based on the definition of financial literacy contained in NI 52-110.

If at any time the Chair of the Board is not independent, the Board shall appoint an independent director as a Lead Director and consider other possible steps and processes to ensure that independent leadership is provided for the Board.

3.	Responsibilities of the Board of Directors

The Board is responsible for the stewardship and oversight of the Corporation and its business and in that regard shall be specifically responsible for:

(a)	selecting from among its members a Chair and independent lead director if the Chair is not independent (the “Lead Director”);

(b)	appointing the Chief Executive Officer of the Corporation;

(c)	to the extent feasible, satisfying itself as to the integrity of the Chief Executive Officer and each of the other individuals who are from time to time appointed to offices of the Corporation by resolution of the Board (together with the Chief Executive Officer, collectively, the “Executive Officers”), and that the Chief Executive Officer and the other Executive Officers create a culture of integrity throughout the organization;

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(d)	approving the long-term strategic and financial plans for the Corporation on an annual basis, while acting in the best interest of the Corporation, taking into account shareholders of the Corporation (“Shareholders”), wider stakeholders and social responsibilities and their implications for the Corporation’s long-term success;

(e)	reviewing and approving an annual budget for the Corporation prepared by the CEO and the CFO, with the input and recommendations from the applicable Executive Officers;

(f)	considering and approving all material decisions affecting the Corporation and its subsidiaries and controlled entities including all material acquisitions, dispositions, capital expenditures and debt financing;

(g)	assessing the performance of the CEO, and, together with the CEO, the performance of the CFO and each of the three most highly compensated Executive Officers of the Corporation (including its affiliates), or the three most highly compensated individuals acting in a similar capacity (the CEO, the CFO, and such other three Executive Officers or individuals being the “Named Executive Officers”), and ensuring that between them the Named Executive Officers of the Corporation have the necessary up-to-date experience, skills and capabilities;

(h)	issuing shares and other securities of the Corporation for such consideration as the Board may deem appropriate, subject to the Act, and applicable securities laws and stock exchange rules;

(i)	approving the re-purchase of securities of the Corporation, subject to the Act;

(j)	understanding the principal risks of the business in which the Corporation is engaged, for achieving a proper balance between risks incurred and the potential return to shareholders, and for ensuring that there are systems in place which effectively monitor and manage those risks with a view of long-term viability of the Corporation;

(k)	overseeing the integrity and adequacy of the Corporation’s internal controls and management information systems;

(l)	ensuring, through oversight, that the financial results are reported fairly and in accordance with generally accepted accounting standards;

(m)	succession planning for the CEO and, together with the CEO, succession planning for the Named Executive Officers;

(n)	establishing committees of the Board where required or prudent, which shall be comprised entirely of independent directors (provided that a sufficient number of independent, qualified directors are available to sit on any such committee), and defining their mandates;

(o)	ensuring, through oversight, timely and accurate reporting to Shareholders, as required by the Act and applicable regulatory requirements;

(p)	seeking to understand and meet Shareholder needs and expectations, in a manner consistent with their fiduciary duties;

(q)	ensuring that the Executive Officers provide effective and adequate communication with Shareholders, other stakeholders and the public;

(r)	determining the amount and timing of dividends and other distributions to Shareholders, if any;

(s)	developing the Corporation’s approach to corporate governance and evaluating the effectiveness of the Corporation’s corporate governance;

(t)	promoting a corporate culture that is based on ethical values and behaviours; and

(u)	fulfilling such other duties and responsibilities as set out in the Act, and applicable securities laws and stock exchange rules.

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It is recognized that every member of the Board in exercising powers and discharging duties must act honestly and in good faith with a view to the best interests of the Corporation and its Shareholders. Directors must exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In this regard, they will comply with their duties of honesty, loyalty, care, diligence, skill and prudence.

In addition, members of the Board are expected to carry out their duties in accordance with policies and regulations adopted by the Board from time to time.

It is expected that the Executive Officers will co-operate in all ways to facilitate compliance by the Board with its legal duties by causing the Corporation and its subsidiaries to take such actions as may be necessary in that regard and by promptly reporting any data or information to the Board that may affect such compliance.

4.	Expectations of Directors

The Board has developed a number of specific expectations of directors to promote the discharge by the directors of their responsibilities and to promote the proper conduct of the Board.

(a)	Commitment and Attendance. All directors are expected to maintain a high attendance record at meetings of the Board and the committees of which they are members. Attendance by telephone or video conference may be used to facilitate a director’s attendance;

(b)	Preparation for Meetings. All directors are expected to review the materials circulated in advance of meetings of the Board and its committees and should arrive prepared to discuss the issues presented. Directors are encouraged to contact the Chair of the Board, or, if one has been appointed, the Lead Director, and any other appropriate Executive Officer to ask questions and discuss agenda items prior to meetings;

(c)	Participation in Meetings. Each director is expected to be sufficiently knowledgeable of the business of the Corporation, including its financial statements, and the risks it faces, to ensure active and effective, and candid and forthright participation in the deliberations of the Board and of each committee on which he or she serves;

(d)	Loyalty, Ethics and Personal Conduct. In their roles as directors, all members of the Board owe a duty of loyalty to the Corporation. This duty of loyalty mandates that the best interests of the Corporation take precedence over any other interest possessed by a director. Directors are expected to: (i) exhibit high standards of personal integrity, honesty and loyalty to the Corporation; (ii) project a positive image of the Corporation to news media, the financial community, governments and their agencies, shareholders and employees; (iii) be willing to contribute extra efforts, from time to time, as may be necessary including, among other things, being willing to serve on committees of the Board; and (iv) disclose any potential conflict of interest that may arise with the affairs or business of the Corporation and, generally, avoid entering into situations where such conflicts could arise or could reasonably be perceived to arise;

(e)	Other Board Memberships and Significant Activities. The Corporation values the experience directors bring from other boards on which they serve and other activities in which they participate, but recognizes that those boards and activities also may present demands on a director’s time and availability and may present conflicts or legal issues, including independence issues. Each member of the Board should, when considering membership on another board or committee, make every effort to ensure that such membership will not impair the member’s time and availability for his or her commitment to the Corporation. Directors should advise the Chair before accepting membership on other public company boards or any audit committee or other significant committee assignment on any other board, or establishing other significant relationships with businesses, institutions, governmental units or regulatory entities, particularly those that may result in significant time commitments or a change in the member’s relationship to the Corporation;

(f)	Contact with Management and Employees. All members of the Board should be free to contact the Executive Officers at any time to discuss any aspect of the Corporation’s business. Directors should use their judgement to ensure that any such contact is not disruptive to the operations of the Corporation. The Board expects that there will be frequent opportunities for members of the Board to meet with the Executive Officers in meetings of the Board and committees, or in other formal or informal settings; and

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(g)	Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each member of the Board will maintain the confidentiality of information received in connection with his or her service as a director.

5.	Meetings

The Board will meet not less than four times per year: three meetings to review quarterly results and one meeting prior to the issuance of the annual financial results of the Corporation. The Board shall meet periodically without the Executive Officers present to ensure that the Board functions independent of management of the Corporation. At each Board meeting, unless otherwise determined by the Board, an in camera meeting of independent directors will take place, which session will be chaired by the Chair of the Board or Lead Director if the Chair is not independent within the meaning of NP 58-201. Any of the Chair, Chief Executive Officer (if he or she is a director), or Lead Director may call and provide formal notice of a directors meeting, provided it is done in consultation with the other members of the Board.

In discharging its mandate, the Board and any committee of the Board will have the authority to retain and receive advice from outside financial, legal or other advisors (at the cost of the Corporation) as the Board or any such committee determines to be necessary to permit it to carry out its duties.

The Board appreciates having Executive Officers, and other personnel as appropriate, attend each Board meeting to provide information and opinion to assist the members of the Board in their deliberations. Attendees who attend Board meetings who are not Board members will be excused for any agenda items which are reserved for discussion among directors only.

6.	Board Meeting Agendas and Information

The Chair, and, if one has been appointed, the Lead Director, based on the input and recommendations of the Chief Executive Officer and input from the other directors as needed, will develop the agenda for each Board meeting. Agendas will be distributed to the members of the Board before each meeting, and all Board members shall be free to suggest additions to the agenda in advance of the meeting.

Whenever practicable, information and reports pertaining to Board meeting agenda items will be circulated to the directors in advance of the meeting by the Executive Officers. Reports may be presented during the meeting by members of the Board, the Executive Officers and/or staff, or by invited outside advisors. It is recognized that under some circumstances, due to the confidential nature of matters to be discussed at a meeting, it will not be prudent or appropriate to distribute written materials in advance.

7.	Board Meetings by Electronic Means

A director may participate in a meeting of the Board or in a committee meeting by means of electronic, telephone or such other communications facilities as permit all persons participating in the meeting to communicate with each other and a director participating in such a meeting by such means is deemed to be present at the meeting.

While it is the intent of the Board to follow an agreed meeting schedule as closely as possible, from time to time, board meetings may be called in order for directors to be in a position to better fulfill their legal obligations. Alternatively, the Executive Officers may request the directors to approve certain matters by unanimous written consent.

8.	Measures for Receiving Shareholder Feedback

All publicly disseminated materials of the Corporation shall provide for a mechanism for feedback of Shareholders.

9.	Communications Policy

The Board shall review the content of the Corporation’s material communications to Shareholders and, if applicable, the investing public and shall approve any Annual Report, Management Information Circular, Annual Information Form and any prospectuses which may be issued. The Audit Committee shall review and recommend to the Board the approval of the quarterly and annual financial statements (including, if applicable, the Management’s Discussion & Analysis).

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The Board shall have responsibility for reviewing the Corporation’s policies and practices with respect to disclosure of financial and other information including insider reporting and trading. The Board shall periodically review the disclosure policies designed to assist the Corporation in meeting its objective of providing timely, consistent and credible dissemination of information, consistent with disclosure requirements under applicable securities law.

Generally, communications from Shareholders and, if applicable, the investment community will be directed to a Named Executive Officer, who will coordinate an appropriate response depending on the nature of the communication. It is expected, if communications from stakeholders are made to any individual members of the Board, that the relevant Named Executive Officers will be informed, if appropriate, and consulted to determine any appropriate response.

10.	Delegation of Powers

The directors may establish one or more committees and may, subject to the Act and other applicable laws, delegate to such committees any of the powers of the Board. The directors may also, subject to the Act and other applicable laws, delegate powers to manage the business and affairs of the Corporation to such of the officers of the Corporation as they, in their sole and absolute discretion, may deem necessary or desirable to appoint, and define the scope of and manner in which such powers will be exercised by such persons as they may deem appropriate.

The Board retains responsibility for oversight of any matters delegated to any director(s) or any committee of the Board, to the Executive Officers or to other persons.

11.	Board Effectiveness

The Board shall review and, if determined appropriate, approve the recommendations of the applicable committee of the Board, if any, concerning formal position descriptions for the Chair of the Board and Lead Director, if any, and for each committee of the Board, and for the Chief Executive Officer, provided that in approving a position description for the Chief Executive Officer, the Board shall consider the input of the Chief Executive Officer and shall develop and approve corporate goals and objectives that the Chief Executive Officer is responsible for meeting (which may include goals and objectives relevant to the Chief Executive Officer’s compensation, as recommended by the applicable committee of the Board, if any).

The Board shall review and, if determined appropriate, adopt a process recommended by the applicable committee of the Board, if any, for reviewing the performance and effectiveness of the Board as a whole, the committees of the Board and the contributions of individual directors on an annual basis.

12.	Inconsistencies with Applicable Laws

In the event of any conflict or inconsistency between this Charter and the provisions of the Act or other applicable laws, in each case as amended, restated or amended and restated from time to time, the provisions hereof shall be ineffective and shall be superseded by the provisions of the Act or such other applicable laws to the extent necessary to resolve such conflict or inconsistency.

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